  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998.
                                                     REGISTRATION NO. 333-51027
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          RESTORATION HARDWARE, INC.
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF INCORPORATION)

         DELAWARE                    5719                    68-0140361
     (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                             15 KOCH ROAD, SUITE J
                            CORTE MADERA, CA 94925
                                (415) 924-1005

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                STEPHEN GORDON
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          RESTORATION HARDWARE, INC.
                             15 KOCH ROAD, SUITE J
                            CORTE MADERA, CA 94925
                                (415) 924-1005
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
         THERESE MROZEK, ESQ.                   PAUL C. PRINGLE, ESQ.
          CURTIS L. MO, ESQ.                    GLENN F. BAITY, ESQ.
         ANDREW R. HULL, ESQ.                     BROWN & WOOD LLP
    BROBECK, PHLEGER & HARRISON LLP             555 CALIFORNIA STREET
         TWO EMBARCADERO PLACE                       SUITE 5000
            2200 GENG ROAD                     SAN FRANCISCO, CA 94104
   PALO ALTO, CALIFORNIA 94303-0913                (415) 772-1200
            (650) 424-0160
                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

===============================================================================
                                                      PROPOSED
                                                       MAXIMUM       AMOUNT OF
             TITLE OF EACH CLASS OF                   AGGREGATE     REGISTRATION
           SECURITIES TO BE REGISTERED            OFFERING PRICE(1)     FEE
--------------------------------------------------------------------------------
Common Stock, $.0001 par value..................   $69,000,000(2)    $20,355(3)
================================================================================

(1) Includes shares of Common Stock that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3) Such amount was previously paid as a filing fee in connection with the initial filing of this Registration Statement on April 24, 1998.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 17, 1998

                                3,330,000 SHARES

                         [LOGO OF RESTORATION HARDWARE]

                                  COMMON STOCK
                               ($.0001 PAR VALUE)

                                  ----------

  Of the 3,330,000 shares of Common Stock offered, 2,777,775 shares are being sold by Restoration Hardware, Inc. ("Restoration Hardware" or the "Company") and 552,225 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Stockholders.

  Prior to the Offering, there has been no public market for the Common Stock of the Company. It is estimated that the initial public offering price per share will be between $16.00 and $18.00. For factors to be considered in determining the initial public offering price, see "Underwriting".

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "RSTO".

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED  UPON  THE  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                                                                    PROCEEDS TO
                            INITIAL PUBLIC UNDERWRITING PROCEEDS TO   SELLING
                            OFFERING PRICE DISCOUNT(1)  COMPANY(2)  STOCKHOLDERS
                            -------------- ------------ ----------- ------------
Per Share..................      $             $           $            $
Total(3)...................     $             $           $            $

-----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Before deducting estimated expenses of $1,300,000 payable by the Company.
(3) Certain stockholders of the Company have granted the Underwriters an option for 30 days to purchase up to an additional 499,500 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to
    Selling Stockholders will be $   , $    and $   , respectively. See
    "Underwriting".

                                  ----------

  The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the
shares will be ready for delivery in New York, New York, on or about    , 1998
against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
           BANCAMERICA ROBERTSON STEPHENS
                                NATIONSBANC MONTGOMERY SECURITIES LLC
                                                              PIPER JAFFRAY INC.

                                  ----------

                  The date of this Prospectus is       , 1998.

                       [PHOTOGRAPH OF INTERIOR OF STORE]
                       [PHOTOGRAPH OF EXTERIOR OF STORE]
          [PHOTOGRAPHS OF SAMPLE PRODUCTS WITH PRODUCT DESCRIPTIONS]




CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the terms "Restoration Hardware" and the "Company" include Restoration Hardware, Inc. and its consolidated subsidiaries (Restoration Hardware of Blackhawk, Incorporated and, after March 20, 1998, The Michaels Furniture Company, Inc.) and their respective operations.

  Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) assumes the conversion of all outstanding shares of the Company's Preferred Stock, par value $.0001 per share (the "Preferred Stock"), into shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), to be effected upon the completion of the Offering and (iii) gives retroactive effect to a 7-for-1-split of the Common Stock effected in May 1998. See "Description of Capital Stock--Common Stock". The Company has a 52- or 53-week fiscal year, which ends on the Saturday closest to the end of January. Unless otherwise indicated, references herein to years refer to the Company's fiscal years. For example, references to 1997 shall mean the fiscal year ended January 31, 1998.

                                  THE COMPANY

  Restoration Hardware is a rapidly growing specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflect the Company's classic and authentic American point of view. Restoration Hardware's merchandising strategy and its stores' architectural style create a unique and attractive selling environment designed to appeal to an affluent, well educated 35 to 55 year old customer. In 1997, the Company recorded net sales of $97.9 million and operating income of $3.2 million, representing compound annual growth rates since 1995 of 171.9% and 163.3%, respectively. This growth has been driven primarily by the opening of five, ten and 21 stores in 1995, 1996 and 1997, respectively, and by strong comparable store sales growth of 12.9%, 24.5% and 11.1%, respectively, during each of these same periods. The Company plans to continue its store expansion program and expects to open approximately 25 new stores in 1998 and approximately 30 new stores in 1999. The Company operated 47 stores in 22 states at June 1, 1998.

  Restoration Hardware commenced business more than 18 years ago as a purveyor of fittings and fixtures for older homes. Since then, the Company has evolved into a unique home furnishings retailer offering consumers an array of distinctive, high-quality and often hard-to-find merchandise. The Company displays its broad assortment of merchandise in an architecturally inviting setting, which the Company believes appeal to both men and women. The Company creates an attractive and entertaining environment in its stores by virtue of its eclectic product mix, which combines classic, high-quality furniture, lighting, home furnishings and functional and decorative hardware with unusual "discovery" items such as the Original Russian Forever Flashlight and the Bite The Man dog toy. This environment features surprising combinations and assortments of merchandise. Customers encounter everything from nickel plated towel bars and four-function tape measures to velvet sofas and a solid cherry sleigh bed. Integral to the shopping experience, most product displays are complemented by the Company's unique and often whimsical in-store signage program. This signage, created and written by the Company's founder and CEO, Stephen Gordon, provides historical, anecdotal and sometimes nostalgic descriptions of products. The Company believes its signage program significantly enhances the store's ability to connect with the customer. The Company's focus on intriguing combinations of authentic, high-quality and functional products provides its customers a unique shopping experience that substantially differentiates the Company from its competitors and encourages repeat business.

  A typical Restoration Hardware store features approximately 7,000 square feet of selling space designed with a residential look and feel that the Company believes customers will want to recreate in their own homes. Each store carries approximately 4,500 stock keeping units ("SKUs"), many of which are frequently turned over to refresh the store offerings and encourage customers to rediscover the store. In 1997, the Company increased its SKU count by approximately 750 items, adding approximately 1,250 new SKUs and discontinuing approximately 500 SKUs. Products are displayed in an open and airy residential setting which encourages the customers to wander from room to room, passing through a foyer, adjacent hardware rooms, library, living room, bedroom and bath and garden areas.

  The following summarizes certain key operating characteristics of a Restoration Hardware store and is based upon the 20 stores operated by the Company for the full year ended January 31, 1998.

   Average 1997 net sales per selling square foot..................... $    588
   Average 1997 store-level operating income.......................... $468,910
   Average 1997 store-level operating margin..........................     15.5%

  The Company has over time increased the size of its stores to accommodate the space requirements of its furniture products and to provide customers an enjoyable and comfortable shopping environment. As a result of the larger store size, occupancy costs are expected to increase as a percentage of net sales and net sales per selling square foot are expected to decline. In addition, the Company expects comparable store sales to decrease in the future as its store base matures.

                               BUSINESS STRATEGY

  The Company's goals are to establish Restoration Hardware as a leading lifestyle-oriented consumer brand and to realize substantial profitable growth. The Company's strategy for achieving these goals includes the following key elements:

  EXPANSION STRATEGY. Restoration Hardware believes that its retail concept has broad national appeal and that, as a result, it has significant new store expansion opportunities over the next several years. Accordingly, the Company plans to open approximately 25 new stores in 1998 and approximately 30 new stores in 1999. In preparation for this expected expansion, management has dedicated substantial resources to building the infrastructure and management information systems necessary to support a large national chain. The Company plans to continue to open stores in top tier malls, specialty centers and select street locations in affluent urban and suburban areas. The Company is opportunistic in selecting the best locations available that satisfy its demographic, financial and other criteria and does not necessarily cluster its store locations.

  Additionally, and in response to strong customer demand, the Company intends to introduce a catalog in September 1998. The Company believes its catalog operation will generate incremental sales in markets without stores, create additional store traffic in the Company's current markets and increase consumer awareness and loyalty.

  DIFFERENTIATED MERCHANDISING STRATEGY. The Company's merchandising strategy is to offer distinctive, high-quality, hard-to-find merchandise for the home. The Company offers a collection of merchandise not traditionally found in a single store environment, including classic American styled furniture, lighting, home furnishings, functional and decorative hardware, and discovery items. The merchandise selection is carefully edited to provide a consistent point of view throughout the store, emphasizing tasteful design, quality, value, functionality and a timeless, classic feel. The Company focuses on products that have a sense of history or authenticity to which customers can relate, believing that consumers have a strong desire to return to traditions from their past or create traditions where none previously existed. The Company's Teddy Chair, for instance, is a replica of a tailored, comfortable leather chair used by Theodore Roosevelt on his train travels from the Eastern United States to the West. Product selection also reflects a penchant for the playful, including the Atomic Robot Man, Moon Pies, the Acme Dog Biscuit Mix (complete with a bone-shaped cutter), as well as The Book of Campfire Songs and the Gonzo Wonder Sponge. In addition, unlike many other retailers, the Company focuses on purchasing products one item at a time rather than focusing only on product categories. No product is selected to simply round out a product category. Each item must stand on its own and is evaluated on its own merits. The Company does not have prescribed price points and finds it equally justifiable, from a merchandising point of view, to offer a vintage, Austrian, wind-proof lighter at $5 and a solid, red oak Mule Chest at $1,990. The Company's merchandise mix includes proprietary products and hard-to-find products selected from non-traditional distribution channels that appear unique to Restoration Hardware's customers.

  INNOVATIVE STORE ENVIRONMENT. The environment in a Restoration Hardware store is carefully designed to complement and highlight the unique merchandise mix and to create an attractive and fun shopping environment for the customer. The store design is based on residential interiors with a strong architectural presence that has a look and feel which the Company believes customers seek to recreate in their homes. The merchandise is displayed in a manner designed to enhance its visual appeal and maximize customer impulse buying. To further enhance the shopping experience, products are cross-merchandised creating surprises for the customer throughout the store. Products are often highlighted by personalized signage providing informative and sometimes amusing, anecdotal descriptions that seek to intrigue the customer with the story behind the merchandise selections. This signage, written by the founder and CEO Stephen Gordon, is informative and whimsical, and is designed to enhance the customer's connection to the product, thereby providing a powerful incentive to purchase.

  FOCUS ON HIGHLY DESIRABLE TARGET CUSTOMER. The Company focuses on attracting an affluent customer base of both men and women who typically are in their mid-30s to mid-50s, well educated, generally own their home and report an average household income in excess of $75,000. The Company believes that its growth during recent years partially reflects growing interest among its customers in decorating and outfitting their homes. By focusing on its target customer, the Company believes it can successfully penetrate new markets throughout the United States, while building a loyal customer base for repeat business.

  EXCEPTIONAL CUSTOMER SERVICE. Restoration Hardware is committed to providing the highest level of customer service. Key elements of such service include: a high degree of product availability, excellent follow-through on requests and questions, useful product information, a hassle-free return policy and high-quality merchandise. To provide this service, the Company focuses on hiring mature, professional and quality-conscious staff. The Company conducts training in a number of areas, including product knowledge, and has a culture that empowers its staff to go to great lengths to satisfy its customers' needs. Finally, each store stocks the full array of products so customers may, in most cases, leave the store with their purchases.

  BUILDING THE BRAND AND OPERATING INITIATIVES. An integral part of the Company's strategy is to strengthen the Restoration Hardware brand. The Company believes that the opening of new stores, its daily interaction with customers and all other aspects of its business play a role in building its brand identity. To this end, the products, the architecture of the store, the signage, the in-store music program and the Company's culture all reflect Restoration Hardware's consistent and differentiated point of view.

  The Company continues to focus on several initiatives designed to both enhance the performance of the stores and strengthen the Company's emerging brand identity. These include: (1) continuing to expand proprietary offerings,
(2) increasing the number of imported SKUs, (3) strengthening relationships with key vendors, (4) building the Company's catalog business and (5) refining the Company's web site.

  EXPERIENCED AND MOTIVATED MANAGEMENT TEAM. Over the past several years, Restoration Hardware has devoted significant resources to recruit and build its existing management team. The Company's executive officers and key managers have extensive experience in various retail environments. In addition, upon consummation of the Offering, executive officers and key managers will beneficially own approximately 30% of the Company's outstanding Common Stock.

                              RECENT DEVELOPMENTS

  In March 1998, the Company acquired all of the outstanding capital stock of The Michaels Furniture Company, Inc. ("Michaels"), formerly known as Michael's Concepts In Wood, Inc., for an aggregate purchase price of approximately $5.0 million plus contingent future payments and stock incentives based on the performance of the acquired operations. Michaels had previously been an independent supplier of furniture to the Company accounting for approximately 7.3% of its merchandise purchases in 1997. The Company believes that the acquisition of Michaels will give Restoration Hardware a secure supply of a popular furniture line for its stores and catalog.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock.

                                ----------------

  The Company was incorporated in California in 1987 and reincorporated in Delaware in 1998. The Company's executive offices are located at 15 Koch Road, Suite J, Corte Madera, California 94925, its telephone number is (415) 924-1005 and its web site address is www.restorationhardware.com.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm.

  "Restoration Hardware" is a registered trademark of the Company. All rights are fully reserved. All other trademarks, service marks or trade names referred to in this Prospectus are the property of their respective owners.

                                THE OFFERING(1)

Shares of Common Stock Offered:
  Company..............................  2,777,775 shares
  Selling Stockholders.................    552,225 shares
  Total Common Stock Offered...........  3,330,000 shares
Common Stock to be Outstanding After
 the Offering.......................... 16,103,381 shares(2)
Use of Proceeds........................ To repay approximately $28 million of outstanding indebtedness, to fund new
                                        store openings and for working capital
                                        and other general corporate purposes.
                                        See "Use of Proceeds".
Proposed Nasdaq National Market sym-
 bol................................... RSTO

--------
(1) Excludes up to 499,500 shares that are subject to the over-allotment option granted to the Underwriters by certain stockholders of the Company. See "Underwriting".
(2) Includes 763 shares to be issued upon exercise of a warrant upon completion of the Offering. Excludes 3,287,662 shares reserved for issuance under the Company's 1995 Stock Option Plan and the Company's 1998 Stock Incentive Plan (the "Stock Incentive Plan"), of which options to purchase 1,639,806 shares were outstanding at May 2, 1998 at a weighted average exercise price of $3.81 per share and of which options to purchase 547,300 shares will be granted concurrently with the Offering at the initial public offering price. Also excludes 154,007 shares of Common Stock reserved for issuance upon exercise of outstanding warrants. See "Capitalization", "Management-- Benefit Plans", and Note 6 of Notes to Consolidated Financial Statements.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus includes forward-looking statements, including statements concerning planned expansion and financial resources, in "Summary" under the captions "The Company" and "Business Strategy", in "Risk Factors" under the captions "Implementation and Management of Aggressive Growth Strategy", "Dependence on Imports and Vulnerability to Import Restrictions" and "Uncertainties Regarding Distribution of Merchandise", in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Overview" and "Liquidity and Capital Resources" and in "Business" under the captions "The Company", "Company History", "Business Strategy", "Merchandising Mix", "Product Selection, Purchasing and Sourcing", "Advertising and Marketing", "Store Operations and Distribution" and "Management Information Systems". These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations, some of which are beyond the Company's control. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are described in "Risk Factors", including, but not limited to, competition, new product offerings by competitors and price pressures; seasonality, fluctuations in operating results and economic cyclicality; effects of weather; changes in consumer preferences; the Company's ability to implement its growth strategy, including management of growth and expansion of its distribution facility; dependence on key personnel, independent manufacturers and key suppliers; international sources of merchandise. Risks and uncertainties that could have a material adverse effect on the Company are also described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Quarterly Results of Operations and Seasonality" and "Liquidity and Capital Resources", and in "Business" under the captions "Business Strategy", "Competition" and "Government Regulation". Any of these risks or uncertainties may cause actual results or future circumstances to differ materially from any future results or circumstances expressed or implied by the forward-looking statements contained in this Prospectus.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT OPERATING AND PER SHARE DATA)

                                  FIVE       SEVEN                                               THREE MONTHS
                                 MONTHS     MONTHS                                                   ENDED
                                  ENDED      ENDED                                    1997     ------------------
                                 JULY 2,  JANUARY 28,                               PRO FORMA   MAY 3,    MAY 2,
                         1993(1) 1994(1)     1995      1995    1996(2)     1997    COMBINED(3)   1997      1998
                         ------- -------  ----------- -------  --------  --------  ----------- --------  --------
                                                                              AS RESTATED (11)
                                                               --------------------------------------------------
STATEMENTS OF
 CONSOLIDATED
 OPERATIONS DATA:
 Net sales.............. $ 4,615 $ 1,786    $ 4,666   $13,238  $ 39,672  $ 97,872   $114,045   $ 11,907  $ 32,647
 Gross profit...........     935     316      1,842     4,698    14,373    32,144     37,130      3,155     9,013
 Selling, general and
  administrative
  expenses..............     783     527      1,300     4,075    12,213    27,080     31,188      3,733     9,553
 Preopening store
  expenses..............      --      35         --       162       681     1,869      1,869        256       298
 Income from
  operations............     152    (246)       542       461     1,479     3,195      4,073       (834)     (838)
 Net income.............      96    (153)       328       236       796     1,748      1,846       (542)     (746)
 Redeemable stock
  repurchases in excess
  of carrying value.....      --      --         --        --        --     4,765      4,765         --        --
 Accretion of
  mandatorily redeemable
  preferred stock.......      --      --         --        --       168     2,268         --        138       999
 Income (loss) available
  to common
  stockholders..........      96    (153)       328       236       628    (5,285)    (2,919)      (680)   (1,745)
 Earnings per
  share(4)(5)...........
   Basic ...............     .03    (.04)       .07       .05       .13     (1.20)      (.23)      (.14)     (.42)
   Diluted .............     .03    (.04)       .04       .03       .06     (1.20)      (.23)      (.14)     (.42)
 Weighted average shares
  outstanding(4)(6).....
   Basic................   2,797   3,893      4,911     4,915     4,926     4,386     12,905      4,926     4,173
   Diluted..............   2,797   3,893      7,545     7,593    10,903     4,386     12,905      4,926     4,173
OPERATING DATA:
 Number of stores open
  at end of period......       4       5          5        10        20        41         41         21        44
 Average net sales per
  selling square
  foot(7)............... $   448 $   155    $   349   $   636  $    651  $    583   $    583        N/A       N/A
 Comparable store net
  sales increase(8).....     N/A     N/A        N/A      12.9%     24.5%     11.1%      11.1%      20.5%     18.0%
 Average selling square
  footage per store(9)..   2,643   2,674      2,674     3,865     4,805     6,113      6,113      5,119     6,161
 Total selling square
  footage at period
  end...................  10,570  13,369     13,369    38,650   100,897   250,622    250,622    102,380   271,095

                                                             MAY 2, 1998
                                                       -------------------------
                                                        ACTUAL   AS ADJUSTED(10)
                                                       --------  ---------------
                                                           AS RESTATED(11)
                                                       -------------------------
BALANCE SHEET DATA:
 Working capital...................................... $    190     $ 42,807
 Total assets.........................................  110,733      125,561
 Total debt, including capital lease obligations......   33,388        5,600
 Redeemable preferred stock...........................   44,032           --
 Stockholders' equity (deficit).......................  (13,490)      73,159

-------
 (1) Although the Company commenced operations in 1980, the Company did not maintain the books and records necessary to prepare full financial statements of the Company prior to the seven months ended January 28, 1995. As a result, the financial data for the fiscal year ended January 29, 1994 and for the five months ended July 2, 1994 have been derived from the U.S. federal income tax returns of the Company for the relevant periods involved. The financial data for such periods prior to the seven months ended January 28, 1995 have been prepared by the Company using its best estimates given the information available and are not necessarily indicative of the results of operations and financial condition of the Company as would have been reported if such data had been derived from audited financial statements or appropriate financial accounting books and records.
 (2) 1996 was a 53-week fiscal year. For purposes of comparable store net sales increase and average net sales per selling square foot, 1996 results were calculated to correspond with 52-week years.

 (3) Reflects the acquisition of The Michaels Furniture Company, Inc. and the conversion of all outstanding Preferred Stock into Common Stock upon completion of the Offering. See Pro Forma Combined Condensed Financial Information.

 (4) Gives retroactive effect to a 7-for-1-split of the Common Stock effected in May 1998. See "Description of Capital Stock--Common Stock". Computed based on income available to common stockholders which represents net income less a cash premium over carrying cost of $4.8 million paid in connection with the redemption of certain Preferred Stock. The impact of such redemption decreased 1997 and 1997 Pro Forma Combined basic and diluted earnings per share by $1.09 per share. The remaining Preferred Stock will convert into Common Stock upon the completion of the Offering.


 (5) For the five months ended July 2, 1994, 1997, 1997 Pro Forma Combined and the three months ended May 3, 1997 and May 2, 1998, diluted earnings per share excludes the effect of Preferred Stock since their conversion would be antidilutive.
 (6) See Note 1 of Notes to Consolidated Financial Statements.
 (7) Average net sales per selling square foot is calculated by dividing total net sales by the weighted average selling square footage of stores open during the period indicated.
 (8) A store becomes comparable at the beginning of the 14th month of operation. The comparable store percentage in 1997 includes two stores which were renovated in 1997. The Company had four, five, ten, 18, ten and 20 comparable stores at the end of 1994, 1995, 1996, 1997, the first quarter of 1997 and the first quarter of 1998, respectively.
 (9) Average selling square footage per store is calculated by dividing total selling square footage by the number of stores open at the end of the period indicated.
(10) Adjusted to reflect the sale of the 2,777,775 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $17.00 per share and the application of the estimated net proceeds therefrom after deducting the estimated underwriting discount and estimated expenses of the Offering. See "Use of Proceeds". Also gives effect to the conversion of all outstanding Preferred Stock into Common Stock upon completion of the Offering.

(11) Subsequent to the issuance of the Company's 1996 and 1997 consolidated financial statements, the Company determined that the carrying value of the outstanding Preferred Stock should have been increased by periodic accretions so that the carrying amount would equal the mandatory redemption amount at the mandatory redemption date. As a result, the Company's consolidated financial statements for such years and the three months ended May 3, 1997 and May 2, 1998 have been restated from the amounts previously reported. See Note 11 of Notes to Consolidated Financial Statements.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

IMPLEMENTATION AND MANAGEMENT OF AGGRESSIVE GROWTH STRATEGY

  The Company's net sales and net income have grown significantly during the past several years, primarily as a result of the opening of new stores. The Company intends to continue to pursue an aggressive growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to open and operate stores and manage a larger business successfully. The Company intends to open approximately 25 new stores in 1998 (of which six stores have been opened as of June 1, 1998) and approximately 30 new stores in 1999. The Company's ability to open stores on a timely basis and the performance of such stores will depend upon many factors, including, among others, the Company's ability to identify and enter new markets, locate suitable store sites, negotiate acceptable lease terms, hire and train store managers and sales associates and obtain adequate capital resources on acceptable terms. Any restrictions on the Company's ability to expand would have a material adverse effect on the Company's business, results of operations and financial condition. As a result, there can be no assurance that Restoration Hardware will be able to achieve its targets for opening new stores. Moreover, there can be no assurance that the Company's new stores will be successful or achieve operating results comparable to the Company's existing stores.

  In 1995, all of the Company's stores were located in the Western United States. In 1996, the Company expanded into new markets by opening stores in Illinois, Michigan, Missouri, Colorado, Texas, Kansas and Virginia. In 1997, the Company expanded into new markets by opening stores in Connecticut, Florida, Georgia, Louisiana, Minnesota, New Jersey, New York, North Carolina, Pennsylvania and Washington. The Company plans to continue to enter new markets in various regions of the United States in 1998 and 1999. It has already opened new stores in Alabama and Tennessee and has signed leases in Utah, Massachusetts and Washington D.C. Operation of a greater number of new stores and expansion into new markets may present competitive, distribution and merchandising challenges that are different from those currently encountered by the Company in its existing stores and markets. In addition, there can be no assurance that the Company's expansion within its existing markets will not adversely affect the individual financial performance of the Company's existing stores or its overall results of operations.

  The Company will need to continually evaluate the adequacy of its store management and management information and distribution systems to manage its planned expansion. In particular, the Company anticipates the need for an additional distribution center in the Eastern United States during 1998. There can be no assurance that the Company will anticipate all of the changing demands that its expanding operations will impose on such systems, and the failure to adapt its systems and procedures to such changing demands could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will successfully achieve its expansion targets or, if achieved, that planned expansion will not have an adverse impact on results of operations.

  From time to time, the Company evaluates potential strategies for improving its gross margins and increasing net sales. There can be no assurance that the implementation of any such strategies will be successful or will not have a material adverse effect on the Company's business, results of operations and financial condition.

  Historically, cash flow from operations has been insufficient to finance the Company's growth and the Company has relied upon a line of credit and proceeds from private equity financings to finance working capital requirements. There can be no assurance that the Company's operations will generate sufficient cash flow or that adequate financings will be available to finance continued growth.

SMALL STORE BASE

  The Company operated 47 stores at June 1, 1998. Ten of the Company's stores were opened in 1996, 21 of the Company's stores were opened in 1997 and six stores have been opened in 1998. Consequently, the Company has a limited history of opening and operating stores. The results achieved to date by the Company's relatively small store base may not be indicative of the results that may be achieved from a larger number of stores. In addition, should any new store be unprofitable or should any existing store experience a decline in profitability, the effect on the Company's results of operations could be more significant than would be the case if the Company had a larger store base.

FLUCTUATIONS IN COMPARABLE STORE SALES

  A variety of factors affect the Company's comparable store sales including, among others, the general retail sales environment, the Company's ability to efficiently source and distribute products, changes in the Company's merchandise mix, the impact of competition and the Company's ability to execute its business strategy efficiently. The Company's comparable store sales results have fluctuated significantly in the past and the Company believes that such fluctuations may continue. The Company's comparable store net sales increases for 1995, 1996, 1997 and the first quarter of 1998 were 12.9%, 24.5%, 11.1% and 18.0%, respectively. Past comparable store sales results are no indication of future results, and the Company expects that its comparable store sales results will decrease in the future.

QUARTERLY RESULTS AND SEASONALITY

  The Company has experienced, and expects to continue to experience, substantial seasonal fluctuations in its sales and operating results, which is typical of many retailers. Historically, a disproportionate amount of the Company's retail sales, approximately half of its annual net sales, and all of its profits have been realized during its fourth fiscal quarter. The Company expects this pattern to continue during the current fiscal year and anticipates that in subsequent years the fourth quarter will continue to contribute disproportionately to its operating results, particularly during November and December. In anticipation of increased sales activity during the fourth quarter, the Company incurs significant additional expenses, including significantly higher inventory costs and the hiring of a substantial number of temporary employees to supplement its permanent store staff. If, for any reason, the Company's sales were to fall below its expectations during November and December, the Company's business, financial condition and annual operating results would be materially adversely affected. The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including, among other things, the timing of new store openings, net sales contributed by new stores, increases or decreases in comparable store sales, adverse weather conditions, shifts in the timing of holidays, changes in the Company's merchandise mix, the timing of new catalog releases and net catalog sales. Primarily as a result of the increasing number of recently opened stores and increased distribution and administrative costs, the Company anticipates a larger aggregate net loss for its first two quarters of 1998 as compared to 1997.

DEPENDENCE ON KEY PERSONNEL

  The Company's performance depends largely on the efforts and abilities of senior management, particularly Stephen Gordon, the Company's President, Chief Executive Officer and founder, Thomas Christopher, the Company's Chief Operating Officer, and Thomas Low, the Company's Chief Financial Officer. The loss of Mr. Gordon's services or the services of other members of the management team could have a material adverse effect on the Company's business, results of operations and financial condition. The Company does not have employment agreements with any of the members of its management team. In addition, the Company's performance will depend upon its ability to attract and retain qualified management, merchandising and sales personnel. There can be no assurance that Mr. Gordon and the Company's existing management team will be able to manage the Company or its growth or that the Company will be able to attract and retain additional qualified personnel as needed in the future.

DEPENDENCE ON KEY VENDORS

  The Company's performance depends on its ability to purchase its merchandise in sufficient quantities at competitive prices. Although the Company has many sources of merchandise, three of its vendors (Mitchell Gold, a manufacturer of upholstered furniture, Robert Abbey Inc., a manufacturer of table and floor lamps, and The Michaels Furniture Company, Inc. ("Michaels"), a manufacturer of furniture) accounted for approximately 25% of the Company's aggregate merchandise purchases in 1997. Michaels, a furniture manufacturer which the Company acquired in 1998, accounted for approximately 7.3% of the Company's aggregate merchandise purchases in 1997. Mitchell Gold and Robert Abbey Inc. accounted for approximately 9.7% and 8.1%, respectively, of the Company's aggregate merchandise purchases in 1997. In addition, the Company's smaller vendors generally have limited resources, production capacities and operating histories, and some of the Company's vendors, including Michaels, have limited the distribution of their merchandise in the past. The Company has no long-term purchase contracts or other contractual assurances of continued supply, pricing or access to new products and any vendor or distributor could discontinue selling to the Company at any time. There can be no assurance that the Company will be able to acquire desired merchandise in sufficient quantities on terms acceptable to the Company in the future, or be able to develop relationships with new vendors or that any inability to acquire suitable merchandise or the loss of one or more key vendors will not have a material adverse effect on the Company's business, results of operations and financial condition.

  In addition, a single vendor supports the Company's information systems, and the Company has generally employed a single general contractor to oversee the construction of its stores. A failure by such vendor to support these systems or by such contractor to continue such services adequately would have a material adverse effect on the Company.

DEPENDENCE ON IMPORTS AND VULNERABILITY TO IMPORT RESTRICTIONS

  The Company estimates that in 1997 it purchased approximately 10% of its merchandise directly from vendors located abroad, primarily in India, and expects that such purchases will increase to approximately 20% of its merchandise in 1998. These arrangements are subject to the risks of relying on products manufactured abroad, including import duties and quotas, loss of "most favored nation" trading status, currency fluctuations, work stoppages, economic uncertainties including inflation, foreign government regulations, political unrest and trade restrictions, including United States retaliation against foreign trade practices. While the Company believes that it could find alternative sources of supply, an interruption or delay in supply from India or the Company's other foreign sources, or the imposition of additional duties, taxes or other charges on these imports, could have a material adverse effect on the Company's business, financial condition and results of operations unless and until alternative supply arrangements are secured. Moreover, products from alternative sources may be of lesser quality and/or more expensive than those currently purchased by the Company.

UNCERTAINTIES REGARDING DISTRIBUTION OF MERCHANDISE

  The Company anticipates that it will need to expand its current distribution network to accommodate its planned expansion in 1998 and thereafter. There can be no assurance that such expansion will not cause disruptions that could materially adversely affect the Company's business, results of operations and financial condition. Further, the Company relies upon third party carriers for its product shipments, including shipments to and from all of its stores, and accordingly is subject to the risks, including employee strikes and inclement weather, associated with such carriers' ability to provide delivery services to meet the Company's shipping needs. The Company is also dependent upon temporary employees to adequately staff its distribution facility, particularly during busy periods such as the Christmas season and while stores are opening. There can be no assurance that the Company will continue to receive adequate assistance from its temporary employees, or that there will continue to be sufficient sources of temporary employees.

INTEGRATION OF NEW OPERATION

  In March 1998, the Company acquired all of the outstanding capital stock of Michaels. The Company has not operated a manufacturing operation in the past, and may be faced with the difficulty of integrating geographically separated organizations having personnel with disparate business backgrounds and work environments. There can be no assurance that the Company will be able to integrate the operations of Michaels effectively or in a timely manner.

COMPETITION

  The Company competes with a wide variety of national, regional, and local retailers. However, due to the fragmented nature of the home furnishings industry in the United States and the fact that the Company's merchandise cuts across multiple categories, the competitive landscape is likely to vary substantially based on each individual market. Competition exists from businesses utilizing a similar retail store strategy, as well as traditional furniture stores and department stores. Competitors that are utilizing a similar retail store strategy include Pottery Barn (a division of Williams-Sonoma), Crate & Barrel, Z Gallerie and Pier 1 Imports. The Company also competes to a lesser extent with the catalog operations of companies such as Smith & Hawken and Williams-Sonoma. Many of the Company's competitors are larger and have substantially greater financial, marketing and other resources than the Company.

CHANGES IN CONSUMER TRENDS

  The success of the Company depends on its ability to anticipate and respond to changing merchandise trends and consumer demands in a timely manner. The Company believes it is benefitting from a lifestyle trend toward increased interest in home renovation, gardening and interior decorating. Any change in such trend could adversely affect consumer interest in the Company's major product lines. Moreover, the Company's products must appeal to a broad range of consumers whose preferences cannot always be predicted with certainty and may change between sales seasons. If the Company misjudges either the market for its merchandise or its customers' purchasing habits, it may experience a material decline in sales or be required to sell inventory at reduced margins. The Company could also suffer a loss of customer goodwill if its stores or newly acquired furniture making operations do not adhere to its quality control or service procedures or otherwise fail to ensure satisfactory quality of the Company's products. These outcomes may have a material adverse effect on the Company's business, operating results and financial condition.

GENERAL ECONOMIC CONDITIONS

  Certain economic conditions affect the level of consumer spending on merchandise offered by the Company, including, among others, general business conditions, interest rates, taxation and consumer confidence in future economic conditions. Adverse economic conditions and any related decrease in consumer demand for discretionary items such as those offered by the Company could have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY PRINCIPAL STOCKHOLDERS

  Upon completion of the Offering, the Company's current stockholders and management will continue to own beneficially shares of the Company's capital stock constituting approximately 79% and 41%, respectively, of the voting power of the outstanding capital stock. As a result, the Company's current stockholders and management will be able to control the election of directors and, in general, to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval. See also "Certain Transactions" and "Principal and Selling Stockholders".

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Company's Common Stock. There is no assurance that an active trading market will develop or be sustained after completion of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Underwriters. See "Underwriting". The Company believes quarterly fluctuations in its financial results and factors not directly related to the Company's operating performance, such as product or financial results announcements by competitors, could contribute to the volatility of the price of its Common Stock, causing it to fluctuate significantly. These factors, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of the Common Stock in the public market following the Offering, or the prospect of such sales, could adversely affect the market price of the Common Stock and the Company's ability to raise capital in the future in the equity markets. Upon completion of the Offering, there will be 16,103,381 shares of Common Stock outstanding. Of these shares, the 3,330,000 shares to be sold in the Offering will be eligible for immediate resale without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by an "affiliate", of the Company, as that term is defined in Rule 144 under the Securities Act. Upon expiration of lock-up agreements with the Underwriters, 180 days after the date of this Prospectus (or earlier with the consent of the Underwriters), 12,773,381 shares will be eligible for immediate resale subject to the limitations of Rule 144. As of May 2, 1998, options to purchase 1,639,806 shares of Common Stock had been granted under the Company's 1995 Stock Option Plan. Simultaneously with the completion of the Offering, options to purchase 547,300 shares of Common Stock will be granted under the Company's 1998 Stock Incentive Plan. The Company intends to file as soon as practicable following completion of the Offering a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Stock Incentive Plan. This registration statement is expected to become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and, in certain cases, the agreements with the Underwriters referred to above, shares of Common Stock issued upon exercise of outstanding options granted pursuant to the Stock Incentive Plan will be available for immediate resale in the open market.

ANTI-TAKEOVER MATTERS

  The Company's Certificate of Incorporation and Bylaws contain provisions that may have the effect of delaying, deterring or preventing a takeover of the Company that stockholders purchasing in the Offering may consider to be in their best interests. The Certificate of Incorporation and Bylaws include, among other things, provisions establishing a Board of Directors with staggered, three-year terms, requiring supermajority voting to effect certain amendments to the Certificate of Incorporation and Bylaws and to approve any merger, consolidation or similar business combination involving the Company or sale of all or substantially all of the assets of the Company, limiting the persons who may call special meetings of stockholders, prohibiting stockholder action by written consent and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders' meetings. Additionally, the Company is authorized to issue up to 5,000,000 shares of "blank check" Preferred Stock, and the Board of Directors may fix the preferences, limitations and relative rights of those shares without any vote or action by the stockholders. The potential issuance of Preferred Stock and the concentrated ownership of the Company could make it more difficult for a party to gain control of the Company. See "Description of Capital Stock".

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,777,775 shares of Common Stock by the Company in the Offering (assuming an initial public offering price of $17.00 per share and after deducting an assumed underwriting discount and estimated offering expenses) are estimated to be $42.6 million. The Company intends to use the net proceeds (i) to repay approximately $28.0 million of outstanding indebtedness incurred under its credit agreement (which is described in "Management's Discussion and Analysis of Financial Condition-- Liquidity and Capital Resources" and Note 4 of Notes to Consolidated Financial Statements) and (ii) for working capital and other general corporate purposes, including the funding of new store openings. Pending such uses, the net proceeds of the Offering will be invested in short-term, interest-bearing securities. See "Business--Business Strategy".

  The Company will not receive any proceeds from the sale of the 552,225 shares of Common Stock offered by the Selling Stockholders. See "Principal and Selling Stockholders".

                                DIVIDEND POLICY

  The Company expects to retain any earnings to finance the expansion and development of its business, has not paid dividends historically and has no plans to pay cash dividends for the foreseeable future. The payment of dividends is within the discretion of the Company's Board of Directors and will depend on the earnings, capital requirements and operating and financial condition of the Company, among other factors. The Company's credit agreement prohibits the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                   DILUTION

  As of May 2, 1998, the Company had a net tangible book value of approximately $26.5 million or $1.99 per share. Net tangible book value per share is equal to total tangible assets (total assets less intangible assets) less total liabilities of the Company, divided by the number of shares of Common Stock and Redeemable Preferred Stock then outstanding. Without taking into account any adjustment in net tangible book value attributable to operations after May 2, 1998, after giving effect to the sale by the Company of 2,777,775 shares in the Offering at an assumed initial public offering price of $17.00, the pro forma net tangible book value of the Company as of May 2, 1998 (after deduction of an assumed underwriting discount and estimated offering expenses and the application of the net proceeds as described under "Use of Proceeds") would have been approximately $69.1 million or $4.29 per share. This represents an immediate increase in net tangible book value of $2.30 per share to existing stockholders and an immediate dilution of $12.71 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $17.00
Net tangible book value per share as of May 2, 1998............... $1.99
Increase per share attributable to new investors..................  2.30
                                                                   -----
Pro forma net tangible book value per share after the Offering....       $ 4.29
                                                                         ------
Dilution per share to new investors...............................       $12.71
                                                                         ======

  The following table summarizes on a pro forma basis as of May 2, 1998 the relative investments of all existing stockholders and new investors, giving effect to the sale by the Company of shares in the Offering at an assumed initial public offering price of $17.00 per share (without giving effect to underwriting discounts and offering expenses payable by the Company):

                                     SHARES              TOTAL
                                   PURCHASED         CONSIDERATION     AVERAGE
                               ------------------ -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                               ---------- ------- ----------- ------- ---------
Existing stockholders(1)...... 13,325,606   82.8% $41,154,328   46.6%   $3.09
New investors.................  2,777,775   17.2   47,222,175   53.4    17.00
                               ----------  -----  -----------  -----
  Total....................... 16,103,381  100.0% $88,376,503  100.0%
                               ==========  =====  ===========  =====

--------
(1) Includes 8,068,494 shares purchased and $21,352,381 of consideration for officers, directors and affiliated persons. Additionally, officers, directors and affiliated persons have rights to acquire an additional 963,515 shares of Common Stock through outstanding options and warrants. If officers, directors and affiliated persons exercise all of these outstanding options and warrants, shares purchased by existing stockholders would be 14,289,121 or 83.7%, total consideration received from existing stockholders would be $42,889,082 or 47.6% and average price per share for existing stockholders would be $3.00.

  The above information assumes no exercise of any outstanding options or warrants after May 2, 1998 other than exercise of a warrant to purchase 763 shares upon the completion of the Offering. As of May 2, 1998, there were outstanding options and warrants to purchase an aggregate of 1,793,813 shares of Common Stock at exercise prices ranging from $.66 to $17.14 per share. Purchasers of shares of Common Stock offered in the Offering will incur additional dilution to the extent outstanding stock options and warrants are exercised. See "Management--Benefit Plans" and Notes 6 and 10 of Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the short-term obligations and capitalization of the Company as of May 2, 1998 and as adjusted to give effect to the conversion of all outstanding Preferred Stock into Common Stock, the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds". This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                           MAY 2, 1998
                                                     --------------------------
                                                      ACTUAL       AS ADJUSTED
                                                     -----------  -------------
                                                         AS RESTATED (3)
                                                     --------------------------
                                                     (DOLLARS IN THOUSANDS)
Short-term obligations, including current portion
 of long-term
 obligations(1)....................................  $    29,226    $     1,437
                                                     -----------    -----------
Long-term obligations, net of current portion(1)...        4,163          4,163
                                                     -----------    -----------
Redeemable preferred stock, 9,179,121 shares autho-
 rized, actual; 9,151,282 shares issued and out-
 standing, actual; no shares authorized, as adjust-
 ed; no shares, issued and outstanding, as adjust-
 ed................................................       44,032            --
                                                     -----------    -----------
Stockholders' equity:
 Preferred stock, no shares authorized, actual; no
  shares issued and outstanding, actual; 5,000,000
  shares authorized, as adjusted; no shares issued
  and outstanding, as adjusted.....................          --             --
 Common stock, 19,000,000 shares authorized,
  actual; 4,173,561 shares issued and outstanding,
  actual; 40,000,000 shares authorized, as
  adjusted; 16,103,381 shares issued and
  outstanding, as adjusted(2)......................          544              2
 Additional paid-in capital........................          --          87,191
 Retained earnings.................................      (14,034)       (14,034)
                                                     -----------    -----------
 Total stockholders' equity........................      (13,490)        73,159
                                                     -----------    -----------
  Total capitalization.............................  $    63,931        $78,759
                                                     ===========    ===========

--------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 4 of Notes to Consolidated Financial Statements. The Company also leases certain property consisting of retail stores, corporate offices and distribution centers and equipment. See Note 3 of Notes to Consolidated Financial Statements and Note 3 of Notes to Financial Statements of Michaels for more information regarding rental payments under leases in effect at May 2, 1998.
(2) Includes 763 shares issued upon exercise of a warrant upon completion of the Offering. Excludes (i) 154,007 shares reserved for issuance upon exercise of outstanding warrants at May 2, 1998, and (ii) 3,287,662 shares reserved for issuance under the 1995 Stock Option Plan and 1998 Stock Incentive Plan, of which 1,639,806 shares were subject to outstanding options at May 2, 1998 at a weighted average exercise price of $3.81 per share and 547,300 shares will be issuable upon exercise of options to be granted concurrently with the Offering. See "Management--Benefit Plans" and Note 6 of Notes to Consolidated Financial Statements.

(3) Subsequent to the issuance of the Company's 1996 and 1997 consolidated financial statements, the Company determined that the carrying value of the outstanding Preferred Stock should have been increased by periodic accretions so that the carrying amount would equal the mandatory redemption amount at the mandatory redemption date. As a result, the Company's consolidated financial statements for such years and the three months ended May 3, 1997 and May 2, 1998 have been restated from the amounts previously reported. See Note 11 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT OPERATIONS AND PER SHARE DATA)

  The Statements of Consolidated Operations Data and Balance Sheet Data presented below as of and for the seven months ended January 28, 1995 and as of and for each of the fiscal years in the three-year period ended January 31, 1998 have been derived from the audited financial statements of the Company (as restated). The Statements of Consolidated Operations Data and Balance Sheet Data presented below as of and for the three months ended May 3, 1997 and May 2, 1998, have been derived from the unaudited consolidated financial statements of the Company (as restated). The selected financial data for the three months ended May 2, 1998 are not necessarily indicative of the results to be expected for the 1998 fiscal year or any other future period. Although the Company commenced operations in 1980, the Company did not maintain the books and records necessary to prepare full financial statements of the Company prior to the seven months ended January 28, 1995. As a result, the Statements of Consolidated Operations Data and Balance Sheet Data presented below as of and for the fiscal year ended January 29, 1994 and as of and for the five months ended July 2, 1994 have been derived from the U.S. federal income tax returns of the Company for the relevant periods involved. The financial data for such periods prior to the seven months ended January 28, 1995 have been prepared by the Company using its best estimates given the information available and are not necessarily indicative of the results of operations and financial condition of the Company as would have been reported if such data had been derived from audited financial statements or appropriate financial accounting books and records. The financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                  FIVE      SEVEN                                THREE MONTHS
                                 MONTHS    MONTHS                                    ENDED
                                  ENDED     ENDED                               ----------------
                                 JULY 2, JANUARY 28,                            MAY 3,   MAY 2,
                           1993   1994      1995      1995    1996(1)   1997     1997     1998
                          ------ ------- ----------- -------  -------  -------  -------  -------
                                                                      AS RESTATED (7)
                                                              ----------------------------------
STATEMENTS OF
 CONSOLIDATED OPERATIONS
 DATA:
 Net sales..............  $4,615 $1,786    $4,666    $13,238  $39,672  $97,872  $11,907  $32,647
 Cost of sales and
  occupancy.............   3,680  1,470     2,824      8,540   25,299   65,728    8,752   23,634
                          ------ ------    ------    -------  -------  -------  -------  -------
 Gross profit...........     935    316     1,842      4,698   14,373   32,144    3,155    9,013
 Selling, general and
  administrative
  expenses..............     783    527     1,300      4,075   12,213   27,080    3,733    9,553
 Preopening store
  expenses..............      --     35        --        162      681    1,869      256      298
                          ------ ------    ------    -------  -------  -------  -------  -------
 Income from
  operations............     152  (246)       542        461    1,479    3,195     (834)    (838)
                          ------ ------    ------    -------  -------  -------  -------  -------
 Net interest income
  (expense).............       3     --         6        (48)    (113)    (139)     (79)    (426)
                          ------ ------    ------    -------  -------  -------  -------  -------
 Provision for income
  taxes.................      59   (93)       220        177      570    1,308     (371)    (518)
                          ------ ------    ------    -------  -------  -------  -------  -------
 Net income.............  $   96 $(153)    $  328    $   236  $   796  $ 1,748  $  (542) $  (746)
                          ====== ======    ======    =======  =======  =======  =======  =======
 Redeemable preferred
  stock repurchases in
  excess of carrying
  value.................      --     --        --         --       --    4,765       --       --
 Accretion of
  mandatorily redeemable
  preferred stock.......      --     --        --         --      168    2,268      138      999
                          ------ ------    ------    -------  -------  -------  -------  -------
 Income (loss) available
  to common
  stockholders..........      96  (153)       328        236      628   (5,285)    (680)  (1,745)
                          ------ ------    ------    -------  -------  -------  -------  -------
 Earnings per share(2)
  Basic.................  $  .03 $(.04)    $  .07    $   .05  $   .13  $ (1.20) $  (.14) $  (.42)
  Diluted...............     .03  (.04)       .04        .03      .06    (1.20)    (.14)    (.42)
 Weighted average shares
  outstanding(2)(3)
  Basic.................   2,797  3,893     4,911      4,915    4,926    4,386    4,926    4,173
  Diluted...............   2,797  3,893     7,545      7,593   10,903    4,386    4,926    4,173
OPERATING DATA:
 Number of stores open
  at end of period......       4      5         5         10       20       41       21       44
 Average net sales per
  selling square
  foot(4)...............  $  448 $  155    $  349    $   636  $   651  $   583      N/A      N/A
 Comparable store net
  sales increase(5).....     N/A    N/A       N/A       12.9%    24.5%    11.1%    20.5%    18.0%
 Average selling square
  footage per store(6)..   2,643  2,674     2,674      3,865    4,805    6,113    5,119    6,161
 Total selling square
  footage at period
  end...................  10,570 13,369    13,369     38,650  100,897  250,622  102,380  271,095

                         JANUARY 29, JANUARY 28, JANUARY 27, FEBRUARY 1, JANUARY 31,  MAY 2,
                            1994        1995        1996        1997        1998       1998
                         ----------- ----------- ----------- ----------- ----------- --------
                                                                     AS RESTATED (7)
                                                             --------------------------------
BALANCE SHEET DATA:
 Working capital........   $  994      $2,093      $ 5,260     $ 6,501     $ 8,188   $    190
 Total assets...........    2,228       3,280       16,330      32,230      87,233    110,733
 Total debt, including
  capital lease
  obligations...........      187         199        1,710       1,580      10,678     33,388
 Redeemable preferred
  stock.................       --       1,665        7,737      13,856      43,033     44,032
 Stockholders' equity
  (deficit).............      352         631          877       1,505     (11,748)   (13,490)

-------
(1) 1996 was a 53-week fiscal year. For purposes of comparable store net sales increase and average net sales per selling square foot, 1996 results were calculated to correspond with 52-week years.

(2) Gives retroactive effect to (i) the conversion of all outstanding shares of the Preferred Stock into shares of Common Stock to be effected upon completion of the Offering and (ii) a 7-for-1-split of the Common Stock effected by the Company in May 1998. See "Description of Capital Stock-- Common Stock". Computed based on income available to common stockholders which represents net income less a cash premium over carrying cost of $4.8 million paid in connection with the redemption of certain Preferred Stock. The impact of such redemption decreased 1997 basic and diluted earnings per share by $1.09 per share.
(3) See Note 1 of Notes to Consolidated Financial Statements.
(4) Average net sales per selling square foot is calculated by dividing total net sales by the weighted average selling square footage of stores open during the period indicated.
(5) A store becomes comparable at the beginning of the 14th month of operation. The comparable store percentage in 1997 includes two stores which were renovated in 1997. The Company had four, five, ten, 18, ten and 20 comparable stores at the end of 1994, 1995, 1996, 1997, the first quarter of 1997 and the first quarter of 1998, respectively.
(6) Average selling square footage per store is calculated by dividing total selling square footage by the number of stores open at the end of the period indicated.

(7) Subsequent to the issuance of the Company's 1996 and 1997 consolidated financial statements, the Company determined that the carrying value of the outstanding Preferred Stock should have been increased by periodic accretions so that the carrying amount would equal the mandatory redemption amount at the mandatory redemption date. As a result, the Company's consolidated financial statements for such years and the three months ended May 3, 1997 and May 2, 1998 have been restated from the amounts previously reported. See Note 11 of Notes to Consolidated Financial Statements.

              PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

  The Company's acquisition of Michaels will be accounted for under the "purchase" method of accounting which requires the purchase price to be allocated to the acquired assets and liabilities of Michaels on the basis of their estimated fair values as of the date of acquisition. The following pro forma combined condensed statements of income give effect to the acquisition of Michaels as if it occurred on February 2, 1997, and include adjustments directly attributable to the acquisition of Michaels and expected to have a continuing impact on the combined company (collectively, the "Pro Forma Financial Information"). As the Pro Forma Financial Information has been prepared based on estimated fair values, amounts actually recorded may change upon determination of the total purchase price (which may change based on future performance) and additional analysis of individual assets and liabilities assumed.

  The Pro Forma Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the results of operations of the Company as they may be in the future or as they might have been had the acquisition been effected on the assumed dates. The Pro Forma Financial Information should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto and the Financial Statements of Michaels, and the related Notes thereto, included elsewhere in this Prospectus.

             PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED JANUARY 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                            HISTORICAL    HISTORICAL  PRO FORMA        PRO FORMA
                              COMPANY      MICHAELS  ADJUSTMENTS       COMBINED
                          --------------- ---------- -----------   -----------------
                          AS RESTATED (8)                          AS RESTATED (7,8)
                          ---------------                          -----------------
Net sales...............     $  97,872     $21,529     $(5,356)(1)    $  114,045
Cost of goods sold and
 occupancy..............        65,728      16,113      (4,926)(1)        76,915
                             ---------     -------     -------        ----------
Gross profit............        32,144       5,416        (430)           37,130
Selling, general and ad-
 ministrative expenses..        27,080       4,439        (331)(2)        31,188
Preopening and interest
 expense-net............         2,008         232         540 (3)         2,780
                             ---------     -------     -------        ----------
Income before income
 taxes..................         3,056         745        (639)            3,162
Provision for income
 taxes..................         1,308         264        (256)(4)         1,316
                             ---------     -------     -------        ----------
Net income..............     $   1,748     $   481     $  (383)       $    1,846
                             =========     =======     =======        ==========
Redeemable preferred
 stock repurchases in
 excess of carrying val-
 ue.....................         4,765                                     4,765
Accretion of mandatorily
 redeemable preferred
 stock..................         2,268                  (2,268)(7)           --
                             ---------                                ----------
Income (loss) available
 to common stockhold-
 ers....................     $ (5,285)                                $   (2,919)
                             ---------                                ----------
Net income (loss) per
 common share(5)(6):
  Basic.................     $   (1.20)                               $     (.23)
                             ---------                                ----------
  Diluted...............     $   (1.20)                               $     (.23)
                             ---------                                ----------
Weighted average shares
 outstanding(5)(6):
  Basic.................     4,386,207                                12,905,399
                             ---------                                ----------
  Diluted...............     4,386,207                                12,905,399
                             ---------                                ----------

-------
(1) Eliminates the sales and cost of goods sold on inventory purchased from Michaels.
(2) Reflects the amortization of goodwill related to the acquisition of Michaels on a straight line basis over 25 years and adjusts salary expense to reflect compensation specified in an employment agreement entered into in connection with the acquisition.
(3) Represents interest expense on borrowings under the Company's line of credit incurred in conjunction with the acquisition of Michaels. Interest expense was computed at 10.0% (based on the prime rate plus 1.5% per annum).

(4) Adjusts the historical provision for income taxes to give effect to the pro forma adjustments discussed in (1), (2) and (3) above at the historical income tax rate.

(5) Gives retroactive effect to a 7-for-1-split of the Common Stock which was effected by the Company in May 1998. See "Description of Capital Stock-- Common Stock". Computed based on income available to common stockholders which represents net income less a $4.8 million cash premium paid over carrying cost in connection with the redemption of certain Preferred Stock. The impact of such redemption decreased actual basic and diluted net income (loss) per share by $1.09 per share and decreased pro forma basic and diluted net income (loss) per share by $.37 per share. See Note 1 of Notes to Consolidated Financial Statements.
(6) Excludes the effect of Preferred Stock since their conversion would be antidilutive.

(7) The pro forma net income (loss) per common share and the pro forma weighted average shares outstanding have been adjusted to reflect pro forma effects of the conversion of the Preferred Stock into Common Stock which will occur automatically upon the completion of the Offering, as if it had occured on February 2, 1997.

(8) Subsequent to the issuance of the Company's 1996 and 1997 consolidated financial statements, the Company determined that the carrying value of the outstanding Preferred Stock should have been increased by periodic accretions so that the carrying amount would equal the mandatory redemption amount at the mandatory redemption date. As a result, the Company's consolidated financial statements for such years and the three months ended May 3, 1997 and May 2, 1998 have been restated from the amounts previously reported. The restatement had the effect of reducing the repurchase of redeemable preferred stock in excess of carrying value by $13,000. See Note 11 of Notes to Consolidated Financial Statements.

             PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                    FOR THE THREE MONTHS ENDED MAY 2, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                         HISTORICAL
                                          MICHAELS
                                      ----------------
                          HISTORICAL  FEB. 1- MAR. 21-  PRO FORMA     PRO FORMA
                            COMPANY   MAR. 20  MAY 2   ADJUSTMENTS    COMBINED
                          ----------- ------- -------- -----------   -----------
                          AS RESTATED                                AS RESTATED
                              (8)                                       (7,8)
                          -----------                                -----------
Net sales...............   $  30,086  $3,406   $3,931    $(2,740)(1) $   34,683
Cost of goods sold and
 occupancy..............      21,903   2,759    3,145     (2,528)(1)     25,279
                           ---------  ------   ------    -------     ----------
Gross profit............       8,183     647      786       (212)         9,404
Selling, general and
 administrative
 expenses...............       9,053     588      456         21 (2)     10,118
Preopening and interest
 expense-net............         701      27       24         73 (3)        825
                           ---------  ------   ------    -------     ----------
Income before income
 taxes..................      (1,571)     32      306       (306)        (1,539)
Provision for income
 taxes..................        (644)     22      125       (122)(4)       (619)
                           ---------  ------   ------    -------     ----------
Net income (loss).......   $    (927) $   10   $  181    $  (184)    $     (920)
                           =========  ======   ======    =======     ==========
Accretion of mandatorily
 redeemable preferred
 stock..................         999                        (999)(7)         --
                           ---------                                 ----------
Net income (loss)
 available to common
 stockholders...........   $  (1,926)                                $     (920)
                           ---------                                 ----------
Net income (loss) per
 common share(5)(6):
  Basic.................   $   (0.22)                                $    (0.07)
                           ---------                                 ----------
  Diluted...............   $   (0.22)                                $    (0.07)
                           ---------                                 ----------
Weighted average shares
 outstanding(5)(6):
  Basic.................   4,172,996                                 13,322,505
                           ---------                                 ----------
  Diluted...............   4,172,996                                 13,322,505
                           ---------                                 ----------

--------
(1) Eliminates the sales and cost of goods sold on inventory purchased from Michaels.
(2) Reflects the amortization of goodwill related to the acquisition of Michaels on a straight line basis over 25 years and adjusts salary expense to reflect compensation specified in an employment agreement entered into in connection with the acquisition.
(3) Represents interest expense on borrowings under the Company's line of credit incurred in conjunction with the acquisition of Michaels. Interest expense was computed at 10.0% (based on the prime rate plus 1.5% per annum).
(4) Adjusts the historical provision for income taxes to give effect to the pro forma adjustments discussed in (1), (2) and (3) above at the historical income tax rate.
(5) Gives retroactive effect to a 7-for-1-split of the Common Stock which was effected by the Company in May 1998. See "Description of Capital Stock-- Common Stock".
(6) Excludes the effect of Preferred Stock since their conversion would be antidilutive.

(7) The pro forma net income (loss) per common share and the pro forma weighted average shares outstanding have been adjusted to reflect pro forma effects of the conversion of the Preferred Stock into Common Stock which will occur automatically upon the completion of the Offering as if it had occurred on February 2, 1997.

(8) Subsequent to the issuance of the Company's 1996 and 1997 consolidated financial statements, the Company determined that the carrying value of the outstanding Preferred Stock should have been increased by periodic accretions so that the carrying amount would equal the mandatory redemption amount at the mandatory redemption date. As a result, the Company's consolidated financial statements for such years and the three months ended May 3, 1997 and May 2, 1998 have been restated from the amounts previously reported. See Note 11 of Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and the related Notes thereto which are included elsewhere in this Prospectus.

OVERVIEW

  Restoration Hardware is a rapidly growing specialty retailer of home furnishings, hardware and related merchandise, with 47 stores operating in 22 states as of June 1, 1998. From 1995 to 1997, the Company's net sales and operating income grew at compound annual growth rates of 171.9% and 163.3%, respectively, principally due to the opening of new stores and strong comparable store sales growth. Restoration Hardware achieved comparable store net sales growth of 12.9%, 24.5%, 11.1% and 18.0% in 1995, 1996, 1997 and the
first quarter of 1998, respectively. The Company expects comparable store sales to decrease in the future as its store base matures.

  The Company opened its first store in 1980 and embarked on an aggressive store opening strategy in 1994. The Company increased its store base from five stores at the end of 1994 to ten stores at the end of 1995, to 20 stores at the end of 1996 and to 41 stores at the end of 1997. The Company currently plans to open approximately 25 new stores in 1998 and approximately 30 new stores in 1999. There can be no assurance that the Company will be able to achieve its planned expansion on a timely or profitable basis.

  The Company has over time increased the size of its stores to accommodate the space requirements of its furniture products and to provide customers an enjoyable and comfortable shopping environment. As a result of the larger store size, occupancy costs are expected to increase as a percentage of net sales and net sales per selling square foot are expected to decline. There can be no assurance that the additional expenses associated with the larger store size will be offset by higher net sales.

  Because of the seasonality of its business, the Company has historically experienced net losses in the first three quarters of each year. Primarily as a result of the increasing number of recently opened stores and increased distribution and administrative costs, the Company anticipates a larger aggregate net loss for the first two quarters of 1998 as compared to 1997.

  In March 1998, the Company acquired all of the outstanding capital stock of Michaels. The Company has not operated a manufacturing operation in the past, and may be faced with the difficulty of integrating geographically separated organizations having personnel with disparate business backgrounds and work environments. There can be no assurance that the Company will be able to integrate the operations of Michaels effectively or in a timely manner.

  The Company's 52 or 53 week fiscal year ends on the Saturday closest to the end of January. The fiscal year ended February 1, 1997 included 53 weeks.

RESULTS OF OPERATIONS

  The following table sets forth certain financial data expressed as a percentage of net sales and certain operating data for the Company for the periods indicated.

                           SEVEN MONTHS                          THREE MONTHS ENDED
                              ENDED                            ----------------------
                         JANUARY 28, 1995 1995   1996   1997   MAY 3 1997 MAY 2, 1998
                         ---------------- -----  -----  -----  ---------- -----------
STATEMENTS OF CONSOLI-
 DATED
 OPERATIONS DATA:
 Net sales..............      100.0%      100.0% 100.0% 100.0%   100.0%      100.0%
 Cost of sales and occu-
  pancy.................       60.5        64.5   63.8   67.2     73.5        72.4
 Gross profit...........       39.5        35.5   36.2   32.8     26.5        27.6
 Selling, general and
  administrative ex-
  penses................       27.9        30.8   30.8   27.7     31.4        29.3
 Preopening store ex-
  penses................         --         1.2    1.7    1.9      2.2         0.9
 Income from opera-
  tions.................       11.6         3.5    3.7    3.3     (7.0)       (2.6)
 Interest income (ex-
  pense)--net...........        0.1        (0.4)  (0.3)  (0.1)    (0.7)       (1.3)
 Income before income
  taxes.................       11.7         3.1    3.4    3.1     (7.7)       (3.9)
 Comparable store net
  sales
  increase..............        N/A        12.9%  24.5%  11.1%    20.5%       18.0%
 Total number of stores
  at end of
  period................          5          10     20     41       21          44

 FIRST QUARTER 1998 COMPARED TO FIRST QUARTER 1997

  NET SALES. Net sales increased $20.7 million, or 174.2%, to $32.6 million in the first quarter of 1998 from $11.9 million in the first quarter of 1997. Comparable store net sales increased 18.0% over the first quarter of 1997 and contributed $2.1 million of the increase in net sales. Sales for the three stores opened in the first quarter of 1998 contributed $1.0 million of the increase in net sales. Stores open prior to May 2, 1998 but not qualifying as comparable stores contributed $15.0 million of the increase in net sales. Michaels contributed $2.6 million of the increase in net sales. The increase in net sales was primarily attributable to increased unit sales.

  GROSS PROFIT. Gross profit increased $5.8 million, or 185.7%, to $9.0 million in the first quarter of 1998 from $3.2 million in the first quarter of 1997. As a percentage of net sales, gross profit was 27.6% in the first quarter of 1998 compared to 26.5% in the first quarter of 1997. The increase in gross profit was primarily attributable to higher net sales offset by higher distribution and merchandise expenses associated with the procurement and distribution of merchandise and higher occupancy expenses related to the stores opened in 1997 and in 1998.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $5.8 million, or 155.9%, to $9.6 million in the first quarter of 1998 from $3.7 million in the first quarter of 1997. The dollar increase in such expense was primarily attributable to store payroll and non-occupancy costs associated with the opening of 23 stores and administrative expenses attributable to the expansion of the Company's headquarters and distribution facilities. As a percentage of net sales, selling, general and administrative expenses decreased to 29.3% of net sales in the first quarter of 1998 from 31.4% of net sales in the first quarter of 1997.

  INTEREST INCOME (EXPENSE)--NET. Interest expense, primarily attributable to the Company's credit facility, increased $347,000, or 439.2%, to $426,000 in the first quarter of 1998 from $79,000 in 1997. This increase is attributable to the increase in borrowings related to higher merchandise levels for the larger store base and increased capital expenditures related to new stores opened or scheduled to open in the first half of 1998.

 1997 COMPARED TO 1996

  NET SALES. Net sales increased $58.2 million, or 146.7%, to $97.9 million in 1997 from $39.7 million in 1996. Sales for the 21 stores opened in 1997 contributed $37.2 million of the increase in net sales. Comparable store net sales increased 11.1% over the prior year and contributed $2.9 million of the increase in net sales. The growth in comparable store sales was due in large part to expanded merchandise categories, additional SKUs, improved customer service and increased awareness of the Company's stores in the market. Stores open prior to 1997, but not qualifying as comparable stores, contributed $18.1 million of the increase in net sales. The increase in net sales was primarily attributable to increased unit sales.

  GROSS PROFIT. Gross profit increased 123.6% to $32.1 million in 1997 from $14.4 million in 1996. As a percentage of net sales, gross profit was 32.8% in 1997 compared to 36.2% in 1996. The lower gross profit experienced in 1997 was attributable to higher store occupancy and distribution costs associated with the Company's strategy to open stores in higher-quality sites, including a higher percentage of enclosed mall stores, which generally have higher occupancy costs. The higher store occupancy costs were partially offset by improved buying and enhanced merchandising and inventory controls.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 121.7% to $27.1 million in 1997 from $12.2 million in 1996. The dollar increase in such expenses was primarily attributable to store payroll and other non-occupancy costs associated with the opening of 21 stores and increased administrative expenses associated with the expansion of the Company's headquarters in 1997. As a percentage of net sales, selling, general and administrative expenses decreased to 27.7% of net sales in 1997 from 30.8% of net sales in 1996. This decrease was primarily due to lower store and corporate expenses as a percentage of sales as the Company was able to better leverage its expanding store base.

  INTEREST INCOME (EXPENSE)--NET. Interest expense, principally attributable to the Company's credit facility, increased 23.0% to $0.1 million in 1997 from 1996. The expense was offset in part by investment income from the proceeds of a private equity financing in 1997.

 1996 COMPARED TO 1995

  NET SALES. Net sales increased $26.5 million, or 199.7%, to $39.7 million in 1996 from $13.2 million in 1995. Sales for the ten stores opened in 1996 contributed $13.9 million of the increase in net sales. Comparable store net sales increased 24.5% in 1996 and contributed $2.3 million of the increase in net sales. The Company believes the increase in comparable store sales in 1996 was the result of the introduction of a broader assortment of furniture and lighting and higher in-stock positions. Stores open prior to 1996, but not qualifying as comparable stores, contributed $9.4 million of the increase in net sales. The year ended February 1, 1997 included a fifty-third week which contributed $0.9 million of the increase in net sales. The increase in net sales was primarily attributable to increased unit sales.

  GROSS PROFIT. Gross profit increased 205.9% to $14.4 million in 1996 from $4.7 million in 1995. As a percentage of net sales, gross profit was 36.2% in 1996 compared to 35.5% in 1995. The increased gross profit experienced in 1996 was primarily due to efficiencies achieved in purchasing, as well as improved management of the margins at the store level, offset by higher occupancy costs.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 199.7% to $12.2 million in 1996 from $4.1 million in 1995. The dollar increase in such expenses was primarily attributable to store payroll and other non-occupancy costs associated with the opening of ten stores in 1996. As a percentage of net sales, selling, general and administrative expenses remained the same at 30.8% for 1996 and 1995.

  INTEREST INCOME (EXPENSE)--NET. Interest expense, principally attributable to the Company's credit facility, increased 135.4% to $0.1 million in 1996 from 1995. The expense was offset in part by investment income from the proceeds of private equity financings in 1996 and 1995.

QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

                                       1996                                  1997                       1998
                          ------------------------------------  -------------------------------------  -------
                           FIRST    SECOND     THIRD   FOURTH    FIRST    SECOND     THIRD    FOURTH    FIRST
                          QUARTER   QUARTER   QUARTER  QUARTER  QUARTER   QUARTER   QUARTER   QUARTER  QUARTER
                          -------   -------   -------  -------  -------   -------   -------   -------  -------
                                                  (DOLLARS IN THOUSANDS)
STATEMENTS OF CONSOLI-
 DATED
 OPERATIONS DATA:
Net Sales...............  $4,578    $5,870    $8,849   $20,375  $11,907   $15,462   $23,544   $46,959  $32,647
As a % of full year.....    11.5%     14.8%     22.3%     51.4%    12.2%     15.8%     24.0%     48.0%     N/A
Gross profit............  $1,492    $2,034    $3,120   $ 7,727  $ 3,155   $ 4,626   $ 7,050   $17,313  $ 9,013
As a % of full year.....    10.4%     14.2%     21.7%     53.7%     9.8%     14.4%     21.9%     53.9%     N/A
As a % of net sales.....    32.6%     34.7%     35.3%     37.9%    26.5%     29.9%     29.9%     36.9%    27.6%
Income (loss) from oper-
 ations.................  $ (231)   $  (59)   $  301   $ 1,468  $  (834)  $(1,222)  $  (153)  $ 5,404  $  (838)
As a % of full year.....   (15.6)%    (4.0)%    20.4%     99.2%   (26.1)%   (38.2)%    (4.8)%   169.1%     N/A
As a % of net sales.....    (5.0)%    (1.0)%     3.4%      7.2%    (7.0)%    (7.9)%    (0.6)%    11.5%    (2.6)%
Comparable store net
 sales increase.........    24.0%     19.0%     26.1%     25.6%    20.5%      8.5%     16.6%      6.9%    18.0%

  The Company has experienced, and expects to continue to experience, substantial seasonal fluctuations in its sales and operating results, which is typical of many retailers. Historically, a disproportionate amount of the Company's retail sales, approximately one half of its annual net sales, and substantially all of its profits have been realized during its fourth fiscal quarter. The Company expects this pattern to continue during the current fiscal year and anticipates that in subsequent years the fourth quarter will continue to contribute disproportionately to its operating results, particularly during November and December. In anticipation of increased sales activity during the fourth quarter, the Company incurs significant additional expenses, including the hiring of a substantial number of temporary employees to supplement its permanent store and distribution center staff. If, for any reason, the Company's sales were to fall below its expectations during November and December, the Company's business, financial condition and annual operating results would be materially adversely affected. The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including, among other things, the timing of new store openings, net sales contributed by new stores, increases or decreases in comparable store sales, adverse weather conditions, shifts in the timing of holidays and changes in the Company's merchandise mix. Primarily as a result of the increasing number of recently opened stores and increased distribution and administrative costs, the Company anticipates a larger aggregate net loss for the first two quarters of 1998 as compared to the prior fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's main sources of liquidity and capital have been cash flows from operations, borrowings under its credit facilities and proceeds from equity financings. The Company's primary capital requirements have been for new store development, working capital and general corporate needs.

  Net cash provided by (used in) operations for the first quarter of 1998 and for 1997 and 1996 was $(7.7) million, $4.1 million and $(1.2) million, respectively. Net cash used in investing activities for the first quarter of 1998 and for 1997 and 1996 was $13.2 million, $26.8 million and $10.6 million, respectively, primarily for the opening of new stores. Financing activities consist primarily of issuance of stock and net changes in short term borrowings. Financing activities for the first quarter of 1998 included $5.5 million for the acquisition of Michaels. Net cash provided by financing activities for the first quarter of 1998 and for 1997 and 1996 was $21.3 million, $23.3 million and $5.8 million, respectively. The increase in cash provided by financing activities in 1997 was due to the issuance of a Series D Preferred Stock in May 1997 which generated $14.2 million net proceeds to the Company. In connection with the Series D Preferred Stock financing, the Company also repurchased 1,325,541 shares of Common Stock. The repurchase was effected to provide partial liquidity to certain shareholders who had participated in early Company financings. The Company sold additional shares of Series D Preferred Stock to fund the repurchase. The consent of the Company's commercial lender was required and obtained in connection with the repurchase. Net borrowings under the Company's credit facilities totalled $15.9 million at May 2, 1998 and $9.8 million at the end of 1997.

  The Company currently has an outstanding Loan and Security Agreement (the "Loan Agreement") with a commercial lender. The Loan Agreement provides for a total availability of $58.0 million, consisting of a $50.0 million facility for the Company and an $8.0 million facility for its subsidiary, Michaels (collectively with the Company, the "Borrowers"). The Company's facility under the Loan Agreement provides for revolving credit loans in an aggregate outstanding principal amount of up to $40.0 million (including up to $1.5 million in the form of letters of credit). Availability under the Company's revolving credit facility is based on the calculation of 65% of the Company's eligible inventory (valued under the weighted average cost method), less any letters of credit outstanding. Interest on outstanding indebtedness under the revolving credit facility accrues at the lender's prime commercial lending rate (the "Base Rate") or, if the Company elects, at an annual rate of LIBOR plus 2.0%, subject to reduction at the completion of the Offering by 0.5%. The Borrowers' obligations under the Loan Agreement are secured by security interests in substantially all of the personal property of the Borrowers, including, without limitation, accounts receivable, inventory, equipment, machinery, contract rights and chattels. The Loan Agreement matures on December 22, 1999.

  The Company's facility under the Loan Agreement also includes a seasonal facility (the "Seasonal Facility") to fund the opening of new stores of the Company during the period from February 1 to December 31 of each year. The aggregate principal amount available under the Seasonal Facility may not exceed $10.0 million at any time. The amount available for each store opening under the Seasonal Facility is equal to the lesser of (i) $500,000 and (ii) 100% of actual store opening costs, net of tenant improvement allowances provided by certain landlords. Advances under the Seasonal Facility take the form of term loans repayable in full on January 1 of each year with the first such repayment due on January 1, 1999. Interest is payable monthly in arrears and at maturity. Interest under the Seasonal Facility accrues at the Base Rate plus 0.75%.

  The Michaels facility under the Loan Agreement provides for revolving credit loans in an aggregate principal amount of up to $3.0 million. Availability under the Michaels revolving credit facility is based on the calculation of 85% of the net amount of eligible accounts receivable outstanding, plus 25% of the value of Michaels eligible inventory measured on a first-in, first-out basis, at the lower of cost or market, not to exceed $500,000. Interest on the Michaels revolving credit loans accrues at the same rate as for revolving credit loans to the Company, except that Michaels will only benefit from the 0.5% reduction following an initial public offering if the term loan to Michaels is repaid with the proceeds thereof. The Michaels facility under the Loan Agreement also provides for a term loan to Michaels of $5.0 Million. The term loan amortizes over five years commencing on the first anniversary of the advance of the term loan. Interest on the term loan accrues at the Base Rate plus 1.25%.

  The Loan Agreement contains customary covenants restricting the activity of the Borrowers, including, without limitation, financial covenants based on the Company's EBITDA, inventory turnover ratio, and Michaels' cash flow and fixed charge coverage ratio and other covenants restricting the Borrower's ability to merge, consolidate, or acquire non-subsidiary entities, make loans, incur debts or liens, make capital expenditures, pay cash dividends, open new stores or engage in substantial asset sales. As of January 31, 1998, the Company was not in compliance with its maximum indebtedness to net worth ratio covenant of 1.70:1.0, posting 1.90:1.0. For the year ended January 31, 1998, the Company was not in compliance with its maximum capital expenditure covenant of $26,000,000, posting $26,700,000, and minimum inventory turnover ratio covenant of 2.2, posting a turnover ratio of 2.14. For the quarter ended May 2, 1998, the Company was not in compliance with its maximum capital expenditure covenant of $7,400,000, posting $8,100,000. The Company has received waivers from its bank for each covenant with which it was in non-compliance as of and for the year ended January 31, 1998 and as of and for the quarter ended May 2, 1998.

  The Company estimates that net capital expenditures for 1998 will be approximately $24 million. This amount will be primarily for new store development and to a lesser extent for purchase of distribution equipment and the enhancement of management information systems.

  In connection with its acquisition of Michaels, the Company is required to pay the former owner contingent cash consideration equal to 35% of Michaels' earnings before interest, taxes, depreciation and amortization ("EBITDA") for the period from March 20, 1998 to January 30, 1999 and 25% of Michaels' EBITDA for fiscal years ending January 29, 2000 and January 27, 2001. In addition, the Company is required to transfer shares of Michaels to the former owner of Michaels equal to (i) 3.3% of the outstanding shares of Michaels if Michaels' EBITDA for the period commencing on March 20, 1998 and ending on January 30, 1999 equals or exceeds $2.605 million, (ii) an additional 3.3% of such shares of Michaels if Michaels' EBITDA for the fiscal year ending January 29, 2000 equals or exceeds $3.6 million and (iii) an additional 3.4% of such shares of Michaels if Michaels' EBITDA for the fiscal year ending January 27, 2001 equals or exceeds $4.0 million. Michaels' EBITDA for the period from March 20, 1998 to May 2, 1998 was $364,000.

  The Company believes cash flow from operations, funds available under its credit facilities and the net proceeds, if any, from the Offering will be sufficient to satisfy the Company's capital requirements for the next 12 months.

                                   BUSINESS

THE COMPANY

  Restoration Hardware is a rapidly growing specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware's merchandising strategy and its stores' architectural style create a unique and attractive selling environment designed to appeal to an affluent, well educated 35 to 55 year old customer. In 1997, the Company recorded net sales of $97.9 million and operating income of $3.2 million, representing compound annual growth rates since 1995 of 171.9% and 163.3%, respectively. This growth has been driven primarily by the opening of five, ten and 21 stores in 1995, 1996 and 1997, respectively, and by strong comparable store sales growth of 12.9%, 24.5% and 11.1%, respectively, during each of these same periods. The Company plans to continue its store expansion program and expects to open approximately 25 new stores in 1998 and approximately 30 new stores in 1999. The Company operated 47 stores in 22 states at June 1, 1998.

  Restoration Hardware commenced business more than 18 years ago as a purveyor of fittings and fixtures for older homes. Since then, the Company has evolved into a unique home furnishings retailer offering consumers an array of distinctive, high-quality and often hard-to-find merchandise. The Company displays its broad assortment of merchandise in an architecturally inviting setting, which the Company believes appeal to both men and women. The Company creates an attractive and entertaining environment in its stores by virtue of its eclectic product mix, which combines classic, high-quality furniture, lighting, home furnishings and functional and decorative hardware with unusual discovery items such as the Original Russian Forever Flashlight and the Bite The Man dog toy. This environment features surprising combinations and assortments of merchandise. Customers encounter everything from nickel plated towel bars and four-function tape measures to velvet sofas and a solid cherry sleigh bed. Integral to the shopping experience, most product displays are complemented by the Company's unique and often whimsical in-store signage program. This signage, created and written by the Company's founder and CEO, Stephen Gordon, provides historical, anecdotal and sometimes nostalgic descriptions of products. The Company believes its signage program significantly enhances the store's ability to connect with the customer. The Company's focus on intriguing combinations of authentic, high-quality and functional products provides its customers a unique shopping experience that substantially differentiates the Company from its competitors and encourages repeat business.

  A typical Restoration Hardware store features approximately 7,000 square feet of selling space designed with a residential look and feel that the Company believes customers will want to recreate in their own homes. Each store carries approximately 4,500 SKUs, many of which are frequently turned over to refresh the store offerings and encourage customers to rediscover the store. In 1997, the Company increased its SKU count by approximately 750 items, adding approximately 1,250 new SKUs and discontinuing approximately 500 SKUs. Products are displayed in an open and airy residential setting which encourages the customers to wander from room to room, passing through a foyer, adjacent hardware rooms, library, living room, bedroom and bath and garden areas.

  The following summarizes certain key operating characteristics of a Restoration Hardware store and is based upon the 20 stores operated by the Company for the full year ended January 31, 1998.

   Average 1997 net sales per selling square foot..................... $    588
   Average 1997 store-level operating income.......................... $468,910
   Average 1997 store-level operating margin..........................     15.5%

COMPANY HISTORY

  The Company's founder, Stephen Gordon, developed the concept for Restoration Hardware based upon his passion for fine craftsmanship and design. After purchasing and remodeling a neglected Queen Anne Victorian home in Eureka, California, Mr. Gordon recognized the need for a retail concept which carried high-quality hardware, fixtures and related items. In 1980, Restoration Hardware opened its first store in Old Town Eureka. The Eureka store consisted of approximately 1,500 square feet of selling space and focused primarily on providing hard-to-find, high-quality hardware and Victorian fixtures.

  Following its first external equity financing in 1994, the Company accelerated its expansion, professionalized its management team and upgraded its financial and information systems. The Company also refined its merchandising strategy in response to customer demand for a broader assortment of merchandise: furniture and home furnishings were introduced to the merchandise selection and hardware items became more decorative in nature. To accommodate the space requirements for these new products, the Company increased the size of its store model. The Company believes that its typical store size of approximately 7,000 square feet of selling space provides customers an enjoyable, comfortable shopping environment and an effective display for Restoration Hardware's selection of merchandise. After over 18 years of developing the Restoration Hardware retail concept, management believes it has a unique and clearly differentiated store concept and merchandising mix which management can continue to successfully roll out on a nationwide basis.

BUSINESS STRATEGY

  The Company's goals are to establish Restoration Hardware as a leading lifestyle-oriented consumer brand and to realize substantial profitable growth. The Company's strategy for achieving these goals includes the following key elements:

  EXPANSION STRATEGY. Restoration Hardware believes that its retail concept has broad national appeal and that, as a result, it has significant new store expansion opportunities over the next several years. Accordingly, the Company plans to open approximately 25 new stores in 1998 and approximately 30 new stores in 1999. The Company intends to open new stores in markets it does not already serve and open more stores in its current markets. In preparation for this expected expansion, management has dedicated substantial resources to building the infrastructure and management information systems necessary to support a large national chain.

  The Company plans to continue to open stores in top tier malls, specialty centers and select street locations in affluent urban and suburban areas. The Company is opportunistic in selecting the best locations available that satisfy its demographic, financial and other criteria and does not necessarily cluster its store locations. All potential sites are subject to extensive analysis, including demographic and psychographic factors, the look and feel of the site and the terms of the lease. The Company utilizes the services of outside firms to provide market and demographic data and to assist in locating and securing potential locations.

  Additionally, and in response to strong customer demand, Restoration Hardware intends to introduce a catalog in September 1998. The Company believes its catalog operation will generate incremental sales in markets without stores, create additional store traffic in the Company's current markets and increase consumer awareness and loyalty.

  DIFFERENTIATED MERCHANDISING STRATEGY. The Company's merchandising strategy is to offer distinctive, high-quality, hard-to-find merchandise for the home. The Company offers a collection of merchandise not traditionally found in a single store environment, including classic American styled furniture, lighting, home furnishings, functional and decorative hardware, and discovery items. The merchandise selection is carefully edited to provide a consistent point of view throughout the store, emphasizing tasteful design, quality, value, functionality and a timeless, classic feel. The Company focuses on products that have a sense of history or authenticity to which customers can relate, believing that consumers have a strong desire to return to traditions from their past or create traditions where none previously existed. The Company's Teddy Chair, for instance, is a replica of a tailored, comfortable leather chair used by Theodore Roosevelt on his train travels from the Eastern United States to the West. Product selection also reflects a penchant for the playful, including the Atomic Robot Man, Moon Pies, the Acme Dog Biscuit Mix (complete with a bone-shaped cutter), as well as The Book of Campfire Songs and the Gonzo Wonder Sponge. In addition, unlike many other retailers, the Company focuses on purchasing products one item at a time rather than focusing only on product categories. No product is selected to simply round out a product category. Each item must stand on its own and is evaluated on its own merits. The Company does not have prescribed price points and finds it equally justifiable, from a merchanding point of view, to offer a vintage, Austrian, windproof lighter at $5 and a solid, red oak Mule Chest at $1,990. The Company's merchandise mix includes proprietary products and hard-to-find products selected from non-traditional distribution channels that appear unique to Restoration Hardware's customers.

  INNOVATIVE STORE ENVIRONMENT. The environment in a Restoration Hardware store is carefully designed to complement and highlight the unique merchandise mix and to create an attractive and fun shopping environment for the customer. Key elements of this unique store environment include:

    ARCHITECTURALLY DRIVEN STORE DESIGN. The design of a Restoration Hardware store is based on residential interiors with a strong architectural presence that has a look and feel which the Company believes customers seek to recreate in their homes. Restoration Hardware stores feature classic wood columns, finely detailed casework and natural wood floors. Colors are subdued, utilizing the Company's signature sage green, complemented by a palette of white and natural wood tones. Essential to the design are high ceilings, distinctive lighting and spacious, separate rooms for different product categories and seasonal presentations. The ambiance enhances the perceived value of the Company's merchandise and provides customers with a model for interior design that influences and validates their purchasing decisions. The design of the store also draws customers from room to room where they are encouraged to pick up, touch and explore different products. The Company believes this lengthens the stay of an individual within the store and increases the likelihood of multiple purchases.

    INTRIGUING IN-STORE PRODUCT PRESENTATION. The merchandise is displayed in a manner designed to enhance its visual appeal and maximize customer impulse buying. Each store features open area rooms, such as the library, the living room and the bedroom, for display of the core product categories. Distinctive discovery items are cross-merchandised within the rooms creating surprising combinations of merchandise. At Restoration Hardware, functional goods are often treated as decorative accessories. For example, hammers may be merchandised in a glass vase on a coffee table, flashlights and stainless steel dustpans may grace a solid cherry dresser, or a display of waiter's crumbers and carpentry guides may be symmetrically poised on a vintage nightstand.

    Another important dimension to the Company's merchandising strategy is the utilization of the store space itself. Under the direction of the Company's visual merchants, the stores are continually revising product placement. Visual design packages reflecting both floor and window changes are routinely developed and implemented by a multi-store visual team. Home furnishings displays are updated to have seasonal impact and the discovery items are rotated throughout the store environment to maintain freshness. The changing layout of the merchandise also contributes to the sense of discovery shoppers experience and helps to maintain the interest level of repeat customers. Restoration Hardware regularly updates its product offerings. However, items are not discontinued merely to make the store look new and fresh, and the Company adheres to the philosophy of keeping some constancy in its product offerings.

  CREATIVE AND ENTERTAINING IN-STORE SIGNAGE. In order to highlight the distinctive merchandise, products are frequently accompanied by customized signage which appears handcrafted. The signage is informative, occasionally whimsical and often reinforces the Company's focus on the value of quality and traditions in our lives. The signage is designed to provide enjoyment and a powerful incentive to purchase. The prose focuses the customer on a sense of tradition and history, is often anecdotal, and sometimes humorous. "Customers may not need a set of authentic doctor's office canisters", the signage suggests, "but you yearn for them. For all the boys and girls who promised Mom they'd grow up to be physicians and didn't". At Restoration Hardware the Company's signage program heightens the sense of retail theatre. The products are the actors, each with their own lines "spoken through" the signage.

  FOCUS ON HIGHLY DESIRABLE TARGET CUSTOMER. The Company focuses on attracting an affluent customer base of both men and women who typically are in their mid-30s to mid-50s, well educated, generally own their home and report an average household income in excess of $75,000. The Company believes that its growth during recent years partially reflects growing interest among its consumers in decorating and outfitting their homes. For this customer, the Company's merchandise selection, residential ambience and signage program provide a distinctive and enjoyable shopping experience. By focusing on its target customer, the Company believes it can successfully penetrate new markets in a variety of locations throughout the United States, while building a loyal customer base for repeat business.

  EXCEPTIONAL CUSTOMER SERVICE. Restoration Hardware is committed to providing the highest level of customer service. Key elements of such service include: a high degree of product availability, excellent follow-through on requests and questions, useful product information, a hassle-free return policy and high-quality merchandise. To provide this service, the Company focuses on hiring mature, professional and quality-conscious staff. The Company conducts training in a number of areas, including product knowledge, and has a culture that empowers its staff to go to great lengths to satisfy its customers' needs. Another extremely important factor for customers is the ability to receive their merchandise, especially furniture, in a timely manner. Each store maintains a stock room and receives inventory that encompasses the complete range of merchandise exhibited on the sales floor. Customers can in most cases leave the store with their purchases, including stocked furniture items. The Company's strong customer service emphasis supports its unique shopping experience and has been critical to the Company's ability to market higher price point items such as furniture.

  BUILDING THE BRAND AND OPERATING INITIATIVES. An integral part of the Company's strategy is to strengthen the Restoration Hardware brand. The Company believes that the opening of new stores, its daily interaction with customers and all other aspects of its business play a role in building its brand identity. To this end, the products, the architecture of the store, the signage, the in-store music program and the Company's culture all reflect Restoration Hardware's consistent and differentiated point of view.

  The Company continues to focus on several initiatives designed to both enhance the performance of the stores and strengthen the Company's emerging brand identity. These include: (1) continuing to expand proprietary offerings,
(2) increasing the number of imported SKUs, (3) strengthening relationships with key vendors, (4) building the Company's catalog business and (5) refining the Company's web site.

MERCHANDISING MIX

  Restoration Hardware offers a broad but carefully edited selection of merchandise that provides a consistent point of view throughout the stores. The Company offers a collection of merchandise not traditionally found in a single store environment, including classic American styled furniture, home furnishings, lighting, functional and decorative hardware and discovery items. Each store carries approximately 4,500 SKUs, many of which are frequently turned over to refresh the store offerings and encourage customers to rediscover the store. In 1997, the Company increased its SKU count by approximately 750 items, adding approximately 1,250 new SKUs and discontinuing approximately 500 SKUs. A key element within Restoration Hardware's merchandise mix are the discovery items, consisting of unusual, hard-to-find, sometimes whimsical and intriguing product offerings. The merchandise mix also includes proprietary products and hard-to-find products selected from non-traditional distribution channels that appear unique to Restoration Hardware's customers.

  Although the Company seeks to have a broad assortment of merchandise within each of its product categories, the Company's selection process is more item-driven than category driven. Each product needs to stand on its own distinctive merits. No product is selected to simply round out a product category. The following table sets forth the Company's product categories by percentage of sales for 1997:

                            PRODUCT CATEGORY                          % OF SALES
                            ----------------                          ----------
   Furniture and Lighting............................................     42%
   Discovery Items, Accessories and Books............................     23
   Hardware and Housewares...........................................     17
   Bath and Bedroom..................................................      9
   Garden and Other..................................................      9
                                                                         ---
                                                                         100%
                                                                         ===

STORE LAYOUT

  The layout of a Restoration Hardware store features distinct rooms, typically the foyer, the living room, the library, the bedroom and the bath and garden areas, within which core product categories are grouped. Discovery items and other products are cross-merchandised within these core groupings to allow for surprising product combinations and to increase impulse buying. This room design reinforces the residential ambience of a Restoration Hardware store and provides customers with a model for interior design that validates their purchasing decisions.

  FOYER AND HARDWARE ROOMS. Customers enter Restoration Hardware through the store's foyer, where the Company uses an open design and changing product presentation to draw customers into the store. Merchandise assortments are frequently rotated in this area, maintaining freshness and inviting customers to discover and explore the store. To the right and left of the foyer, the Company displays hardware. Hardware is both the genesis of the Company's business and an increasingly important point of differentiation for its stores. Even as Restoration Hardware increases assortments in furniture and furnishings, the Company remains committed to increasing product in hardware and fittings. The first hardware room includes the Company's broad assortment of cabinet hardware, comprised of over 600 knobs and pulls in a wide variety of finishes. The second hardware room features classic items such as house plaques and numbers, mailboxes, knockers and numerous fittings, all designed for easy installation by the customer. In addition, since most of the hardware is wall-mounted, the Company is able to devote valuable floor space in the hardware rooms to merchandise such as furniture and lighting.

  LIVING ROOM. Restoration Hardware's living room serves as the main display room. A typical living room is designed with high ceilings, bronze chandeliers and a mix of merchandise that is frequently changed. The Company utilizes the living room to highlight its furniture and lighting items such as the Kathleen Sofa and Roses Table Lamp. The Company often stocks select book titles in this area, such as Graces, and home furnishings to further enhance the residential nature of this space. In addition, to take advantage of the high traffic in the living room, the Company cross- merchandises many of its impulse oriented discovery items here.

  LIBRARY. Comfortable upholstered and rich leather chairs welcome customers into the library, where they are invited to browse through the wide assortment of books. Libraries often feature a fireplace with a richly detailed mantel to enhance the ambience. The Company carries how-to books on gardening, woodworking, interior decorating and home renovation as well as reference and "coffee table" books on architecture, design and a variety of other subjects. Books are displayed as sources of information and entertainment as well as decorative accessories. Carefully selected titles such as Pocket Ref (Almost a Nerd in Your Pocket) and The Book of American Traditions are also featured throughout the store, further emphasizing the Restoration Hardware point of view.

  BEDROOM AND BATH AREA. The bedroom features furniture, an assortment of proprietary linens and duvets and a broad collection of drapery rods and panels. The bath area features a clawfoot bath tub, towel bars, hooks, mirrors and other items designed to allow customers to easily embellish the bath. These items include soap dishes and canisters in glass, stainless, aluminum, pewter and ceramic as well as shower curtains, rings and hooks.

  GARDEN AREA. The garden room features limestone floors, skylights, a fully functioning fountain and greenery to present an ambience suitable for display of the Company's gardening merchandise. Products typically include outdoor furniture, fountains, statuary, silk flowers, planters, tools and accessories. During the spring and summer months, the mix of merchandise within the garden is broadened.

PRODUCT SELECTION, PURCHASING AND SOURCING

  A typical Restoration Hardware store stocks approximately 4,500 different SKUs which the Company currently purchases from approximately 400 vendors. These vendors include major domestic manufacturers, specialty niche manufacturers and importers. Important to the Company's strategy is its ability to maintain the freshness of its merchandise selection by continually adding new products. These new items complement the core product assortment, give a fresh look to the stores and sustain the interest of the repeat customer. Stephen Gordon and the Company's merchandise team are responsible for new product. This team, comprised of buyers, assistants and an in-house product development director, regularly attends product shows in the United States and travels overseas in search of new product development and sourcing opportunities.

  The Company has recently begun focusing on increasing its selection of imported merchandise. The Company maintains agents in China, India, England, France, Portugal and Eastern Europe and its merchandising team travels to Asia and Europe in search of new products. By sourcing products offshore, the Company seeks to achieve increased buying effectiveness and ensure exclusivity for a portion of its product line. In many instances, the Company also works closely with its vendors to develop products which are unique to Restoration Hardware.

  In March 1998, the Company acquired all of the outstanding capital stock of Michaels for an aggregate purchase price of approximately $5.0 million plus contingent future payments and stock incentives based on the performance of the acquired operations. Michaels had previously been an independent supplier of furniture to the Company accounting for approximately 7.3% of its merchandise purchases in 1997. The Company believes that the acquisition of Michaels will give Restoration Hardware a secure supply of a popular furniture line for its stores and catalog.

ADVERTISING AND MARKETING

  The Company has traditionally focused its advertising efforts and expenditures in the third and fourth quarters. Print campaigns are conducted in October, November and December featuring full page advertisements in major market and regional newspapers. Print advertising is focused on line drawings of specific products, accompanied by the Company's distinctive product descriptions. The Company runs both a "Famous Fall Lighting Sale" campaign and a "Holiday Wit & Wisdom" campaign. In connection with the latter campaign, the Company also direct mails a holiday gift guide with holiday gift suggestions and a response card designed to increase store traffic.

  The Company also maintains a public relations effort designed to ensure national and regional press to support its brand awareness as well as to support new store openings in both existing and new markets. In addition, the Company maintains a website, www.restorationhardware.com, designed to promote consumer awareness of Restoration Hardware and generate store traffic.

  Additionally, and in response to strong customer demand, Restoration Hardware intends to introduce a catalog in September 1998. The Company believes its catalog operation will generate incremental sales in markets without stores, create additional store traffic in the Company's current markets and increase consumer awareness and loyalty. The Company intends to outsource the telemarketing, fulfillment and information system functions associated with the catalog operations.

STORE OPERATIONS AND DISTRIBUTION

  The Company's store operations and distribution are critical components in Restoration Hardware's ability to satisfy its customers and build the brand awareness and loyalty the Company strives for. The Company strongly emphasizes customer service.

  Store operations are managed through several operating districts. Each district manager is responsible for approximately eight stores. To ensure delivery of excellent customer service, each store is staffed by a store manager, an assistant store manager and anywhere from five to 20 store associates depending on expected customer traffic. Store associates are assigned to one or more of the rooms within the store to ensure that customer needs are addressed in each part of the store. In order to retain and motivate qualified employees, the Company compensates its store managers with base salaries plus both monthly and yearly bonuses based on sales and profit performance. All other store associates receive bonuses for team efforts in comparable sales performance and performance to budget. The Company conducts training in a number of areas, including product knowledge, and has a culture that empowers staff to go to great lengths to satisfy their customers.

  Another important element of customer service is the customer's ability to receive their merchandise, especially furniture, in a timely manner. Accordingly, each store maintains a stock room and in many instances a third party warehouse close to the store and receives inventory that encompasses the complete range of merchandise exhibited on the sales floor. Customers can in most cases leave the store with their purchases, including stock furniture items.

  Although most of the Company's merchandise is drop shipped directly to its stores, the Company added a 160,000 square foot distribution facility in 1997 and is in the process of adding additional distribution facilities to implement its 1998 and 1999 store expansion plans. In addition, the Company has engaged an independent distribution and logistics consultant to assist in evaluating and implementing its long-term distribution strategy.

STORE SELECTION AND STORE LOCATIONS

  The Company is opportunistic in selecting the best locations available that satisfy its demographic, financial and other criteria and does not necessarily cluster its store locations. All potential sites are subject to extensive analysis, including demographic and psychographic factors, the look and feel of the site and the terms of the lease. The Company utilizes the services of outside firms to provide market and demographic data and to assist in locating and securing potential locations.

  As of June 1, 1998, the Company operated 47 stores in 22 states throughout the United States. The following table provides certain additional information regarding the Company's existing stores.

                                            TYPE OF                    SELLING SQUARE
  STORE LOCATION                            LOCATION                      FOOTAGE
  --------------                        ----------------               --------------
  PRE-1995 STORES
  Eureka, California                    Street                             2,500
  Danville, California                  Specialty Center                   5,146
  Corte Madera, California              Mall                               2,790
  Berkeley, California                  Street                             5,632
  Newport Beach, California             Mall                               4,282
  1995 STORES
  Portland, Oregon                      Street                             4,743
  San Mateo, California                 Mall                               4,412
  Palo Alto, California                 Street                             6,126
  Pasadena, California                  Street                             4,027
  Phoenix, Arizona                      Mall                               5,973
  1996 STORES
  Skokie, Illinois                      Mall                               6,387
  Woodland Hills, California            Mall                               5,905
  Troy, Michigan                        Mall                               5,708
  Houston, Texas                        Specialty Center                   6,107
  Richmond Heights, Missouri            Mall                               6,116
  Littleton, Colorado                   Mall                               7,021
  Leawood, Kansas                       Specialty Center                   6,412
  Dallas, Texas                         Street                             6,369
  Houston, Texas                        Specialty Center                   6,045
  Alexandria, Virginia                  Street                             6,177
  1997 STORES
  Schaumburg, Illinois                  Mall                               7,015
  Seattle, Washington                   Specialty Center                   8,101
  King of Prussia, Pennsylvania         Mall                               7,748
  Atlanta, Georgia                      Specialty Center                   7,314
  McLean, Virginia                      Mall                               6,693
  Sherman Oaks, California              Mall                               6,763
  Garden City, New York                 Mall                               6,828
  Paramus, New Jersey                   Mall                               6,215
  Farmington, Connecticut               Mall                               6,894
  Charlotte, North Carolina             Specialty Center                   6,980
  Century City, California              Mall                               7,400
  San Antonio, Texas                    Specialty Center                   7,015
  Pittsburgh, Pennsylvania              Specialty Center                   5,700
  San Diego, California                 Mall                               7,047
  Tampa, Florida                        Street                             6,137

                                         TYPE OF                        SELLING SQUARE
  STORE LOCATION                         LOCATION                          FOOTAGE
  --------------                     ----------------                   --------------
  Santa Monica, California           Street                                 6,787
  Los Angeles, California            Mall                                   7,022
  St. Paul, Minnesota                Street                                 7,408
  Raleigh, North Carolina            Mall                                   6,528
  Atlanta, Georgia                   Mall                                   5,935
  Metairie, Louisiana                Mall                                   7,544
  1998 STORES (TO DATE)
  Miami, Florida                     Mall                                   6,164
  Birmingham, Alabama                Specialty Center                       6,422
  Wichita, Kansas                    Specialty Center                       5,557
  Germantown, Tennessee              Specialty Center                       6,021
  Short Hills, New Jersey            Mall                                   6,542
  West Nyack, New York               Mall                                   6,426

MANAGEMENT INFORMATION SYSTEMS

  Restoration Hardware's management information systems ("MIS") include fully integrated store, merchandising, distribution and financial systems. In 1995, the Company completed the implementation of a state-of-the-art MIS system from STS Systems, an MIS system utilized by many leading retailers. This system includes point-of-sale ("POS") data collection and integrates purchase order management, sales reporting, merchandise analysis and stock replenishment as well as accounting functions. The Company expects this system to provide productivity benefits, enhanced merchandise information and improved inventory control during 1998 and beyond.

  These systems utilize a Unix-based minicomputer to run third-party software, and the Company currently relies on a STS Systems for both its hardware and software support of its systems. Sales information is updated daily in the sales audit and merchandise reporting systems by polling transaction data from each store's POS terminals. The Company's POS system consists of registers providing price look-up, scanning of bar-coded tickets and capture of credit information and payroll hours. The POS system also tracks inventory receipts and transfers, which are uploaded to the host system, and price changes, which are downloaded into the POS devices. Information obtained from nightly polling also results in automated merchandise replenishment in response to the specific SKU requirements of each store. The Company evaluates information obtained through such reporting to implement decisions regarding merchandising assortment, allocation and markdowns. In addition, this information allows the Company to forecast purchasing requirements based on the combination of recent sales trends and historical purchase patterns. The Company believes that its management information systems are an important factor in allowing the Company to efficiently support its rapid growth and maintain a competitive industry position. See "Risk Factors--Dependence on Key Vendors".

  Many currently installed computer systems and software products are coded to accept only two- digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company has assessed its accounting and management information systems and does not currently expect that any significant modifications will be required for such systems. Moreover, the Company does not believe that the total cost of any potential modifications will be material. There can be no assurance, however, that the Company or its vendors will be able to modify timely and successfully their respective systems to comply with Year 2000 requirements. Any failure to become Year 2000 compliant on the part of the Company or its vendors or the incurrence of any costs associated with related litigation could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The Company competes with a wide variety of national, regional and local retailers. However, due to the fragmented nature of the home furnishings industry in the United States and the fact that the Company's merchandise cuts across multiple categories, the competitive landscape is likely to vary substantially based on each individual market. Competition exists from businesses utilizing a similar retail store strategy, as well as traditional furniture stores and department stores. Competitors that are utilizing a similar retail store strategy include Pottery Barn (a division of Williams-Sonoma), Crate & Barrel, Z Gallerie and Pier 1 Imports. The Company also competes to a lesser extent with the catalog operations of companies such as Smith & Hawken and Williams-Sonoma. Many of the Company's competitors are larger and have substantially greater financial, marketing and other resources than Restoration Hardware.

  The Company believes that the ability to compete successfully is determined by several factors, including breadth and quality of product selection, effective merchandise presentation, customer service, pricing and store location. The Company believes that it competes favorably on the basis of these factors.

TRADEMARKS

  The Company has registered its trademark "Restoration Hardware" in the United States and Mexico, and has applied for registration of such trademark in Canada. Such application in Canada is pending and there can be no assurance that such application will be granted.

  The "proprietary" products referred to in this Prospectus consist of products which are labeled or packaged using the "Restoration Hardware" trademark, or products procured from vendors on an exclusive basis for sale to consumers only through the Company. Such products have not historically accounted for a significant portion of the Company's revenues although the Company expects sales of these products to increase over time. Other than the foregoing trademark appearing thereon, these products do not constitute intellectual property per se.

EMPLOYEES

  At May 2, 1998, the Company had 903 full-time employees and 414 part-time employees. The Company believes it maintains good employee relations.

GOVERNMENT REGULATION

  Many of the Company's imports are subject to existing or potential duties, tariffs or quotas that may limit the quantity of certain types of goods which may be imported into the United States and other countries. In addition, the Company is subject to currency fluctuations, work stoppages, economic uncertainties including inflation, foreign government regulations, political unrest and trade restrictions, including United States retaliation against foreign practices.

PROPERTIES

  The Company currently leases two properties located in Corte Madera, California which are used as its headquarters. One property consists of approximately 3,600 square feet of office space and approximately 11,000 square feet of warehouse space. The lease expires on November 30, 1999, with an option to extend the lease for one additional three year term. The second property consists of approximately 11,000 square feet of office space. The Company has exercised an option for approximately an additional 4,000 square feet of office space in this facility beginning September 1998. The lease expires on May 15, 2002. The Company leases approximately 160,000 square feet of warehouse space in Hayward, California for use as its distribution center. The lease expires on July 31, 2004, with an option to extend the lease for one additional five year term. The Company also leases an approximately 50,000 square foot distribution center in Oakland, California which is subleased for the duration of the lease.

  As of June 1, 1998, the Company leased approximately 510,000 gross square feet for its stores. Most of the existing stores are leased by the Company with lease terms ranging from 10 to 15 years. Most leases for the Company's stores provide for a minimum rent plus a percentage rent based upon sales after certain minimum thresholds are achieved. The leases generally require the Company to pay insurance, utilities, real estate taxes and repair and maintenance expenses.

LEGAL PROCEEDINGS

  From time to time, the Company may be involved in legal proceedings and litigation incidental to the normal conduct of its business. The Company is not currently involved in any material legal proceedings or litigation.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth the executive officers, directors and certain key employees and directors of the Company.

          NAME            AGE                       POSITION
          ----            ---                       --------
Stephen Gordon...........  47 Chairman of the Board, President, Chief Executive
                              Officer and Founder
Thomas Christopher.......  50 Executive Vice President, Chief Operating Officer
                              and Director (3)
Thomas Low...............  39 Senior Vice President, Chief Financial Officer and
                              Secretary
Bill Ashton..............  47 Director of Distribution
Marta Benson.............  35 Director of Catalog
Dale Dombrowski..........  47 Director of Visual Merchandising
Nina Johnson.............  35 General Merchandise Manager
Kellie Krug..............  37 Director of Marketing
David Loretta............  30 Director of Planning and Analysis
Mary Ness................  43 Director of Inventory Management
Gerilyn Rapmund..........  32 Controller
Randy Reimer.............  51 Director of Human Resources and Training
Ed Robinson..............  33 Director of Product Development
Anne Wilson..............  36 Director of Management Information Systems
Damon Ball...............  40 Director (1)(3)
Robert Camp..............  55 Director (2)(3)
David Ferguson...........  43 Director (1)
Raymond Hemmig...........  48 Director (2)(3)
Michael Lazarus..........  42 Director (1)
Marshall Payne...........  41 Director (2)

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Real Estate Committee.

  STEPHEN GORDON founded the Company in 1980 and has served as President, Chief Executive Officer and a Director since that time. Mr. Gordon has successfully led the Company through a long period of comparable store net sales growth and consistent profitability at the store level. Until the recruitment of a professional management team in 1994 and 1995, Mr. Gordon actively managed all aspects of the business. He obtained his B.A. at Drew University and his M.A. in Psychology from Humboldt State University.

  THOMAS CHRISTOPHER joined the Company as Executive Vice President, Chief Operating Officer and a Director in June 1994. Prior to joining Restoration Hardware, Mr. Christopher was with Barnes & Noble, Inc. for five years where he served in various capacities, including Chief Executive Officer of Bookstop Inc. and President of Barnes & Noble Superstores. Previously, Mr. Christopher worked for 19 years at Pier 1 Imports, a national chain of home furnishing retail stores, where he served in a variety of roles, including Executive Vice President of Operations. He obtained his B.B.A. in Economics from Kent State University.

  THOMAS LOW joined the Company as Senior Vice President and Chief Financial Officer in April 1995. From July 1986 to March 1995, Mr. Low served in various capacities with Home Express, Inc., a retailer of home furnishings, including Controller from June 1990 to March 1995. Home Express, Inc.

filed Chapter 11 bankruptcy proceedings in January 1990 and again in February 1996. Prior to joining Home Express, Inc., Mr. Low served as a financial analyst with W.R. Grace & Co. in its restaurant division. He obtained his B.S. in Resource Science from the University of California, Davis and his M.B.A. with a Finance Concentration from the University of California, Irvine.

  BILL ASHTON joined the Company as Director of Distribution in September 1997. Mr. Ashton served as Senior Director of Distribution for Polo/Ralph Lauren from April 1984 until July 1997. From January 1979 until March 1984, he served as Manager of Auditing for Federated Department Stores. Prior to that, Mr. Ashton served six years as Logistics Officer and Aviator in the United States Marine Corps. He received his B.S. from Muskingum College.

  MARTA BENSON joined the Company as a Merchandise Manager in August 1996 and was promoted to Director of Catalog in February 1998. Prior to that, she was associated with Smith & Hawken, a specialty retailer focusing on garden merchandise for eight years. At Smith & Hawken she served most recently as Manager, Catalog Merchandise from May 1993 until joining the Company and as Senior Buyer, Catalog Captain from February 1991 to April 1993. Ms. Benson received her B.A. from Wesleyan University.

  DALE DOMBROWSKI joined the Company as Director of Visual Merchandising in July 1993. From September 1992 until joining the Company, Mr. Dombrowski served as Design Director of Filamento, a single specialty retail store. Prior to that, he was associated with Pottery Barn for 13 years, most recently from 1986 to 1992 as Manager of Visual Merchandising. Mr. Dombrowski received his A.A.S. from the Fashion Institute of Technology.

  NINA JOHNSON joined the Company as a Merchandise Manager in March 1995. She was promoted to General Merchandise Manager of the Company in December 1996. Ms. Johnson served as Senior Buyer, Decorative Home at Mervyn's, a department store chain, from April 1994 until November 1994 and as Retail Marketing and Merchandising Manager at Ghirardelli Chocolate Co. from June 1993 until March 1994. From June 1991 until March 1993, Ms. Johnson served as Buyer, Tabletop for the Pottery Barn division of Williams Sonoma, Inc., a specialty retail chain. Previously, Ms. Johnson served in various capacities at Bloomingdale's, a department store chain, from 1984 until 1991, including Buyer, Food Division Housewares from 1989 until 1991. Ms. Johnson received her B.A. in Economics from William Smith College.

  KELLIE KRUG joined the Company as Director of Marketing in March 1998. Ms. Krug served as Marketing Director at Gymboree Corporation from March 1997 to February 1998 and at Imaginarium Toy Stores from March 1990 to June 1994. She also served in various marketing positions at Ross Stores, Inc. from April 1986 to June 1988. Ms. Krug received her B.A. from San Jose State University.

  DAVID LORETTA joined the Company as Senior Financial Analyst and Accounts Payable Supervisor in March 1997. Mr. Loretta was promoted to the position of Manager of Financial Planning and Analysis in February 1997, and currently serves as Director of Planning and Analysis. From March 1994 to March 1996, he served in various accounting and finance capacities at Home Express, Inc., a retailer of home furnishings. Previously, Mr. Loretta served as an Assistant Bank Examiner for the Federal Deposit Insurance Corporation in Southern California. He received his B.A. in Economics from the University of California, Riverside and his M.B.A. in International Business/Entrepreneurial Studies from San Diego State University.

  MARY NESS joined the Company as Director of Inventory Management in April 1995. From October 1993 to April 1995, Ms. Ness served as Merchant, Gifts at Gump's, a department store chain. Ms. Ness served as Buyer, Baskets, Christmas, Paper/Party for Cost Plus, Inc., a specialty retail chain from October 1991 until January 1993. From July 1986 until October 1991, she served as Director, Inventory Management for the Pottery Barn and Hold Everything divisions of Williams Sonoma, Inc., a specialty retail chain. Previously, Ms. Ness served as an Associate Buyer and Production Manager with The Gap, a clothing retail chain, from 1982 until 1986 and as a Buyer with Livingston's, a clothing retailer, from 1979 until 1982. She received her B.A. in Economics from the University of California, Santa Barbara and her M.B.A. in Marketing from San Francisco State University.

  GERILYN RAPMUND has served as Controller of the Company since March 1997. From January 1994 to March 1997 she was Controller and Accounting Manager of ViewStar Corporation, a software company. From September 1990 to January 1994, Ms. Rapmund served as Financial Reporting and Accounting Manager at The Good Guys!, a consumer electronics retailer. From September 1988 to September 1990, Ms. Rapmund served as an auditor for Deloitte & Touche LLP. Ms. Rapmund received her B.A. in Accounting from California Polytechnic State University at San Luis Obispo.

  RANDY REIMER joined the Company as its Director of Human Resources in June 1997, after having provided independent human resource consulting assistance to the Company for the two previous years. Mr. Reimer has 25 years of diversified experience in human resources, including 8 years with Federated Department Stores where he was Vice-President of Employee Relations for one of Federated's midwest divisions and later, as Senior Vice President of Human Resources for I. Magnin. He received his B.A. in Liberal Arts from California State University--Hayward and has completed partial coursework toward a M.S. in Human Resources Management at Golden Gate University.

  ED ROBINSON joined the Company as Director of Product Development in January 1997. Mr. Robinson served as Director of Product Development for Pilgrim Home and Hearth, a retail design consultant, from February 1995 until September 1996. From August 1993 until February 1995, he was a Partner and Designer at Sand Lake Design, a designer consultant whose clients included Williams-Sonoma, Banana Republic and Pottery Barn. Previously, Mr. Robinson served as a Designer for Architractor Design Group, an architectural designer of commercial and residential projects, from August 1992 until August 1993, as Designer of Housewares for George Schmidt Design, a design consultant, from June 1990 until August 1992, and as Designer-Concept, Prototyping and Illustration for Child Growth and Development, a designer of learning toys, from May 1988 until May 1990. He received his B.A. in Industrial Design from the Pratt Institute of Art and Design.

  ANNE WILSON joined the Company as Director of Management Information Systems in April 1997. From May 1995 to April 1997, Ms. Wilson served as the Systems and Applications Development Manager at Home Express, Inc., a retailer of home furnishings. Previously, she served in various capacities with I. Magnin, a specialty retail chain, including MIS Manager, Accounts Payable Manager and Senior Assistant Buyer, from 1987 until 1995. She started her retail career with Livingston's, a clothing retailer, as a manager trainee in 1983, and left there as a buyer in 1987. Ms. Wilson received her B.A. in Organizational Studies and Psychology from Pitzer College.

  DAMON BALL has been a director of the Company since May 1997. Mr. Ball has been a Senior Vice President of Desai Capital Management Incorporated ("DCMI") since December 1993 and, for more than five years prior thereto, served as a Vice President of DCMI. DCMI is a specialized equity investment management firm which manages the assets of various institutional clients, including Private Equity Investors III, L.P. and Equity-Linked Investors II. Mr. Ball received his B.A. in Economics and Political Science from the University of Pennsylvania and his M.B.A. degree from the Harvard Business School.

  ROBERT CAMP joined the Board of Directors in June 1994. He is the former CEO of Pier 1, Inc. and was associated with that firm from 1967 to 1985. In 1971, Mr. Camp co-founded Import Bazaar Ltd., a Canadian based import business, which was subsequently sold to Pier 1. In 1986, he founded Simpson and Fisher Companies, Inc., a specialty retail holding company. He owns and operates Hero's Welcome Inc., a general store and mail order operation, which he and his wife founded in 1993. He is a graduate of the University of Washington.

  DAVID FERGUSON has been a general partner of Chase Capital Partners, the sole general partner of Chase Ventures and an affiliate of Chase Securities, for the last five years. He has been a director of the Company since May 1997. Mr. Ferguson currently serves as a director of Guitar Center, Inc., a music specialty retailer, Wild Oats Markets, Inc., a natural foods retailer, and various privately held companies. Mr. Ferguson received his B.A. from Loyola College in Baltimore, Maryland and his M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Ferguson is a C.P.A .

  RAYMOND HEMMIG joined the Board of Directors in June 1994. He has served as Chairman of the Board of Ace Cash Express, Inc., a chain of retail financial services stores, since 1988 and Chairman, Chief Executive Officer and General Partner of Retail & Restaurant Growth Capital, L.P., a private investment partnership since 1995. Mr. Hemmig served as Chief Executive Officer of ACE from 1988 to 1994. Previously, Mr. Hemmig was a foodservice, retail and franchise industries consultant from 1985 to 1988. He served as Executive Vice President of Grandy's Inc., a subsidiary of Saga Corp., from 1983 to 1985, and was Vice President and Chief Operating Officer of Grandy's Country Cookin', the predecessor restaurant company, from 1980 to 1983. He also worked with Hickory Farms of Ohio, Inc. from 1973 to 1980 in various operational and executive positions. He is a director of Party City, a publicly held discount party supply retailer, and Elizabeth Arden Red Door Salons, Inc., an operator of day spas.

  MICHAEL LAZARUS joined the Board of Directors in January 1996. He co-founded Weston Presidio Capital in 1991, a $300 million private equity fund with offices in San Francisco and Boston. He serves as a Managing Partner. Prior to the formation of Weston Presidio Capital, Mr. Lazarus served as Managing Director and Director of the Private Placement Department of Montgomery Securities since 1986. From 1983 to 1986, he was in senior management of Berkeley International, an international venture capital firm. Mr. Lazarus was with Price Waterhouse from 1977 to 1983. Mr. Lazarus is a director of Just For Feet, Inc., an athletic footwear retailer, Guitar Center, Inc., a music speciality retailer, and various privately held companies. Mr. Lazarus received his B.A. in Accounting from Grove City College and is a C.P.A.

  MARSHALL PAYNE joined the Board of Directors in June 1994. He has been with Cardinal Investment Company, Inc. since 1983 and is currently Vice President. Mr. Payne also serves on the board of several private and the following public companies: Ace Cash Express, Inc., a chain of retail financial services stores, and Leslie Building Products, Inc., a building products manufacturer. Mr. Payne received his B.A. from Stanford University and his M.B.A. from Harvard Business School.

BOARD OF DIRECTORS AND COMMITTEES

  Pursuant to the Company's Certificate of Incorporation, upon completion of the Offering, the Board of Directors will be classified into three classes, each with three directors. One class (comprised of Messrs. Ball and Hemmig, with one vacancy) will be elected for a term expiring at the annual meeting of stockholders to be held in 1999; another class (comprised of Messrs. Camp, Ferguson and Payne) will be elected to hold office for an initial term expiring at the annual meeting to be held in 2000; and another class (comprised of Messrs. Christopher, Gordon and Lazarus) will be elected to hold office for an initial term expiring at the annual meeting to be held in 2001. Thereafter, the successors of the class of directors whose term expires at the meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Officers are appointed by the Board of Directors and serve at its discretion.

  The Company maintains an Audit Committee, a Compensation Committee and a Real Estate Committee. The Audit Committee oversees actions taken by the Company's independent auditors. The Compensation Committee reviews the compensation levels of the Company's executive officers and makes recommendations to the Board of Directors regarding compensation. The Compensation Committee also administers the 1998 Stock Incentive Plan. See "-- Benefit Plans--1998 Stock Incentive Plan". The Real Estate Committee evaluates and approves potential store locations.

COMPENSATION OF DIRECTORS

  Non-employee directors receive $1,000 for each meeting of the Company's Board of Directors attended, $500 for each Committee meeting attended and reimbursement of travel expenses. Non-employee Board members will receive option grants at periodic intervals under the Automatic Option Grant Program of the 1998 Stock Incentive Plan and will also be eligible to receive discretionary option grants under the Discretionary Option Grant Program of such plan. See "--Benefit Plans--1998 Stock Incentive Plan".

  On May 30, 1997, the Company granted to each of Messrs. Camp, Hemmig, Lazarus and Payne an option to purchase 3,500 shares of Common Stock and to each of Messrs. Ball and Ferguson an option to purchase 7,000 shares of Common Stock, at an exercise price of $10.49 per share, the fair market value per share of Common Stock on such date. On the effective date of the Offering, each of Messrs. Ball, Camp, Ferguson, Hemmig, Lazarus and Payne will receive an option to purchase 14,000 shares of Common Stock at the initial public offering price per share. The options are immediately exercisable for all of the option shares but any shares purchased under the options are subject to repurchase by the Company, at the option exercise price paid per share, upon the termination of the optionee's service with the Company prior to vesting in the option shares. The shares subject to each option grant will vest in a series of three equal annual installments upon the optionee's completion of each of the three years of service with the Company after the grant date. The options have a maximum term of 10 years measured from the grant date, subject to earlier termination following the optionee's cessation of service. The shares subject to each option will vest in full in the event the Company is acquired by merger or asset sale, unless the options are assumed by, and the repurchase rights with respect to unvested option shares are assigned to, the successor corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee of the Company's Board of Directors are Messrs. Ferguson, Hemmig and Payne. No executive officer of the Company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the compensation earned by the Company's Chief Executive Officer and each of the two other most highly compensated executive officers of the Company whose total salary and bonus for the fiscal year ended January 31, 1998 exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries during such fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                    COMPENSATION
                                       ANNUAL COMPENSATION             AWARDS
                              ------------------------------------- -------------
                                                                      NUMBER OF
                                                                     SECURITIES
        NAME AND                                    OTHER ANNUAL     UNDERLYING      ALL OTHER
   PRINCIPAL POSITION    YEAR SALARY($) BONUS($) COMPENSATION($)(1) OPTIONS(#)(2) COMPENSATION(3)
   ------------------    ---- --------- -------- ------------------ ------------- ---------------
Stephen Gordon.......... 1997 $153,077  $33,456       $21,346           28,000         $183
 Chairman of the Board,  1996  111,536   37,260        16,110           70,000           --
 President and Chief     1995  100,160   20,000         9,600          140,000           --
 Executive Officer
Thomas Christopher...... 1997 $133,038   23,862       $11,400           28,000         $157
 Executive Vice          1996  101,538   28,350        12,000           52,500           --
 President and Chief     1995   87,769   15,000         7,200               --           --
 Operating Officer
Thomas Low.............. 1997 $103,562   17,712       $ 9,700           28,000         $116
 Senior Vice President   1996   83,846   22,950         7,200           42,000           --
 and Chief Financial Of-
  ficer                  1995   57,621    8,800         2,400           43,750           --

--------
(1) "Other Annual Compensation" includes: (i) for 1997 a $4,273 relocation allowance and a $4,273 medical allowance provided to Mr. Gordon and (ii) car allowances provided to Messrs. Gordon, Christopher and Low.
(2) The options listed in the table were granted under the Company's 1995 Stock Option Plan. See "Management--Option/SAR Grants in Last Fiscal Year" for a description of the terms of these options. The options outstanding under the 1995 Stock Option Plan will be incorporated into the new 1998 Stock Incentive Plan, but will continue to be governed by their existing terms. See "Management--Benefit Plans".
(3) Represents contributions by the Company to the Company's 401(k) Plan which was implemented in November 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table shows, with respect to the Named Executive Officers, certain information concerning the grant of stock options during 1997. No stock appreciation rights were granted during such fiscal year.

                                      INDIVIDUAL GRANTS
                         ----------------------------------------------
                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                           ANNUAL RATES OF
                         NUMBER OF  PERCENTAGE OF                            STOCK PRICE
                         SECURITIES TOTAL OPTIONS                         APPRECIATION FOR
                         UNDERLYING  GRANTED TO                            OPTION TERM(3)
                          OPTIONS   EMPLOYEES IN  EXERCISE   EXPIRATION ---------------------
          NAME           GRANTED(1)  FISCAL YEAR  PRICE(2)      DATE        5%        10%
          ----           ---------- ------------- --------   ---------- ---------- ----------
Stephen Gordon(4).......   28,000        5.7%      $11.54(4)   9/2/07   $  155,326 $  438,702
Thomas Christopher(4)...   28,000        5.7%      $10.49      9/2/07   $  184,706 $  468,082
Thomas Low(4)...........   28,000        5.7%      $10.49      9/2/07   $  184,706 $  468,082

--------
(1) The options are immediately exercisable for all of the option shares but any shares purchased under the options are subject to repurchase by the Company, at the option exercise price paid per share, upon the termination of the optionee's service with the Company prior to vesting in the option shares. The shares subject to each option grant will vest in a series of three equal annual installments upon the optionee's completion of each of the three years of service with the Company after the grant date. The options have a maximum term of ten years measured from the grant date, subject to earlier termination following the optionee's cessation of service. The shares subject to each option will vest in full in the event the Company is acquired by merger or asset sale, unless the options are assumed by, and the repurchase rights with respect to unvested option shares are assigned to, the successor corporation.
(2) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation Committee may also assist an optionee in the exercise of an option by (i) authorizing a loan from the Company in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee.
(3) There can be no assurance provided to any executive officer or other holder of the Company's securities that the actual stock appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the options granted to the Named Executive Officers.
(4) In addition to the options listed in the above table, on the date the Underwriting Agreement is executed for the Offering (the "Underwriting Date"), Messrs. Gordon, Christopher and Low will receive option grants under the Company's 1998 Stock Incentive Plan to purchase 67,900, 58,100 and 48,300 shares of Common Stock, respectively, at an exercise price per share equal to the initial public offering price. The options will become exercisable in a series of three equal annual installments upon the optionee's completion of each of the three years of service measured from the option grant date, subject to earlier termination following the optionee's cessation of service. The options will accelerate and become exercisable in full in the event the Company is acquired by merger or asset sale, unless the options are assumed by the successor corporation.
(5) Mr. Gordon's options were granted with an exercise price per share equal to 110% of the fair market value per share of Common Stock on the September 4, 1997 option grant date. The fair market value of Mr. Gordon's options on the date of grant was $10.49 per share.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning option holdings for 1997 with respect to the Named Executive Officers. No options or stock appreciation rights were exercised by any such individual during such year, and no stock appreciation rights were outstanding as of January 31, 1998.

                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                            OPTIONS AT FISCAL YEAR-     IN-THE-MONEY OPTIONS AT
                                     END(#)              FISCAL YEAR-END($)(2)
                          ---------------------------- -------------------------
          NAME            EXERCISABLE(1) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            -------------- ------------- ----------- -------------
Stephen Gordon...........    238,000          --       $1,980,540       --
Thomas Christopher.......    457,765          --       $4,182,316       --
Thomas Low...............    113,750          --       $  810,394       --

--------
(1) The shares purchasable upon exercise of the options are subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's termination of service with the Company prior to vesting in the shares. As of January 31, 1998, the number of vested shares for which each Named Executive Officer's option was exercisable was as follows: Mr. Gordon--105,007 shares; Mr. Christopher--386,015 shares; and Mr. Low-- 35,007 shares.
(2) Based on the deemed fair market value of the option shares as of January 31, 1998 ($10.49 per share), as determined by the Company's Board of Directors, less the option exercise price payable for those shares.

BENEFIT PLANS

  1998 STOCK INCENTIVE PLAN. The Company's 1998 Stock Incentive Plan (the "1998 Plan") is intended to serve as the successor equity incentive program to the Company's 1995 Stock Option Plan, as amended (the "Predecessor Plan"). The 1998 Plan was adopted by the Board and approved by the stockholders in April 1998. The 1998 Plan became effective upon its adoption by the Board (the "Plan Effective Date"). However, the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant programs will not become effective until the date the Underwriting Agreement is executed for the Offering (the "Underwriting Date").

  A total of 3,287,662 shares of Common Stock have been authorized for issuance under the 1998 Plan. Such share reserve consists of (i) the number of shares available for issuance under the Predecessor Plan on the Underwriting Date, including the shares subject to outstanding options, and (ii) an additional increase of 980,000 shares. In addition, the number of shares of Common Stock reserved for issuance under the 1998 Plan will automatically be increased on the first trading day of each calendar year, beginning in calendar year 2000, by an amount equal to the lesser of (i) three percent of the total number of shares of Common Stock outstanding on the last trading day of the preceding calendar year or (ii) 966,202 shares. In no event, however, may any one participant in the 1998 Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 250,000 shares of Common Stock in the aggregate per calendar year.

  On the Underwriting Date, outstanding options and unvested shares issued under the Predecessor Plan will be incorporated into the 1998 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1998 Plan.

  The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non- employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 100% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, any discretionary option grants or stock issuances to members of the Compensation Committee shall be made by a disinterested majority of the Board. The Compensation Committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board will exercise any administrative discretion with respect to option grants under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.

  The exercise price for the shares of Common Stock subject to option grants made under the 1998 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

  The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. None of the incorporated options from the Predecessor Plan contain any stock appreciation rights.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with the Company or the acquiring entity involuntarily terminates within a designated period (not to exceed eighteen months) following such acquisition. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator will also have the authority to grant options which will immediately vest upon an acquisition of the Company, whether or not those options are assumed by the successor corporation. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by a change in the majority of the Board by reason of one or more contested elections for Board membership), with such vesting to occur either at the time of such change in control or upon the subsequent involuntary termination of the individual's service within a designated period (not to exceed eighteen months) following such change in control. The options incorporated from the Predecessor Plan will immediately vest upon an acquisition of the Company by merger or asset sale, unless those options are assumed or replaced by, and the Company's repurchase rights assigned to, the successor entity. The Plan Administrator will have the discretion to extend the acceleration provisions of the 1998 Plan to options outstanding under the Predecessor Plan.

  In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

  Under the Automatic Option Grant Program, each individual who is serving as a non-employee member of the Board on the Underwriting Date will receive at that time an option grant for 2,000 shares of Common Stock with an exercise price equal to the price per share at which the Common Stock is to be sold in the Offering. Each individual who first becomes a non-employee Board member at any time after the completion of the Offering will automatically receive an option grant for 7,000 shares as of the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each annual stockholders meeting held after the Plan Effective Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 3,500 shares of Common Stock, provided such individual has served on the Board for at least six months.

  Each automatic grant for the non-employee Board members will have a term of ten years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each 2,000-share option granted on the Underwriting Date will vest over a three-year period in successive equal annual installments upon the individual's completion of each year of Board service measured from the option grant date. The shares subject to each initial 7,000 share automatic option grant made after the Underwriting Date will vest over a three year period in successive equal annual installments upon the individual's completion of each year of Board service measured from the option grant date. The shares subject to each annual 3,500-share automatic option grant will vest upon the individual's completion of three years of Board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

  Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of twelve (12) equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or
(ii) the death or disability of the optionee while serving as a Board member.

  The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership.

  Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

  The Board may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earliest of
(i) April 20, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

  1998 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board and approved by the stockholders in April, 1998 and will become effective immediately upon the execution of the Underwriting Agreement for the Offering. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 475,000 shares of Common Stock has been established for this purpose.

  The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the date of this Prospectus and will end on the last business day in August 2000. The next offering period will commence on the first business day in September 2000, and subsequent offering periods will commence as designated by the Plan Administrator.

  Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than 5 calendar months per year) on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (the first business day of March or September each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that offering period. However, employees who join the Company after the date of the Offering must have completed 90 days continuous employment with the Company before they may join the Purchase Plan.

  Payroll deductions may not exceed 15% of total cash earnings and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in February and August each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any one participant purchase more than 500 shares, nor may all participants in the aggregate purchase more than 118,750 shares on any one semi-annual purchase date.

  Should the fair market value per share of Common Stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

  In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to such acquisition.

  The Purchase Plan will terminate on the earlier of (i) the last business day of February 2008 (ii) the date on which all shares available for issuance under the Purchase Plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company by merger or asset sale.

  The Board may at any time alter, suspend or discontinue the Purchase Plan. However, certain amendments to the Purchase Plan may require stockholder approval.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company does not presently have any employment contracts in effect with the Chief Executive Officer or any of the other executive officers named in the Summary Compensation Table.

The Company provides incentives such as salary, benefits and option grants to attract and retain qualified employees.

  In the event that the Company is acquired by merger or asset sale, each outstanding option held by the Chief Executive Officer and the other executive officers under the 1998 Plan will automatically accelerate in full, and all unvested shares held by such individuals under such Plan will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to those shares are to be assigned to, the successor corporation. The Plan Administrator will have the authority to grant options which will immediately vest upon an acquisition of the Company, whether or not those options are assumed by the successor corporation. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of the Company (whether by merger or asset sale, or successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of the Board by reason of one or more contested elections for Board membership), with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period (not to exceed eighteen months) following such change in control. The options incorporated from the Predecessor Plan will immediately vest upon an acquisition of the Company by merger or asset sale, unless those options are assumed by, and the Company's repurchase rights are assigned to, the successor entity. The Plan Administrator will have the discretion to extend the acceleration provisions of the 1998 Plan to options outstanding under the Predecessor Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for conduct as a director. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

  The Company's Certificate of Incorporation requires the Company to indemnify its directors to the fullest extent permitted by Delaware law. The Company has also entered into indemnification agreements with each of the Company's directors. The Company believes that the limitation of liability provisions in its Certificate of Incorporation and indemnification agreements may enhance the Company's ability to attract and retain qualified individuals to serve as directors. See "Description of Capital Stock".

                             CERTAIN TRANSACTIONS

  The Company believes that the transactions described below contain terms no less favorable to the Company than would be obtained from unaffiliated third parties. The Company obtained the requisite approval of its stockholders and Board of Directors for the transactions described below.

RECENT FINANCINGS

  In January 1996, the Company sold 2,596,825 shares of Series B Preferred Stock at a purchase price of $2.38 per share to a group of 32 persons, including most of the Company's then existing stockholders. The following directors, executive officers and beneficial owners of more than five percent of the Company's Common Stock (assuming the conversion of all shares of Preferred Stock into Common Stock) acquired beneficial ownership of Series B Preferred Stock in the Series B Preferred Stock offering:

   DIRECTORS/EXECUTIVE OFFICERS/5% STOCKHOLDERS                    NO. OF SHARES
   --------------------------------------------                    -------------
   Robert Camp....................................................      10,535
   Thomas Christopher.............................................      63,105
   Ray Hemmig.....................................................      21,385
   Michael Lazarus/Weston Presidio Capital II, L.P................   1,175,440
   Marshall Payne/Scout Ventures..................................      79,135
   E.W. Rose III..................................................     192,605

  In October 1996, the Company sold 1,701,658 shares of Series C Preferred Stock at a purchase price of $3.53 per share to a group of 37 persons, comprised exclusively of the Company's then existing stockholders. The following directors, executive officers and beneficial owners of more than five percent of the Company's Common Stock (assuming the conversion of all shares of Preferred Stock into Common Stock) acquired beneficial ownership of Series C Preferred Stock in the Series C Preferred Stock offering:

   DIRECTORS/EXECUTIVE OFFICERS/5% STOCKHOLDERS                    NO. OF SHARES
   --------------------------------------------                    -------------
   Robert Camp....................................................      8,274
   Thomas Christopher.............................................     49,000
   Ray Hemmig.....................................................     50,939
   Thomas Low.....................................................      5,789
   Michael Lazarus/Weston Presidio Capital II, L.P................    402,241
   Marshall Payne/Scout Ventures..................................    188,216
   E. W. Rose III.................................................    458,136

  In May 1997, the Company sold 2,783,795 shares of Series D Preferred Stock to a group of 11 persons at a purchase price of $10.49 per share. The following directors, executive officers and beneficial owners of more than five percent of the Company's Common Stock (assuming the conversion of all shares of Preferred Stock into Common Stock) acquired beneficial ownership of Series D Preferred Stock in the Series D Preferred Stock offering:

   DIRECTORS/EXECUTIVE OFFICERS/5% STOCKHOLDERS                    NO. OF SHARES
   --------------------------------------------                    -------------
   Damon Ball/Desai Capital.......................................   1,035,741
   David Ferguson/Chase Venture Capital Associates, L.P...........   1,430,030

  In May 1997, the Company also issued warrants to purchase 27,734 shares of Series D Preferred Stock to Montgomery Securities at an exercise price of $12.59 per share (the "Series D Warrant"). The Series D Warrant expires on May 16, 2002. Montgomery Securities acted as the placement agent to the Company for the Series D Preferred Stock transaction and received customary fees for its services. Montgomery Securities is the predecessor entity of NationsBanc Montgomery Securities LLC.

  In May 1997, the Company also redeemed 1,325,541 shares of Common Stock at a redemption price of $10.49 per share from a group of 24 stockholders. The following directors, executive officers and beneficial owners of more than five percent of the Company's Common Stock (assuming the conversion of all shares of Preferred Stock into Common Stock) sold shares of the Company's Common Stock in the redemption:

   DIRECTORS/EXECUTIVE OFFICERS/5% STOCKHOLDERS                    NO. OF SHARES
   --------------------------------------------                    -------------
   Thomas Christopher.............................................    167,951
   Stephen Gordon.................................................    571,998
   Ray Hemmig.....................................................     31,864
   Thomas Low.....................................................     15,512
   Marshall Payne/Scout Ventures..................................    105,588
   E.W. Rose III..................................................    245,854

REGISTRATION RIGHTS

  Pursuant to a Restated Investors Rights Agreement (the "Investor Rights Agreement") between the Company, the Series D Warrant holders and holders of the Company's Series A, Series B, Series C and Series D Preferred Stock (collectively, the "Holders"), the Holders and certain other stock and warrant holders have certain registration rights. If, at any time after the earlier of
(i) May 9, 2000 or (ii) six months after the effective date of the first registration statement for a public offering of securities of the Company, (A) the Holders of at least 40% of Registrable Securities then outstanding or (B) any Holder who purchased at least $10,000,000 of the Series D Preferred Stock, request in writing that the Company file a registration statement for all or a portion of the Registrable Securities then outstanding, providing that the aggregate offering price to the public would exceed $10,000,000, the Company will, subject to certain limitations, use its best efforts to cause such shares to be registered within 90 days of receipt of such a request. "Registrable Securities" consist of Common Stock issuable upon conversion of the Company's Series A, B, C and D Preferred Stock and outstanding warrants. The Company is not obligated to effect more than three registrations under this demand registration provision.

  In addition, if the Company receives from (A) Holders of at least 40% of the Registrable Securities then outstanding or (B) any Holder who purchased at least $10,000,000 of the Series D Preferred Stock, a written request or requests that the Company effect a registration on Form S-3, providing the anticipated aggregate offering price would exceed $500,000, the Company will, subject to certain limitations, cause such shares to be registered as soon as practicable. Holders also have unlimited "piggyback" registration rights which are exercisable within 20 days of notice of the Company's proposal to register any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash. All registration expenses, exclusive of underwriting discounts and commissions, of demand registrations, S-3 registrations, or piggyback registrations, shall be borne by the Company.

  All registration rights terminate upon an occurrence of either (i) the expiration of four years from date of the Company's initial public offering or
(ii) when all shares held by a Holder can be sold within a given three month period, without compliance with the registration requirements of the Securities Act, pursuant to Rule 144 thereunder.

LOANS

  A Loan Agreement was entered into between the Company's Chief Executive Officer, Stephen Gordon, and his spouse ("Borrowers") and the Company in February 1997 for $1,100,000 bearing an interest rate of six percent per annum. The Borrowers pledged to the Company 20,697 shares of Common Stock as collateral for any amounts funded under the agreement. The loan was repaid in full in May 16, 1997, including $7,348 in interest. Other unsecured loans, bearing interest at various rates, totaling $56,850 were funded at various dates prior to 1997 and were repaid in full, including $1,144 in interest, in May 1997.

OTHER AGREEMENTS, TRANSACTIONS AND RELATIONSHIPS

  The Company leases its store at 417 Second Street, Eureka, California from Mr. and Mrs. Gordon. Pursuant to a written lease, the Company pays approximately $34,000 annually to Mr. and Mrs. Gordon for use of the store. In 1995, 1996, 1997 and the first quarter of 1998, such lease payments totaled $27,900, $33,700, $33,600 and $8,400, respectively.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of May 2, 1998 and as adjusted to reflect the sale of the Common Stock in the Offering, by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director and Named Executive Officer of the Company, (iii) each of the Selling Stockholders and (iv) all current directors and executive officers as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                                 BENEFICIAL
                          BENEFICIAL OWNERSHIP      NUMBER        OWNERSHIP
                                PRIOR TO           OF SHARES      AFTER THE
                             THE OFFERING(1)      TO BE SOLD     OFFERING(1)
                          -----------------------   IN THE    -----------------
                            NUMBER      PERCENT   OFFERING(1)  NUMBER   PERCENT
                          ------------ ---------- ----------- --------- -------
OFFICERS, DIRECTORS AND
 5% STOCKHOLDERS
Stephen Gordon(2).......     3,524,752     25.99%       --    3,524,752  21.57%
E.W. Rose, III(3).......     1,649,137     12.38    230,295   1,418,842   8.81
Weston Presidio Capital
 II, L.P.(4)............     1,577,681     11.84        --    1,577,681   9.80
Chase Venture Capital
 Associates, L.P.(5)....     1,430,030     10.73        --    1,430,030   8.88
Thomas Christopher(6)...     1,154,594      8.38        --    1,154,594   6.97
Desai Funds(7)..........     1,035,741      7.77    124,289     911,452   5.66
Marshall Payne(8).......       711,753      5.33     99,393     612,360   3.79
Ray Hemmig(9)...........       217,210      1.63        --      217,210   1.35
Thomas Low(10)..........       139,027      1.03        --      139,027      *
Robert Camp(11).........        72,359         *        --       72,359      *
Michael Lazarus(12).....        38,500         *        --       38,500      *
Damon Ball(13)..........         7,000         *        --        7,000      *
David Ferguson(14)......         7,000         *        --        7,000      *
All directors and
 executive officers
 as a group (9
 persons)(15)...........     5,872,202     41.06     99,393   5,772,809  33.80
OTHER SELLING STOCKHOLD-
 ERS
Marcia Aaron............         9,240         *      1,290       7,950      *
Beck Investments, a
 General
 Partnership(16)........       102,739         *      9,100      93,639      *
Peter Breck.............         6,909         *        965       5,944      *
C.J. Burgess Co.(17)....       216,874      1.63     30,286     186,588   1.16
Debbie Crady............        16,114         *      2,250      13,864      *
Jay Eastman.............         2,765         *        386       2,379      *
Ed Fitzgerald...........         2,765         *        386       2,379      *
Mark Goodman............         6,909         *        965       5,944      *
George Howard...........       137,585      1.03     19,213     118,372      *
K. Scott Johnson........         1,526         *        213       1,313      *
Amy Langston............        18,207         *      2,543      15,664      *
Don Neustadt............        79,450         *     11,095      68,355      *
Roger Todd Rankin.......        54,908         *      7,668      47,240      *
Dave Smith..............         3,717         *        519       3,198      *
Eric Stroud.............        36,708         *      5,126      31,582      *
Byrd Teague.............        18,207         *      2,543      15,664      *
Jeff Westmont...........         8,288         *      1,157       7,131      *
Kathleen Wright.........        18,207         *      2,543      15,664      *

--------
  * Less than 1.0%
 (1) Shares that the person or group has the right to acquire within 60 days after May 2, 1998 are deemed to be outstanding in calculating the number of shares beneficially owned and the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group. Assumes no exercise of the Underwriters' over-allotment option.
 (2) Includes 238,000 shares of Common Stock subject to options exercisable within 60 days of May 2, 1998. Also includes 140,000 shares of Common Stock held by the Christine B. Gordon 1998 Qualified Grantor Retained Annuity Trust, of which Christine Gordon, the spouse of Stephen J. Gordon, is the sole trustee, and 140,000 shares held by the Stephen J. Gordon 1998 Qualified Grantor Retained Annuity Trust, of which Stephen J. Gordon is the sole trustee. If the Underwriters' over-allotment option is exercised, Mr. Gordon has agreed to sell up to 69,444 shares in the option.
 (3) Excludes approximately 1,260,994 shares held by persons associated with Cardinal Investment Company, Inc., of which Mr. Rose is the sole shareholder. Mr. Rose disclaims beneficial ownership of such shares.

 (4) Excludes 38,500 shares of Common Stock subject to options held by Mr. Lazarus, a general partner of the general partner of Weston Presidio Capital II, L.P.
 (5) Excludes 7,000 shares of Common Stock subject to options held by David Ferguson a general partner of the general partner of Chase Venture Capital Associates, L.P.
 (6) Includes 109,375 shares of Common Stock held by the Barbara Christopher 1997 Qualified Grantor Retained Annuity Trust, of which Barbara Christopher, the spouse of Thomas A. Christopher, is the sole trustee, 2,625 shares held directly by Barbara Christopher and 109,375 shares of Common Stock held by the Thomas A. Christopher 1997 Qualified Grantor Annuity Trust, of which Thomas A. Christopher is the sole trustee. Also includes 457,765 shares of Common Stock subject to options exercisable within 60 days of May 2, 1998. If the Underwriters' over-allotment option is exercised, Mr. Christopher and/or the trusts described above have agreed to sell up to 27,778 shares in the option.
 (7) Excludes 7,000 shares of Common Stock subject to options exercisable within 60 days of May 2, 1998 held by Mr. Ball.
 (8) Excludes approximately 2,335,655 shares held by persons associated with Cardinal Investment Company Inc., of which Mr. Payne is a Vice President. Mr. Payne disclaims beneficial ownership of such shares. Includes 137,277 shares held by Scout Ventures, a General Partnership, of which Mr. Payne is a general partner. Includes 38,500 shares of Common Stock subject to options exercisable within 60 days of May 2, 1998. If the Underwriters' over-allotment option is exercised, Mr. Payne and Scout Ventures, a General Partnership, have agreed to sell up to an aggregate of 56,685 shares in the option.
 (9) Includes 38,500 shares of Common Stock subject to options exercisable within 60 days of May 2, 1998.
(10) Includes 113,750 shares of Common Stock subject to options exercisable within 60 days of May 2, 1998. If the Underwriters' over-allotment option is exercised, Mr. Low has agreed to sell up to 13,889 shares in the option.
(11) Includes 38,500 shares of Common Stock subject to options exercisable within 60 days of May 2, 1998.
(12) Includes 38,500 shares of Common Stock subject to options exercisable within sixty days of May 2, 1998. Excludes 1,577,681 shares of Common Stock held by Weston Presidio Capital II, L.P. ("WPC"). Mr. Lazarus is a general partner of the general partner of WPC. Mr. Lazarus disclaims beneficial ownership of such shares.
(13) Includes 7,000 shares of Common Stock subject to options exercisable within 60 days of May 2, 1998. Excludes 1,035,741 shares of Common Stock held by Equity Linked Investors II and Private Equity Investors III, L.P. (collectively, the "Desai Funds") Mr. Ball is a Senior Vice President of Desai Capital Management Incorporated which manages the assets of the Desai Funds. Mr. Ball disclaims beneficial ownership of the shares owned by the Desai Funds.
(14) Includes 7,000 shares of Common Stock subject to options exercisable within 60 days of May 2, 1998. Excludes 1,430,030 shares of Common Stock held by Chase Venture Capital Associates, L.P. ("CVCA"). Mr. Ferguson disclaims beneficial ownership of the shares owned by CVCA except to the extent of his pecuniary interest therein.
(15) See footnotes 2, 6, 8, 9, 10, 11, 12, 13 and 14.
(16) Includes 3,500 shares and warrants to purchase 26,320 shares held by Michael Beck individually.
(17) Mr. Gordon's father-in-law is the officer, director and sole stockholder of C.J. Burgess Co.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of the Offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $.0001 par value per share, and 5,000,000 shares of Preferred Stock, $.0001 par value per share.

COMMON STOCK

  As of May 2, 1998, 13,324,843 shares of Common Stock were outstanding, held of record by 61 stockholders. After the Offering, 16,103,381 shares will be outstanding. Concurrently with the completion of the Offering, each share of the Company's Preferred Stock will be exchanged for and converted into one share of the Company's Common Stock. The following description of rights assumes this conversion.

  Holders of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. See "Dividend Policy". Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in the Offering when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future, as described below.

PREFERRED STOCK

  The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock.

  The potential issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no current plans to issue shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to Section 203 of the Delaware General Corporation Law, as amended ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combinations to include (i) any merger or consolidation involving the corporation or any majority-owned subsidiary of the corporation and any other person or entity, (ii) subject to certain exceptions, any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any majority-owned subsidiary of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation or any majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any majority-owned subsidiary of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary of the corporation. In general,
Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more or the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

 CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

  The Company's Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

 CLASSIFIED BOARD OF DIRECTORS

  The Certificate of Incorporation and Bylaws provide for the Board to be divided into three classes of directors serving staggered, three year terms. The classification of the Board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the Board.

 SUPERMAJORITY VOTING

  The Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the Company's combined voting power to effect certain amendments to the Certificate of Incorporation or to effect any business combination (as defined in Section 203) relating to the Company. The Bylaws may be amended by either (a) a majority of the Board or (b) the holders of a majority of the Company's voting stock, provided that certain amendments approved by stockholders require the approval of at least 66 2/3% of the Company's combined voting power.

 AUTHORIZED BUT UNISSUED OR UNDESIGNATED CAPITAL STOCK

  The Company's authorized capital stock consists of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. No Preferred Stock will be designated upon consummation of the

Offering. After the Offering, the Company will have outstanding 16,103,381 shares of Common Stock. The authorized but unissued (and in the case of Preferred Stock, undesignated) stock may be issued by the Board in one or more transactions. In this regard, the Company's Certificate of Incorporation grants the Board broad power to establish the rights and preferences of authorized and unissued Preferred Stock. The issuance of shares of Preferred Stock pursuant to the Board's authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. The Board does not currently intend to seek stockholder approval prior to any issuance of Preferred Stock, unless otherwise required by law.

 SPECIAL MEETINGS OF STOCKHOLDERS

  The Bylaws provide that special meetings of stockholders of the Company may be called only by the Board, or by the Company's Chairman of the Board or President.

 NO STOCKHOLDER ACTION BY WRITTEN CONSENT

  The Certificate of Incorporation and the Bylaws provide that an action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the Board.

 NOTICE PROCEDURES

  The Bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of stockholders of the Company, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to the Certificate of Incorporation or Bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting. Generally, to be timely, notice must be received by the Secretary of the Company not less than 120 days prior to the meeting. The notice must contain certain information specified in the Bylaws.

 OTHER ANTI-TAKEOVER PROVISIONS

  See "Management--1998 Stock Incentive Plan" for a discussion of certain provisions of the Stock Incentive Plan which may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals.

 LIMITATION OF DIRECTOR LIABILITY

  The Certificate of Incorporation limits the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit.

 INDEMNIFICATION ARRANGEMENTS

  The Bylaws provide that the directors and officers of the Company shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. Prior to consummation of the Offering, the Company will enter into indemnification agreements with each of its directors and executives officers that will provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Boston Equiserve Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market, or the prospect of such sales, could adversely affect prevailing market prices.

  Upon completion of the Offering, 16,103,381 shares of Common Stock will be outstanding. Of these shares, the 3,330,000 shares sold in the Offering will be freely tradeable without restriction under the Securities Act, unless purchased by an "affiliate" of the Company, as that term is defined in Rule
144. The remaining 12,773,381 shares outstanding after completion of the Offering are "restricted securities" as defined in Rule 144 and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption pursuant to Rule 144.

  All holders of the Company's outstanding Common Stock as of the date hereof have agreed that, subject to certain exceptions and consents, during the period beginning from the date of this Prospectus, and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company. Upon expiration of these agreements, 12,773,381 shares will be eligible for immediate resale in the public market subject to the limitations of Rule 144. Of such shares, approximately 7,939,595 will be eligible for immediate resale in the public market pursuant to Rule 144(k) without regard to the volume and manner of sale limitations in Rule 144.

  In general under Rule 144, a person, including an "affiliate" of the Company, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 161,033 shares immediately following the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not an "affiliate" of the issuer at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell those shares at any time without compliance with the public information, volume limitation, manner of sale and notice provisions of Rule 144.

  As of May 2, options to purchase 1,639,806 shares of Common Stock were outstanding under the 1995 Stock Option Plan. Simultaneously with the completion of the Offering, options to purchase 547,300 shares of Common Stock will be granted under the 1998 Stock Incentive Plan. The Company intends to file as soon as practicable following completion of the Offering a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the 1995 Stock Option Plan and the 1998 Stock Incentive Plan. Based on the number of options expected to be outstanding upon completion of the Offering and shares reserved for issuance under the 1998 Stock Incentive Plan, the registration statement would cover 3,287,662 shares. See "Management--Benefit Plans". The registration statement will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and, in certain cases, the agreements with the Underwriters referred to above, shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to the 1995 Stock Option Plan and 1998 Stock Incentive Plan will be available for immediate resale in the open market.

                 VALIDITY OF THE ISSUANCE OF THE COMMON STOCK

  The validity of the issuance of the Common Stock offered in the Offering will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Brown & Wood LLP, San Francisco, California, will act as counsel for the Underwriters.

                                    EXPERTS

  The Financial Statements for Restoration Hardware, Inc. as of February 1, 1997 and January 31, 1998 and for each of the three years in the period ended January 31, 1998 and for Michael's Concepts In Wood, Inc. as of and for the year ended January 31, 1998 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered in the Offering. This Prospectus omits certain information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered in the Offering, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's Internet Web site at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
                           RESTORATION HARDWARE, INC.

Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets at February 1, 1997 and January 31, 1998 and
 May 2, 1998 (unaudited).................................................  F-3
Statements of Consolidated Operations for the fiscal years ended January
 27, 1996, February 1, 1997 and January 31, 1998 and for the unaudited three months ended May 3, 1997 and May 2, 1998..........................  F-4
Statements of Consolidated Stockholders' Equity for the fiscal years ended January 27, 1996, February 1, 1997 and January 31, 1998 and for
 the unaudited three months ended May 2, 1998 ...........................  F-5
Statements of Consolidated Cash Flows for the fiscal years ended January
 27, 1996, February 1, 1997 and January 31, 1998 and for the unaudited three months ended May 3, 1997 and May 2, 1998..........................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                        MICHAEL'S CONCEPTS IN WOOD, INC.

Independent Auditors' Report............................................. F-18
Balance Sheet at January 31, 1998........................................ F-19
Statement of Operations for the fiscal year ended January 31, 1998....... F-20
Statement of Shareholder's Equity for the fiscal year ended January 31,
 1998.................................................................... F-21
Statement of Cash Flows for the fiscal year ended January 31, 1998....... F-22
Notes to Financial Statements............................................ F-23

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders
Restoration Hardware, Inc.
Corte Madera, California:

  We have audited the accompanying consolidated balance sheets of Restoration Hardware, Inc. and its subsidiary as of February 1, 1997 and January 31, 1998, and the related statements of consolidated operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Restoration Hardware, Inc. and subsidiary as of February 1, 1997 and January 31, 1998, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 31, 1998 in conformity with generally accepted accounting principles.

  As discussed in Note 11, the accompanying February 1, 1997 and January 31, 1998 financial statements have been restated.

/s/ Deloitte & Touche LLP

San Francisco, California

April 6, 1998 (May 27, 1998 as to the last two paragraphs of Note 10 and June 15, 1998 as to Note 11)

                           RESTORATION HARDWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                     MAY 2, 1998
                                                                      PRO FORMA
                                 FEBRUARY 1, JANUARY 31,   MAY 2,    AS ADJUSTED
                                    1997        1998        1998      (NOTE 1)
                                 ----------- ----------- ----------- -----------
                                            AS RESTATED, SEE NOTE 11
                                 -----------------------------------------------
                                                         (UNAUDITED) (UNAUDITED)
            ASSETS
Current assets:
 Cash and cash equivalents.....    $   325     $   912    $  1,387
 Accounts receivable...........      2,017       3,820       4,495
 Merchandise inventories.......     14,092      40,363      48,685
 Prepaid expense and other.....        357       1,709       3,083
                                   -------     -------    --------
  Total current assets.........     16,791      46,804      57,650
Property and equipment, net....     14,841      39,009      47,508
Long-term deferred tax asset...        435       1,070       1,070
Goodwill.......................         --          --       4,029
Other assets...................        163         350         476
                                   -------     -------    --------
  Total assets.................    $32,230     $87,233    $110,733
                                   =======     =======    ========
    LIABILITIES, REDEEMABLE
        PREFERRED STOCK
    AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
  expenses.....................    $ 7,236     $22,359    $ 24,352
 Revolving line of credit......        495      10,323      27,789
 Current portion of capital
  lease obligations............        176         197         262
 Current portion of notes
  payable......................        239          --       1,174
 Current portion of deferred
  lease incentives.............        186       1,392       1,479
 Deferred tax liability........        155         607         607
 Taxes payable.................        802       1,718          --
 Other current liabilities.....      1,001       2,020       1,797
                                   -------     -------    --------
  Total current liabilities....     10,290      38,616      57,460
Commitments and Contingencies..         --          --          --
Long-term portion of capital
 lease obligations.............        358         158         636
Long-term portion of notes
 payable.......................        312          --       3,527
Long-term portion of deferred
 lease incentives..............      5,274      15,264      16,236
Deferred rent..................        635       1,910       2,332
                                   -------     -------    --------
  Total liabilities............     16,869      55,948      80,191
                                   -------     -------    --------
Redeemable preferred stock:
 Series A, convertible, no par
  value, 2,634,415 shares
  authorized, 2,634,415,
  2,492,686 and 2,492,686
  issued and outstanding,
  respectively (aggregate
  liquidation preference of
  $1,750, $1,656 and $1,656
  (unaudited), respectively)...      1,833       2,343       2,722    $     --
 Series B, convertible, no par
  value, 2,596,825 shares
  authorized, 2,596,825,
  2,218,370 and 2,218,370
  issued and outstanding,
  respectively (aggregate
  liquidation preference of
  $6,175, $5,277 and $5,277
  (unaudited), respectively)...      6,072       5,172       5,172          --
 Series C, convertible, no par
  value, 1,701,658 shares
  authorized, 1,701,658,
  1,656,431 and 1,656,431
  issued and outstanding,
  respectively (aggregate
  liquidation preference of
  $6,000, $5,840 and $5,840
  (unaudited), respectively)...      5,951       5,792       5,792          --
 Series D, convertible, no par
  value, 2,783,795 shares
  authorized, none, 2,783,795
  and 2,783,795 issued and
  outstanding (aggregate
  liquidation preference of
  $30,902 and $30,902
  (unaudited), respectively)...         --      29,726      30,346          --
                                   -------     -------    --------    --------
  Total redeemable preferred
   stock.......................     13,856      43,033      44,032    $     --
                                   -------     -------    --------    ========
Stockholders' equity:
 Common stock, no par value,
  13,790,000 and 24,500,000
  shares authorized,
  respectively, 4,925,725,
  4,171,223 and 4,173,561
  (unaudited) issued and
  outstanding, respectively....        679         541         544    $ 44,576
 Retained earnings(deficit)....        826     (12,289)    (14,034)    (14,034)
                                   -------     -------    --------    --------
  Total stockholders' equity...      1,505     (11,748)    (13,490)   $ 30,542
                                   -------     -------    --------    ========
  Total liabilities, redeemable
   preferred stock and
   stockholders' equity........    $32,230     $87,233    $110,733
                                   =======     =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           RESTORATION HARDWARE, INC.

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                   FISCAL YEAR ENDED           THREE MONTHS ENDED
                          ------------------------------------ --------------------
                          JANUARY 27, FEBRUARY 1,  JANUARY 31,  MAY 3,     MAY 2,
                             1996        1997         1998       1997       1998
                          ----------- -----------  ----------- ---------  ---------
                                               AS RESTATED, SEE NOTE 11
                                      ---------------------------------------------
                                                                   (UNAUDITED)
Net sales...............   $  13,238  $   39,672    $  97,872  $  11,907  $  32,647
Cost of sales and occu-
 pancy..................       8,540      25,299       65,728      8,752     23,634
                           ---------  ----------    ---------  ---------  ---------
  Gross profit..........       4,698      14,373       32,144      3,155      9,013
Selling, general and
 administrative
 expenses...............       4,075      12,213       27,080      3,733      9,553
Preopening store ex-
 penses.................         162         681        1,869        256        298
                           ---------  ----------    ---------  ---------  ---------
  Income from
   operations...........         461       1,479        3,195       (834)      (838)
Interest expense--net...         (48)       (113)        (139)       (79)      (426)
                           ---------  ----------    ---------  ---------  ---------
  Income before income
   taxes................         413       1,366        3,056       (913)    (1,264)
Provision for income
 taxes..................         177         570        1,308       (371)      (518)
                           ---------  ----------    ---------  ---------  ---------
  Net income (loss).....   $     236  $      796    $   1,748  $    (542) $    (746)
                           =========  ==========    =========  =========  =========
Redeemable preferred
 stock repurchases in
 excess of
 carrying value.........         --          --         4,765         --         --
Accretion of mandatorily
 redeemable preferred
 stock..................         --          168        2,268        138        999
                           ---------  ----------    ---------  ---------  ---------
  Income (loss)
   available to common
   stockholders.........   $     236  $      628    $  (5,285) $    (680) $  (1,745)
                           ---------  ----------    ---------  ---------  ---------
Earnings (loss) per
 share:
  Basic.................   $     .05  $      .13    $   (1.20) $    (.14) $    (.42)
                           ---------  ----------    ---------  ---------  ---------
  Diluted...............   $     .03  $      .06    $   (1.20) $    (.14) $    (.42)
                           ---------  ----------    ---------  ---------  ---------
Weighted average shares
 outstanding:
  Basic.................   4,914,687   4,925,725    4,386,207  4,925,725  4,172,996
                           ---------  ----------    ---------  ---------  ---------
  Diluted...............   7,593,127  10,902,918    4,386,207  4,925,725  4,172,996
                           ---------  ----------    ---------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                           RESTORATION HARDWARE, INC.

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                       COMMON STOCK                   TOTAL
                                     -----------------  RETAINED  STOCKHOLDERS'
                                      SHARES    AMOUNT  EARNINGS     EQUITY
                                     ---------  ------  --------  -------------
BALANCE AT JANUARY 28, 1995........  4,910,675  $ 656   $    (25)   $    631
Issuance of common stock...........     50,050     33        --           33
Common stock repurchased...........    (35,000)   (10)       (13)        (23)
Net income.........................        --     --         236         236
                                     ---------  -----   --------    --------
BALANCE AT JANUARY 27, 1996........  4,925,725    679        198         877
Accretion of mandatorily redeemable
 preferred stock...................         --     --       (168)       (168)
Net income.........................        --     --         796         796
                                     ---------  -----   --------    --------
BALANCE AT FEBRUARY 1, 1997 (AS
 RESTATED, SEE NOTE 11)............  4,925,725    679        826       1,505
Redeemable preferred stock
 repurchases in excess of
 carrying value....................        --     --      (4,765)     (4,765)
Accretion of mandatorily redeemable
 preferred stock...................         --     --     (2,268)     (2,268)
Common stock repurchased...........   (754,502)  (138)    (7,830)     (7,968)
Net income.........................        --     --       1,748       1,748
                                     ---------  -----   --------    --------
BALANCE AT JANUARY 31, 1998 (AS
 RESTATED, SEE NOTE 11)............  4,171,223    541    (12,289)    (11,748)
Accretion of mandatorily redeemable
 preferred stock (unaudited).......         --     --       (999)       (999)
Issuance of common stock
 (unaudited).......................      2,338      3        --            3
Net income (loss) (unaudited)......        --     --        (746)       (746)
                                     ---------  -----   --------    --------
BALANCE AT MAY 2, 1998 (AS
 RESTATED, SEE NOTE 11)
 (UNAUDITED).......................  4,173,561  $ 544   $(14,034)   $(13,490)
                                     =========  =====   ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           RESTORATION HARDWARE, INC.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS
                                    FISCAL YEAR ENDED              ENDING
                           ----------------------------------- ----------------
                           JANUARY 27, FEBRUARY 1, JANUARY 31, MAY 3,   MAY 2,
                              1996        1997        1998      1997     1998
                           ----------- ----------- ----------- -------  -------
                                                                 (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).......    $   236    $    796    $  1,748   $  (542) $  (746)
 Adjustments to reconcile
  net income to net cash
  provided by (used in)
  operating activities:
  Depreciation and
   amortization..........        533       1,119       2,665       497    1,122
  Deferred income taxes..         11        (165)       (183)      --       --
  Changes in assets and
   liabilities:
   Accounts receivable...       (277)     (1,527)     (1,803)    1,220    2,080
   Merchandise
    inventories..........     (2,821)    (10,308)    (26,271)   (1,658)  (6,116)
   Prepaid expenses and
    other assets.........        (74)       (319)     (1,539)     (193)  (1,319)
   Accounts payable and
    accrued expenses.....      2,894       3,889      15,123       109   (2,369)
   Taxes payable.........        162         449         916    (1,187)  (1,719)
   Other current
    liabilities..........        346         655       1,019      (355)    (224)
   Deferred rent.........        158         336       1,275       271      423
   Deferred lease
    incentives and other
    long-term
    liabilities..........      1,563       3,848      11,196       959    1,059
                             -------    --------    --------   -------  -------
    Net cash provided by
     (used in) operating
     activities..........      2,731      (1,227)      4,146      (879)  (7,809)
                             -------    --------    --------   -------  -------
Cash flows from investing
 activities
 Capital expenditures....     (4,991)    (10,600)    (26,833)   (3,415)  (8,133)
 Payment for purchase of
  The Michaels Furniture
  Company................        --          --          --        --    (5,400)
 Repay shareholder
  advance................        --          --          --        --       508
                             -------    --------    --------   -------  -------
 Net cash provided by
  (used in) investing
  activities.............     (4,991)    (10,600)    (26,833)   (3,415) (13,025)
Cash flows from financing
 activities:
 Borrowings (repayments)
  under revolving line of
  credit--net............      1,027        (531)      9,828     6,428   15,905
 Principal payments--
  capital lease
  obligations............         (3)        (11)       (179)      (56)     (59)
 Borrowings under term
  loan...................        --          511       1,000       392    5,460
 Repayments under term
  loan...................        (47)       (100)     (1,551)      --       --
 Loan to stockholder.....                                       (1,100)
 Issuance of redeemable
  preferred stock........      6,072       5,951      26,922       --       --
 Issuance of common
  stock..................         33         --          --        --         3
 Preferred and common
  stock repurchases......        (23)        --      (12,746)      --       --
                             -------    --------    --------   -------  -------
   Net cash provided by
    financing
    activities...........      7,059       5,820      23,274     5,664   21,309
                             -------    --------    --------   -------  -------
Net increase (decrease)
 in cash and cash
 equivalents.............      4,799      (6,007)        587     1,370      475
                             -------    --------    --------   -------  -------
Cash and cash equiva-
 lents:
 Beginning of period.....      1,533       6,332         325       325      912
                             -------    --------    --------   -------  -------
End of period............    $ 6,332    $    325    $    912   $ 1,695  $ 1,387
                             =======    ========    ========   =======  =======
Additional cash flow in-
 formation:
 Cash paid during the
  year for interest (net
  of amount
  capitalized)...........    $    83    $    191    $    507   $    99  $   762
                             =======    ========    ========   =======  =======
 Cash paid during the
  year for taxes.........    $    97    $    301    $    574   $   732  $ 1,629
                             =======    ========    ========   =======  =======
Supplemental schedule of
 non cash investing and
 financing activities:
 Equipment acquired
  through noncash capital
  lease transactions.....    $   542    $    169    $    --    $   245  $   --
                             =======    ========    ========   =======  =======

  The Company purchased all of the capital stock of The Michaels Furniture Company for $5.0 million in March 1998. In conjunction with the acquisition, liabilities were assumed as follows:

      Fair value of assets acquired.................................... $11,036
      Cash paid for the capital stock..................................  (5,400)
                                                                        -------
        Liabilities assumed............................................ $ 5,636
                                                                        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          RESTORATION HARDWARE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 NATURE OF BUSINESS

  Restoration Hardware, Inc. and its subsidiaries (the "Company") is a specialty retailer of high-quality home furnishings, decorative accessories and hardware. The Company operated as a sole proprietorship from 1981 to 1987 and was incorporated in the state of California in 1987. At January 31, 1998 the Company operated a total of 41 stores in 20 states. The Company operates on a 52-53 week fiscal year ending on the Saturday closest to January 31.

 PRO FORMA BALANCE SHEET AS ADJUSTED (UNAUDITED)

  As discussed in Note (6), the redeemable preferred stock will be automatically converted upon the closing of the public offering contemplated herein. The accompanying pro forma balance sheet gives effect to this conversion as if such event occurred on May 2, 1998.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Restoration Hardware, Inc. and its subsidiaries. All intercompany balances and transactions are eliminated in consolidation.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 CASH AND CASH EQUIVALENTS

  Cash equivalents are highly liquid, fixed income instruments purchased with original maturities of three months or less.

 MERCHANDISE INVENTORIES

  Inventories are stated at the lower of cost or market determined under the weighted average method. Cost includes certain buying and distribution costs related to the procurement and processing of merchandise.

 PREOPENING STORE EXPENSES

  Preopening store expenses, including store set-up and certain labor and hiring costs, are expensed as incurred.

 PROPERTY AND EQUIPMENT

  Furniture, fixtures and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life of the asset, typically ranging from five to twelve years for equipment. The cost of leasehold improvements is amortized over the useful life of the asset or the applicable lease term, whichever is less. Computer hardware and software costs are included in fixtures and equipment and are amortized over estimated useful lives of three to five years. Leasehold improvements include capitalized interest of $20,000 and $301,000 as of February 1, 1997 and January 31, 1998.

 CAPITALIZED LEASES

  Noncancellable leases which meet the criteria of capital leases are capitalized as assets and amortized over the lease term, using the interest method.

                          RESTORATION HARDWARE, INC.

 LONG-LIVED ASSETS

  The Company's policy is to review long-lived assets and certain identifiable intangibles, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on estimated future cash flows calculated on a store by store basis. Based on the Company's reviews as of January 31, 1998 and February 1, 1997, no adjustments were recognized to the carrying value of such assets.

 DEFERRED RENT AND DEFERRED LEASE INCENTIVES

  Certain of the Company's operating leases contain predetermined fixed escalations of the minimum rentals during the original term of the lease. For these leases, the Company recognizes the related rental expense on a straight-line basis over the life of the lease and records the difference between the amount charged to operations and amounts paid as deferred rent. As part of its lease agreements, the Company receives certain lease incentives. These allowances have been deferred and are amortized on a straight-line basis over the life of the lease as a reduction of rent expense.

 REVENUE RECOGNITION

  The Company recognizes revenue at the point of sale. Merchandise refunds are recorded at the time of return, as the effect of returns are not significant to the Company's operating results.

 ADVERTISING EXPENSE

  Advertising costs are expensed as incurred. For the fiscal years ended January 27, 1996, February 1, 1997 and January 31, 1998, advertising costs were $345,000, $837,000, and $2,608,000, respectively.

 CONCENTRATION OF CREDIT RISK

  Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents. The Company places its cash with financial institutions. At times, such amounts may be in excess of the FDIC insurance limits.

 TAXES ON INCOME

  Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than changes in the tax law or rates.

 STOCK-BASED COMPENSATION

  The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees.

 ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying value of cash and cash equivalents, accounts receivable, accounts payable, revolving line of credit borrowings and long-term debt approximates their estimated fair value.

  At January 31, 1998 the Company had redeemable preferred stock with carrying values totalling $43.0 million and estimated values totalling $117.7 million based upon management's best estimate of fair value.

                          RESTORATION HARDWARE, INC.

 EARNINGS PER SHARE

  Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share, requires dual presentation of two earnings per share ("EPS") amounts, basic EPS and diluted EPS, on the face of all income statements. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if common stock options and warrants were exercised into common stock.

  The following is a reconciliation of the number of shares (denominator) used in the basic and diluted EPS computations (shares in thousands):

                                          WEIGHTED AVERAGE SHARES
                            ---------------------------------------------------
                                       EFFECT OF
                                      CONVERTIBLE EFFECT OF DILUTED
                                       PREFERRED    STOCK OPTIONS
                            BASIC EPS    STOCK      AND WARRANTS    DILUTED EPS
                            --------- ----------- ----------------- -----------
  Fiscal year ended January
   27, 1996................ 4,914,687  2,678,440             0       7,593,127
  Fiscal year ended
   February 1, 1997........ 4,925,725  5,720,695       256,498      10,902,918
  Fiscal year ended January
   31, 1998................ 4,386,207          0             0       4,386,207

  --------
    The basic and diluted EPS share amounts assume the conversion of Series A, B, C and D preferred stock into common stock at a ratio of one-to-one as of January 31, 1998. Such preferred stock will automatically convert into common stock upon the completion of the Company's initial public offering of its common stock.

 NEW ACCOUNTING PRONOUNCEMENTS

  SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Management believes this will have no impact on the Company's financial position or results of operations.

  SFAS No. 131, Disclosures about Segment Reporting of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. Adoption of this statement will not impact the Company's financial position, results of operations or cash flows and any effect will be limited to the form and content of its disclosures. This statement is effective for fiscal years beginning after December 15, 1997.

 RECLASSIFICATIONS

  Certain prior year amounts have been reclassified to conform with the fiscal year ended January 31, 1998.

                          RESTORATION HARDWARE, INC.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                            FEBRUARY 1, JANUARY 31,    MAY 2
                                               1997        1998        1998
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
   Leasehold improvements.................    $12,456     $34,504     $42,439
   Furniture, fixtures and equipment......      3,495       8,435      11,803
   Equipment under capital leases.........        736         736         736
                                              -------     -------     -------
     Total................................     16,687      43,675      54,978
   Less accumulated depreciation and amor-
    tization..............................     (1,846)     (4,666)     (7,470)
                                              -------     -------     -------
   Property and equipment, net............    $14,841     $39,009     $47,508
                                              =======     =======     =======

(3) LEASES

  The Company leases certain property consisting of retail stores, the corporate offices and distribution center and equipment. Leases expire at various dates through 2013. The retail store, distribution center and corporate office leases generally provide that the Company assume the maintenance and all or a portion of the property tax obligations on the leased property. Most store leases also provide for minimum annual rentals, with provisions for additional rent based on a percentage of sales and for payment of certain expenses.

  The aggregate future minimum rental payments under leases in effect at January 31, 1998 are as follows (in thousands):

                                                     CAPITAL OPERATING
   YEAR ENDING                                       LEASES   LEASES    TOTAL
   -----------                                       ------- --------- --------
    1999...........................................   $ 227  $ 11,378  $ 11,605
    2000...........................................     164    11,740    11,904
    2001...........................................       1    11,789    11,790
    2002...........................................     --     11,583    11,583
    2003...........................................     --     11,429    11,429
    Thereafter through the year 2013...............     --     79,236    79,236
                                                      -----  --------  --------
    Minimum lease commitments......................     392  $137,155  $137,547
                                                             ========  ========
    Less amount representing interest..............     (37)
                                                      -----
    Present value of capital lease obligations.....     355
    Less current portion...........................    (197)
                                                      -----
    Long-term portion..............................   $ 158
                                                      =====

  Minimum and contingent rental expense, which are based upon certain factors such as sales volume, under operating leases, are as follows (in thousands):

                                                      FISCAL YEAR ENDED
                                             -----------------------------------
                                             JANUARY 27, FEBRUARY 1, JANUARY 31,
                                                1996        1997        1998
                                             ----------- ----------- -----------
   Operating leases:
     Minimum rental expense.................   $  920      $2,436      $7,041
     Contingent rental expense..............      153         408         474
                                               ------      ------      ------
       Total................................   $1,073      $2,844      $7,515
                                               ======      ======      ======

                          RESTORATION HARDWARE, INC.

(4) REVOLVING LINE OF CREDIT AND TERM LOAN

  Revolving line of credit and notes payable consist of the following (in thousands):

                                            FEBRUARY 1, JANUARY 31,   MAY 2,
                                               1997        1998        1998
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
   Revolving line of credit................    $ 495      $10,323     $27,789
                                               =====      =======     =======
   Term loan...............................    $ 551      $    --     $ 4,701
   Less current portion of term loan.......     (239)          --      (1,174)
                                               -----      -------     -------
     Total.................................    $ 312      $    --     $ 3,527
                                               =====      =======     =======

  The Company has a revolving line of credit with a commercial bank which allows the Company to borrow up to $50,000,000 through December 1999. Interest on the revolving line of credit is payable monthly at the bank's prime rate (8.5% at January 31, 1998). The line allows for letters of credit of up to $1,500,000. Letters of credit to the extent outstanding reduce available borrowings under the line.

  The line of credit agreement requires compliance with certain financial loan covenants, including capital expenditure limits, minimum net worth and working capital ratios, and earnings coverage ratios. The agreement also prohibits dividend payments and sales of assets, other than inventory in the normal course of business. As of January 31, 1998, the Company was not in compliance with its indebtedness to net worth ratio and for the year ended January 31, 1998, the Company was not in compliance with its maximum capital expenditure and minimum inventory turnover ratio covenants. The Company has received waivers from its bank for each covenant with which it was in non-compliance as of and for the year ended January 31, 1998.

(5) INCOME TAXES

  The provision for income taxes consists of the following (in thousands):

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 27, FEBRUARY 1, JANUARY 31,
                                               1996        1997        1998
                                            ----------- ----------- -----------
   Current payable:
     Federal...............................    $125        $ 610      $1,213
     State.................................      41          125         278
                                               ----        -----      ------
       Total current payable...............     166          735       1,491
                                               ----        -----      ------
   Deferred:
     Federal...............................       8         (139)       (150)
     State.................................       3          (26)        (33)
                                               ----        -----      ------
       Total deferred......................      11         (165)       (183)
                                               ----        -----      ------
   Provision for income taxes..............    $177        $ 570      $1,308
                                               ====        =====      ======

                          RESTORATION HARDWARE, INC.

  The differences between the U.S. federal statutory tax rate and the Company's effective rate are as follows:

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 27, FEBRUARY 1, JANUARY 31,
                                               1996        1997        1998
                                            ----------- ----------- -----------
   U.S. federal statutory tax rate........     34.0%       34.0%       34.0%
   State income taxes (net of U.S. federal
    income tax benefit)...................      6.5         5.5         5.4
   Other..................................      2.4         2.2         3.4
                                               ----        ----        ----
     Effective income tax rate............     42.9%       41.7%       42.8%
                                               ====        ====        ====

  Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                    FISCAL YEAR ENDED
                                           -----------------------------------
                                           JANUARY 27, FEBRUARY 1, JANUARY 31,
                                              1996        1997        1998
                                           ----------- ----------- -----------
   Current deferred tax asset (liability)
     Accrued expenses.....................    $ 29        $ 113      $  103
     State tax benefit....................      14           15          24
     Inventory............................     (90)        (283)       (562)
     Other................................     --           --         (172)
                                              ----        -----      ------
       Net current deferred tax
        liability.........................     (47)        (155)       (607)
                                              ----        -----      ------
   Long-term deferred tax asset
    (liability):
     Deferred lease credits...............     129          323         790
     Fixed assets.........................      49          (16)        (29)
     Other................................     (16)         128         309
                                              ----        -----      ------
       Net long-term deferred tax asset...     162          435       1,070
                                              ----        -----      ------
   Net deferred tax asset.................    $115        $ 280      $  463
                                              ====        =====      ======

(6) STOCKHOLDERS' EQUITY

 PREFERRED STOCK

  The Company had outstanding four series of convertible preferred stock at January 31, 1998. The first series, Series A convertible preferred stock, was issued in June 1994 at a price of $0.66 per share. The Company issued 2,634,415 shares of Series A convertible preferred stock and subsequently redeemed 141,729 of such shares in May 1997. The second series, Series B convertible preferred stock, was issued in January 1996 at a price of $2.38 per share. The Company issued 2,596,825 shares of Series B convertible preferred stock and subsequently redeemed 378,455 of such shares in May 1997. The third series, Series C convertible preferred stock, was issued in October 1996 at a price of $3.53 per share. The Company issued 1,701,658 shares of Series C convertible preferred stock and subsequently redeemed 45,227 of such shares in May 1997. The fourth series, Series D convertible preferred stock was issued in May 1997 at a price of $10.49 per share. The Company issued 2,783,795 shares of such Series D preferred stock.

                          RESTORATION HARDWARE, INC.

  The holders of convertible preferred stock are entitled to receive, if and when declared by the Board of Directors, dividends in cash or other assets provided that the holders of Series D preferred stock receive such dividends in preference to any payment of any dividend on any other capital stock of the Company. All preferred stock dividends are noncumulative.

  Each share of Series A, B, C and D convertible preferred stock is convertible into common stock at the option of the holder at a ratio of one for one. The shares will automatically convert into common stock immediately upon the consummation of the Company's sale of its common stock in an initial public offering that meets certain criteria.

  In the event of any liquidation, dissolution or winding up of the Company, the holders of Series D preferred stock shall be entitled to receive, prior and in preference to any other series of preferred stock (Series A, B and C) and the holders of common stock, an amount equal to the greater of: (i) the original purchase price plus the payment of a 8% dividend compounded annually or (ii) the value such holder would have received if each outstanding share of Series D preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Company. If assets and funds are insufficient to permit full payment of the preference amount of the Series D preferred stock, any assets and funds shall be distributed ratably among the holders of Series D preferred stock.

  At any time after June 10, 1999, if the Series A and B preferred stock have not been converted to common stock, the holders of a majority of the then outstanding Series A and B preferred stock can elect to have the Company redeem all of such shares of preferred stock by paying for each share the redemption price based on the redemption formula. At any time beginning October 11, 2001, if the Series C preferred stock has not been converted to common stock, the holders of a majority of the then outstanding Series C preferred stock can elect to have the Company redeem all of the shares of preferred stock by paying for each share the redemption price based on the redemption formula. The redemption formula is the sum of four times earnings before depreciation, amortization, interest and taxes for the prior twelve-month period plus working capital less long-term debt, divided by the number of shares outstanding, defined as the aggregate number of issued and outstanding shares of common stock, preferred stock and shares issuable upon conversion or exercise of any options and warrants.

  If (a) shares of Series D preferred stock have not been converted to common stock on or before May 9, 2005, or (b) in the event that any other capital stock of the Company is to be redeemed, the Company shall, in the event that the holders of the Series D preferred stock elect to be redeemed, redeem the Series D preferred stock for a redemption price equal to the original purchase price, plus 8% dividend compounded annually, before any redemption payment is made in respect to any other series of preferred stock (Series A, B and C) or the common stock.

 STOCK BASED COMPENSATION PLANS

  On June 10, 1994, the Board of Directors adopted the 1994 Incentive Stock Option Plan ("1994 Plan"). The 1994 Plan authorized the issuance of up to 754,530 shares of common stock in connection with incentive stock option awards granted to key employees of the Company. In January 1996, the Board of Directors approved the 1995 Stock Option Plan ("1995 Plan"), which serves as the successor to the 1994 Plan. The 1995 Plan authorized the Board of Directors to grant options to key employees, directors, and consultants to purchase an aggregate of 1,624,280 shares of common stock, including those that had been previously granted under the 1994 Plan. In 1997, the Board of Directors amended the 1995 Plan to increase the number of shares authorized for issuance by 685,720 shares. The vesting, exercise prices and other terms of the options are fixed by the Board of Directors. Options are granted at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of the fair market value for nonstatutory stock options. These options generally

                          RESTORATION HARDWARE, INC.

expire ten years from the date of grant and vest ratably over a three-year period. The options are generally exercisable upon grant but, if any options are exercised before becoming vested, the holder can not sell or vote the shares until such shares have vested. If the holder leaves the Company before the options are fully vested, the Company has the right to repurchase unvested options at the employee's original exercise price. In the event of an initial public offering, certain outstanding options shall immediately become fully vested.

  A summary of activity under the above option Plans is set forth below:

                                             WEIGHTED
                               NUMBER OF     AVERAGE
                                SHARES    EXERCISE PRICE
                               ---------  --------------
   Outstanding and exercis-
    able at January 28,
    1995.....................    377,265      $ 0.66
     Granted (weighted aver-
      age fair value of
      $0.10).................    376,250        0.66
     Exercised...............         --
     Canceled................         --
                               ---------
   Outstanding and exercis-
    able at January 27,
    1996.....................    753,515        0.66
     Granted (weighted aver-
      age fair value of
      $0.24).................    483,735        1.55
     Exercised...............         --
     Canceled................    (31,640)       1.43
                               ---------
   Outstanding and exercis-
    able, February 1, 1997...  1,205,610        1.00
     Granted (weighted aver-
      age fair value of
      $1.95).................    489,104       10.55
     Exercised...............         --
     Canceled................    (55,965)       3.51
                               ---------
   Outstanding and exercis-
    able, January 31, 1998...  1,638,749        3.76
                               =========
   Vested at January 31,
    1998.....................    742,518        0.80
                               =========
   Available for future grant
    at January 31, 1998......    671,251
                               =========

  Additional information regarding options outstanding as of January 31, 1998 is as follows:

                                     OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                              --------------------------------- --------------------
                                            WEIGHTED
                                            AVERAGE    WEIGHTED             WEIGHTED
                                           REMAINING   AVERAGE              AVERAGE
                                NUMBER    CONTRACTUAL  EXERCISE   NUMBER    EXERCISE
   RANGE OF EXERCISE PRICES   OUTSTANDING LIFE (YEARS)  PRICE   EXERCISABLE  PRICE
   ------------------------   ----------- ------------ -------- ----------- --------
   $ 0.66..................      753,515      7.0       $ 0.66     753,515   $ 0.66
     1.43..................      344,330      8.5         1.43     344,330     1.43
     2.12..................       63,105      8.8         2.12      63,105     2.12
    10.49-11.54............      477,799      9.6        10.55     477,799    10.49
                               ---------      ---       ------   ---------   ------
   $ 0.66-$11.54...........    1,638,749      8.2       $ 3.76   1,638,749   $ 3.75
                               =========      ===       ======   =========   ======

 ADDITIONAL STOCK PLAN INFORMATION

  As discussed in Note 1, the Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25 ("APB 25"), Accounting for Stock Issued to Employees and its related interpretations. As all stock based awards have been granted at their then fair market value, no compensation expense has been recognized in the financial statements for employee stock arrangements.

                          RESTORATION HARDWARE, INC.

  Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), requires the disclosure of pro forma net income had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely traded, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 54 months; stock volatility considered to be 0% since the Company is a private company; risk free interest rates, 5.7%, 5.7% and 7.0% in 1996, 1997 and 1998; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the awards had been amortized to expense over the vesting period of the awards, pro forma net income and per share amounts would have been as follows (dollars in thousands):

                                                    FISCAL YEAR ENDED
                                           -----------------------------------
                                           JANUARY 27, FEBRUARY 1, JANUARY 31,
                                              1996        1997        1998
                                           ----------- ----------- -----------
Pro forma net income......................    $ 234       $ 779     $  1,655
Pro forma net income (loss) per share
 available to common stockholders.........    $ 234       $ 611     $ (5,378)
Pro forma net income (loss) per share:
 Basic....................................    $0.05       $0.12     $  (1.23)
 Diluted..................................    $0.03       $0.06     $  (1.23)

However, the impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculation.

  In June 1994, the Company issued 131,705 warrants to purchase shares of common stock at $0.90 per share. The warrants were issued in connection with a stockholder agreement and management believes such warrants were issued at fair market value on the date of grant. The warrants were immediately exercisable and expire on June 10, 2000. At January 31, 1998, 127,036 of the warrants were outstanding.

  In May 1997, the Company issued 27,734 warrants at $12.59 per share in connection with the Series D preferred stock. The warrants, which management believes were issued at fair market value at the date of grant, were immediately exercisable and expire on May 16, 2002.

  In April 1998, the Board of Directors adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is designed to allow eligible employees, based on specified length of service requirements, of the Company and participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan. A reserve of 475,000 shares of common stock has been established for this purpose. Individuals who are eligible employees may enter the Purchase Plan twice yearly and payroll deductions may not exceed 15% of total cash earnings. The purchase price per share will equal 85% of the lower of (i) the fair market value of the common stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. The Board may at any time alter, suspend or discontinue the Purchase Plan. However, certain amendments to the Purchase Plan may require stockholder approval.

                          RESTORATION HARDWARE, INC.

(7) EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) plan for its employees who meet certain service and age requirements. Participants may contribute up to 15% of their salaries to a maximum of $10,000 and qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code. In November 1997, the Company began matching 10% of the employees' contributions up to a maximum of 4% of their base salary. The Company contributed $3,700.

(8) RELATED PARTY TRANSACTIONS

  The Company leases a store from the chief executive officer and a partnership of which the chief executive officer is a partner. For the fiscal years ended February 1, 1997 and January 31, 1998, rents of $33,700 and $33,600 were paid to the chief executive officer and the partnership, respectively.

  A Loan Agreement was entered into between the Company's Chief Executive Officer, Stephen Gordon, and his spouse ("Borrowers") and the Company in February 1997 for $1,100,000 bearing an interest rate of six percent per annum. The Borrowers pledged to the Company 20,697 shares of common stock of the Company as collateral for any amounts funded under the agreement. The loan was repaid in full in May 16, 1997, including $7,348 in interest. Other unsecured loans, bearing interest at various rates, totaling $56,850 were funded at various dates prior to 1997 and were repaid in full, including $1,144 in interest, in May 1997.

(9) COMMITMENTS AND CONTINGENCIES

  The Company is a party to various legal claims, actions and complaints. Although the ultimate resolution of legal proceedings cannot be predicted with certainty, management believes that disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

(10) SUBSEQUENT EVENTS

  On March 20, 1998, the Company acquired 100% of the outstanding stock of The Michaels Furniture Company, Inc. ("Michaels"), a privately owned manufacturer of wood furniture, from its sole shareholder. The Michaels acquisition will be accounted for under the purchase method of accounting and all acquired assets and liabilities will be recorded at their estimated fair market values. Payment for the Michaels' stock consisted of an initial cash payment of $5 million at March 20, 1998, date of close. The Company will also pay cash contingent consideration for the stock equal to 35% of Michaels' earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ending January 30, 1999 and 25% of Michaels' EBITDA for years ending January 29, 2000 and January 27, 2001. Additionally, the Company will transfer to the former sole shareholder of Michaels 3.3% of Michaels' common stock in the fiscal years ending January 30, 1999 and January 29, 2000 and 3.4% in the fiscal year ending January 27, 2001 if Michaels' EBITDA exceeds certain agreed-upon amounts in each of those years. Michael Vermillion, the sole owner of Michaels, remained the President of Michaels.

  The total estimated purchase price to be recorded by Restoration Hardware is approximately $5.4 million and consists of the $5 million initial purchase price paid for Michaels shares acquired and approximately $400,000 in transaction costs directly related to the acquisition.

  The purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values in accordance with the purchase method of accounting for business combinations.

                          RESTORATION HARDWARE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


  Pro forma unaudited results of operations for the year ended January 31, 1998 as if the acquisition had occurred on February 2, 1997 and based upon a preliminary allocation of the purchase price are as follows (in thousands):

                                                                   YEAR ENDED
                                                                JANUARY 31, 1998
                                                                ----------------
                                                                  (UNAUDITED)
Pro forma sales................................................     $114,045
Pro forma income before income taxes...........................        3,162
Pro forma net income...........................................        1,846

  In May 1998, the Board of Directors of the Company effected a seven-for-one stock split of the Company's common stock. All share and per share data in the accompanying financial statements have been retroactively adjusted to reflect the split.

  On May 27, 1998, the Company reincorporated in the state of Delaware.

(11) RESTATEMENT OF FINANCIAL STATEMENTS

  Subsequent to the issuance of the Company's consolidated financial statements as of and for the fiscal year ended January 31, 1998, the Company determined that the carrying value of the outstanding redeemable preferred stock should have been increased by periodic accretions so that the carrying amount would equal the mandatory redemption amount at the mandatory redemption date. As a result, the financial statements for the fiscal years ended February 1, 1997, and January 31, 1998 and the three months ended May 3, 1997 (unaudited) and May 2, 1998 (unaudited) have been restated from the amounts previously reported as follows (in thousands, except per share amounts):

                           FEBRUARY 1, 1997    JANUARY 31, 1998        MAY 3, 1997         MAY 2, 1998
                          ------------------- -------------------  ------------------- -------------------
                              AS                  AS                   AS                  AS
                          PREVIOUSLY    AS    PREVIOUSLY    AS     PREVIOUSLY    AS    PREVIOUSLY    AS
                           REPORTED  RESTATED  REPORTED  RESTATED   REPORTED  RESTATED  REPORTED  RESTATED
                          ---------- -------- ---------- --------  ---------- -------- ---------- --------
AS OF:
------
Redeemable preferred
 stock:
 Series A...............    $1,665    $1,833    $1,571   $ 2,343                        $ 1,571   $ 2,722
 Series B...............     6,072     6,072     5,172     5,172                          5,172     5,172
 Series C...............     5,951     5,951     5,792     5,792                          5,792     5,792
 Series D...............                        28,075    29,726                         28,075    30,346
 Total redeemable
  preferred stock.......    13,688    13,856    40,610    43,033                         40,610    44,032
Stockholders equity:
 Common stock...........       679       679       541       541                            544       544
 Retained earnings......       994       826    (9,866)  (12,289)                       (10,612)  (14,034)
 Total stockholders'
  equity................     1,673     1,505    (9,325)  (11,748)                       (10,068)  (13,490)
FOR THE PERIOD ENDED:
---------------------
Redeemable preferred
 stock repurchases in
 excess of carrying
 value..................       --        --      4,778     4,765        --        --        --        --
Accretion of mandatorily
 redeemable preferred
 stock..................       --        168       --      2,268        --        138       --        999
Income (loss) available
 to common stockhold-
 ers....................       796       628    (3,030)   (5,285)      (542)     (680)     (746)   (1,745)
Earnings (loss) per
 share:
 Basic..................    $ 0.16    $ 0.13    $(0.69)  $ (1.20)    $(0.11)   $(0.14)  $ (0.18)  $ (0.42)
                            ------    ------    ------   -------     ------    ------   -------   -------
 Diluted................    $ 0.07    $ 0.06    $(0.69)  $ (1.20)    $(0.11)   $(0.14)  $ (0.16)  $ (0.42)
                            ------    ------    ------   -------     ------    ------   -------   -------

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Michael's Concepts In Wood, Inc.
Sacramento, California

  We have audited the accompanying balance sheet of Michael's Concepts In Wood, Inc. ("Michaels") as of January 31, 1998, and the related statements of operations, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Michaels' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Michael's Concepts In Wood, Inc. as of January 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

San Francisco, California

April 16, 1998

                        MICHAEL'S CONCEPTS IN WOOD, INC.

                                 BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                               JANUARY 31, 1998
                                                               ----------------
                             ASSETS
Current assets:
  Cash and cash equivalents...................................      $   --
  Accounts receivable.........................................       2,741
  Inventories.................................................       1,908
  Advance to shareholder......................................         495
  Prepaid expense and other...................................          82
                                                                    ------
    Total current assets......................................       5,226
Property and equipment, net...................................       1,487
Other assets..................................................          35
                                                                    ------
    Total assets..............................................      $6,748
                                                                    ======
             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable............................................      $2,273
  Accrued expenses............................................         500
  Current portion of notes payable............................       1,435
  Current portion of capital lease obligations................          83
  Income taxes payable........................................         298
                                                                    ------
    Total current liabilities.................................       4,589
Notes payable.................................................         163
Capital lease obligations.....................................         533
                                                                    ------
    Total liabilities.........................................       5,285
                                                                    ------
Shareholder's equity:
  Common stock--no par value, 1,000 shares authorized, issued
   and outstanding............................................          10
  Additional paid-in-capital..................................          80
  Retained earnings...........................................       1,373
                                                                    ------
    Total shareholder's equity................................       1,463
                                                                    ------
    Total liabilities and shareholder's equity................      $6,748
                                                                    ======

   The accompanying notes are an integral part of these financial statements.

                        MICHAEL'S CONCEPTS IN WOOD, INC.

                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               FISCAL YEAR ENDED
                                                               JANUARY 31, 1998
                                                               -----------------
Net sales.....................................................      $21,529
Cost of goods sold............................................       16,113
                                                                    -------
  Gross profit................................................        5,416
Selling, general and administrative expenses..................        4,439
                                                                    -------
  Income from operations......................................          977
Interest expense..............................................         (232)
                                                                    -------
  Income before income taxes..................................          745
Provision for income taxes....................................          264
                                                                    -------
  Net income..................................................      $   481
                                                                    =======




   The accompanying notes are an integral part of these financial statements.

                        MICHAEL'S CONCEPTS IN WOOD, INC.

                       STATEMENT OF SHAREHOLDER'S EQUITY
                      (DOLLARS IN THOUSANDS EXCEPT SHARES)

                                COMMON STOCK  ADDITIONAL              TOTAL
                                -------------  PAID-IN-  RETAINED SHAREHOLDER'S
                                SHARES AMOUNT  CAPITAL   EARNINGS    EQUITY
                                ------ ------ ---------- -------- -------------
BALANCE AT FEBRUARY 1, 1997.... 1,000   $10      $80      $  892     $  982
Net income.....................                              481        481
                                -----   ---      ---      ------     ------
BALANCE AT JANUARY 31, 1998.... 1,000   $10      $80      $1,373     $1,463
                                =====   ===      ===      ======     ======



   The accompanying notes are an integral part of these financial statements.

                        MICHAEL'S CONCEPTS IN WOOD, INC.

                            STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                    FISCAL YEAR
                                                                       ENDED
                                                                    JANUARY 31,
                                                                       1998
                                                                    -----------
Cash flows from operating activities:
 Net Income........................................................    $481
 Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization....................................     298
  Deferred income taxes............................................     (64)
  Change in assets and liabilities:
   Accounts receivable.............................................    (801)
   Inventories.....................................................    (565)
   Advance to shareholder..........................................    (362)
   Prepaid expenses and other assets...............................     (33)
   Accounts payable and accrued expenses...........................     944
                                                                       ----
    Net cash used in operating activities..........................    (102)
                                                                       ----
Cash flows from investing activities:
 Capital expenditures..............................................    (370)
                                                                       ----
Cash flows from financing activities:
 Borrowings on revolving line of credit, net.......................     559
 Principal payments under capital lease obligations................     (73)
 Borrowings under term loans.......................................      36
 Payments under vehicle loans......................................     (50)
                                                                       ----
    Net cash provided by financing activities......................     472
                                                                       ----
Net increase (decrease) in cash and equivalents....................      --
Cash and cash equivalents:
 Beginning of period...............................................      --
                                                                       ----
 End of period.....................................................    $ --
                                                                       ====
Additional cash flow information:
 Cash paid during the year for interest............................    $232
                                                                       ====
 Cash paid during the year for taxes...............................    $ --
                                                                       ====

   The accompanying notes are an integral part of these financial statements.

                       MICHAEL'S CONCEPTS IN WOOD, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 NATURE OF BUSINESS

  Michael's Concepts In Wood, Inc., a California corporation ("Michaels") manufactures wood furniture. Michaels' fiscal year ends on the Saturday closest to January 31.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 CASH AND CASH EQUIVALENTS

  Cash equivalents are highly liquid, fixed income instruments purchased with original maturities of three months or less.

 INVENTORY

  Inventory is stated at the lower of cost (first-in, first out) or market. Costs include certain buying and distribution costs related to the procurement and processing of inventory.

 PROPERTY AND EQUIPMENT

  Furniture, fixtures and equipment are stated at cost and depreciated using the straight-line and declining balance methods over their estimated useful lives, generally five to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the related lease terms or useful lives.

 TAXES ON INCOME

  Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Michaels' financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than changes in the tax law.

 ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying values of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, notes payable and capital lease obligations approximate their estimated fair values.

 LONG-LIVED ASSETS

  Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Based on Michaels' review as of January 31, 1998, no adjustments were recognized to the carrying value of such assets.

                       MICHAEL'S CONCEPTS IN WOOD, INC.

 REVENUE RECOGNITION

  The Company recognizes revenue at the time of shipment, as the effect of returns are not significant to the Company's operating results.

 IMPACT OF NEW ACCOUNTING STANDARDS

  SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In addition, this statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from the retained earnings and additional paid in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. Management believes this will have no impact on Michaels' financial position or results of operations.

  SFAS No. 131, "Disclosures about Segment Reporting of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. Adoption of this statement will not impact Michaels' consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. This statement is effective for fiscal years beginning after December 15, 1997.

(2) INVENTORIES

  Inventories consist of the following at January 31, 1998 (in thousands):

   Raw materials......................................................... $  836
   Work in progress......................................................    815
   Finished goods........................................................    257
                                                                          ------
                                                                          $1,908
                                                                          ======

(3) PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at January 31, 1998 (in thousands):

   Machinery........................................................... $ 1,653
   Leasehold improvements..............................................     588
   Equipment, furniture and fixtures...................................     175
   Machinery under capital leases......................................     711
   Vehicles............................................................      31
                                                                        -------
     Total.............................................................   3,158
   Less accumulated depreciation.......................................  (1,671)
                                                                        -------
     Property and equipment, net....................................... $ 1,487
                                                                        =======

                       MICHAEL'S CONCEPTS IN WOOD, INC.

(4) LEASES

  Michaels leases its manufacturing facility which includes its corporate offices and certain manufacturing equipment. The manufacturing facility and corporate office lease provides for Michaels to assume the maintenance of and all of the property tax obligations on the leased property.

  The minimum rental payments required under capital leases (with interest rates ranging from 13.0% to 13.9%) and noncancellable operating leases with an initial lease term in excess of one year at January 31, 1998, are as follows:

   YEAR ENDING                                        CAPITAL OPERATING
   JANUARY 31,                                        LEASES   LEASES    TOTAL
   -----------                                        ------- --------- -------
                                                       (IN THOUSANDS)
    1999.............................................  $154    $  647   $   801
    2000.............................................   154       509       663
    2001.............................................   154       501       655
    2002.............................................   145       496       641
    2003.............................................   136       493       629
    Thereafter.......................................   115     7,134     7,249
                                                       ----    ------   -------
    Minimum lease commitments........................   858    $9,780   $10,638
                                                               ======   =======
    Less amount representing interest................   242
                                                       ----
    Present value of capital lease obligations.......   616
    Less current portion.............................    83
                                                       ----
    Long-term portion................................  $533
                                                       ====

  For the year ended January 31, 1998, minimum rental expense under operating leases was approximately $627,000. The net book value for machinery under capital leases was $617,000 as of January 31, 1998.

(5) INCOME TAXES

  The provision for income taxes consists of the following (in thousands):

                                                          CURRENT DEFERRED TOTAL
                                                          ------- -------- -----
   Federal...............................................  $296     $(53)  $243
   State.................................................    32      (11)    21
                                                           ----     ----   ----
   Provision for income taxes............................  $328     $(64)  $264
                                                           ====     ====   ====

  The differences between the U.S. federal statutory tax rate and Michaels' effective rate are as follows:

   U.S. federal statutory tax rate........................................ 34.0%
   State income taxes (net of U.S. federal income tax benefit)............  6.7
   Manufacturers investment tax credit.................................... (5.6)
   Other..................................................................  0.3
                                                                           ----
     Effective income tax rate............................................ 35.4%
                                                                           ====

                       MICHAEL'S CONCEPTS IN WOOD, INC.

  Significant components of Michaels' deferred tax assets and liabilities at January 31, 1998 (in thousands) are as follows:

   Long-term deferred tax asset (liability):
     Fixed assets........................................................ $(34)
     State tax...........................................................   10
     Vacation accrual....................................................   29
                                                                          ----
       Net deferred tax asset............................................ $  5
                                                                          ====

(6) NOTES PAYABLE

  The following loans are outstanding (in thousands):

   $2,500,000 revolving line of credit, principal due on April 30, 1998.
    Interest at Bank's base loan rate plus 0.75% per annum, currently at
    9.25%, payable monthly, secured by all assets of Michaels...........  $1,236
   Equipment purchase line of credit, due April 30, 1998. Interest payable at Bank's base loan rate, plus 1.25% per annum, currently
    9.75%, secured by all assets of Michaels............................     109
   Term loan. Monthly principal payments of $6,667, plus interest at
    Bank's base loan rate plus 1.5% per annum, currently at 10.0%, secured by all assets of Michaels. Remaining principal due at
    maturity on November 1, 2000 .......................................     227
   Vehicle loan. Monthly payments of $565, including interest at 8.56%
    per annum, secured by vehicle.......................................      17
   Machinery loan. Monthly payments of $408 including interest at 11.5%
    per annum, secured by machinery.....................................       9
                                                                          ------
     Total notes payable................................................   1,598
     Less: current portion..............................................   1,435
                                                                          ------
     Total long-term notes payable......................................  $  163
                                                                          ======

  The revolving line of credit agreement, equipment purchase line of credit agreement and term loan agreement require compliance with certain financial loan covenants, including net worth, debt to net worth ratio, current ratio, debt service coverage ratio, minimum net income, and capital expenditure limits. The agreements also prohibit Michaels from making dividend payments or loans. As of January 31, 1998, Michaels was not in compliance with its debt to net worth ratio and current ratio covenants. For the year ended January 31, 1998, Michaels was not in compliance with its maximum capital expenditures covenants. Michaels has received waivers from its bank through April 29, 1998 for each covenant with which it was in non-compliance as of and for the year ended January 31, 1998.

  Principal payments on notes payable at January 31, 1998 are due as follows (in thousands):

            FISCAL YEAR
            -----------
             1999................................. $1,435
             2000.................................     91
             2001.................................     72
                                                   ------
                                                   $1,598
             Total................................
                                                   ======

                       MICHAEL'S CONCEPTS IN WOOD, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


(7) RELATED PARTY TRANSACTIONS

  Michaels leases its manufacturing and warehousing facilities from the sole officer and shareholder of Michaels. Rent expense for such leases was $362,000 for the year ended January 31, 1998.

  Substantially all assets of Michaels were pledged as collateral for personal debt of the sole shareholder of Michaels (see note 8 Subsequent Event).

(8) SUBSEQUENT EVENT

  On March 20, 1998, 100% of Michaels' outstanding stock was purchased by Restoration Hardware, Inc. ("Restoration"), a specialty retailer of home furnishings, decorative accessories and hardware, and the largest customer of Michaels. Sales to Restoration Hardware represented $5,356,000, or 25%, of total sales for the year ended January 31, 1998.

  As a result of this transaction, the former owner will become the President of Michaels. Additionally, the former owner was required to pay off his Advance to Shareholder note and to remove all Michaels assets as collateral on his personal debt. Michaels continues to lease the facilities and certain equipment from the former owner. The lease terms are at current fair market rents and the lease rate will remain constant through the ten year term of the lease.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                     NUMBER OF
                                                                     SHARES OF
                             UNDERWRITER                            COMMON STOCK
                             -----------                            ------------
   Goldman, Sachs & Co.............................................
   BancAmerica Robertson Stephens..................................
   NationsBanc Montgomery Securities LLC...........................
   Piper Jaffray Inc...............................................
                                                                     ---------
       Total.......................................................  3,330,000
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $    per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $     per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  Certain stockholders of the Company have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 499,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,330,000 shares of Common Stock offered.

  The Company, the Selling Stockholders, the Company's directors and officers and certain other holders of the Company's outstanding Common Stock as of the date hereof have agreed with the Underwriters that, subject to certain exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company that are substantially similar to the shares of the Common Stock or which are convertible into or exchangeable for securities that are substantially similar to the shares of the Common Stock without the prior written consent of the Underwriters.

  The Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

  Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price will be negotiated among the Company and the Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Underwriters may reserve, for sale at the initial public offering price, up to approximately 300,000 shares of Common Stock which may be sold to directors, employees and persons having business relationships with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares of Common Stock not so purchased will be offered by the Underwriters on the same basis as the other shares of Common Stock offered in the Offering.

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "RSTO".

  In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company and the Selling Stockholders in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Common Stock sold in the Offering may be reclaimed by the Underwriters if such securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  Two affiliates of BancAmerica Robertson Stephens, in the aggregate, beneficially own 4.8% of the Company's Common Stock outstanding on a fully diluted basis.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Dilution.................................................................  15
Capitalization...........................................................  16
Selected Consolidated Financial Data.....................................  17
Pro Forma Combined Condensed Financial Information.......................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  27
Management...............................................................  38
Certain Transactions.....................................................  51
Principal and Selling Stockholders.......................................  54
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  60
Validity of the Issuance of the Common Stock.............................  61
Experts..................................................................  61
Additional Information...................................................  61
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

                                ---------------

 THROUGH AND INCLUDING     , 1998 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,330,000 SHARES

                         [LOGO OF RESTORATION HARDWARE]

                                  COMMON STOCK
                               ($.0001 PAR VALUE)

                                ---------------

                                   PROSPECTUS

                                ---------------

                              GOLDMAN, SACHS & CO.

                         BANCAMERICA ROBERTSON STEPHENS

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                               PIPER JAFFRAY INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the offer and sale of the Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market entry and application fee.

Registration fee.................................................... $   20,355
NASD filing fee.....................................................      7,400
Blue Sky fees and expenses (including legal fees)...................     10,000
Nasdaq National Market entry and application fee....................     95,000
Accounting fees and expenses........................................    400,000
Other legal fees and expenses.......................................    350,000
Transfer agent and registrar fee....................................     35,000
Printing and engraving..............................................    175,000
Miscellaneous.......................................................    207,245
                                                                     ----------
  Total............................................................. $1,300,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnity Agreements with its officers and directors, a form of which is attached as
Exhibit 10.4 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains directors and officers liabilities insurance. Reference is made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since April 1, 1995, the Company has issued and sold the following securities:

  1. On October 29, 1995, the Company issued and sold 35,000 shares of its Common Stock at an aggregate purchase price of $23,250 to Thomas Low.

  2. On January 19, 1996 and January 26, 1996, the Company offered, issued and sold an aggregate of 2,596,825 shares of its Series B Preferred Stock at an aggregate purchase price of $6,175,250 to 32 investors, all of whom the Company believes were "accredited investors".

  3. On October 18, 1996, the Company offered, issued and sold an aggregate of 1,701,658 shares of its Series C Preferred Stock at an aggregate purchase price of $5,999,560 to 37 investors, all of whom the Company believes were "accredited investors".

  4. On May 16, 1997, the Company issued and sold an aggregate of 2,783,795 shares of its Series D Preferred Stock at an aggregate purchase price of $29,200,021 to 11 investors, all of whom the Company believes were "accredited investors". Montgomery Securities, the predecessor entity of NationsBanc Montgomery Securities LLC, acted as the placement agent for this transaction and received customary fees for its services.

  5. On May 16, 1997, the Company issued warrants to purchase 27,734 shares of its Series D Preferred Stock, at an exercise price of $12.59 per share, to Montgomery Securities.

  6. On May 30, 1997, the Company issued 4,669 shares of Common Stock upon the exercise of certain warrants, at an aggregate exercise price of $4,188, to two investors.

  7. On February 23, 1998, the Company issued 2,338 shares of Common Stock to an employee at an aggregate purchase price of $3,340 pursuant to an exercise of options under the Company's 1995 Stock Option Plan.

  The issuances described in paragraphs 1, 2, 3 and 6 were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. No placement agent was utilized in connection with these sales. The issuances described in paragraphs 4 and 5 were deemed exempt from registration under the Securities Act in reliance on Regulation D of the Securities Act. The issuance described in paragraph 7 was deemed exempt from registration under the Securities Act in reliance upon rule 701 promulgated under the Securities Act. In addition, the recipients of the securities in each transaction listed in paragraphs 1 through 8 represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    *1.1 Form of Underwriting Agreement
    *3.1 Second Amended and Restated Certificate of Incorporation
    *3.2 Bylaws, as amended to date
    *4.1 Reference is made to Exhibit 3.1
    *4.2 Reference is made to Exhibit 3.2
    *4.3 Specimen Common Stock Certificate
    *5.1 Opinion of Brobeck, Phleger & Harrison LLP
   *10.1 Form of 1995 Stock Option Plan
   *10.2 Form of 1998 Stock Incentive Plan
   *10.3 Form of 1998 Employee Stock Purchase Plan
   *10.4 Form of Indemnity Agreement for Officers and Directors
   *10.5 Restated Investors Rights Agreement dated May 16, 1997 among the
          Company, the founders and Common Stock Warrantholders, Series D
          Warrantholders and Common Stock holders and Investors.
   *10.6 Stock Purchase Agreement dated March 20, 1998 between the Company and
          Michael Vermillion.

   *10.7  Supply Agreement dated March 20, 1998 between the Company, Michaels
           Concepts in Wood, Inc. and Michael Vermillion.
   *10.8  Lease Agreement dated May 4, 1994 between the Company and Stephen and
           Christine Gordon.
   *10.9  Commercial Lease and Deposit Receipt dated October 18, 1994 and
           Addendums dated October 20, 1994 and November 21, 1994 between the
           Company and H. Koch and Sons.
   *10.10 Office Lease dated February 21, 1997 between the Company and Paradise
           Point Partners.
   *10.11 Standard Industrial/Commercial Multi-Tenant Lease dated May 12, 1997 between the Company and Mortimer B. Zuckerman.
   *10.12 Fourth Amended and Restated Loan and Security Agreement dated April,
           1998
   *21.1  Subsidiaries of the Registrant
    23.1  Consent of Deloitte & Touche LLP
   *23.2  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
   *24.1  Power of Attorney (included on signature page)
   *27.1  Financial Data Schedule

--------
*Previously filed.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON JUNE 15, 1998.

                                          Restoration Hardware, Inc.

                                                    /s/ Stephen Gordon
                                          By: _________________________________
                                              STEPHEN GORDON CHAIRMAN OF THE
                                                BOARD, PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE FOLLOWING CAPACITIES.


              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
         /s/ Stephen Gordon            Chairman of the          June 15, 1998
-------------------------------------   Board, President
           STEPHEN GORDON               and Chief Executive
                                        Officer (Principal
                                        Executive Officer)

                  *                    Director, Executive      June 15, 1998
-------------------------------------   Vice President and
         THOMAS CHRISTOPHER             Chief Operating
                                        Officer

                  *                    Chief Financial          June 15, 1998
-------------------------------------   Officer, Senior
             THOMAS LOW                 Vice President and
                                        Secretary
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                  *                    Director                 June 15, 1998
-------------------------------------
             ROBERT CAMP

                  *                    Director                 June 15, 1998
-------------------------------------
           RAYMOND HEMMIG



              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
                  *                     Director                June 15, 1998
-------------------------------------
           MICHAEL LAZARUS

                  *                     Director                June 15, 1998
-------------------------------------
           MARSHALL PAYNE

                  *                     Director                June 15, 1998
-------------------------------------
             DAMON BALL

                  *                     Director                June 15, 1998
-------------------------------------
           DAVID FERGUSON


*Pursuant to Power of Attorney previously filed with the Commission.

          /s/ Stephen Gordon            Attorney-in-Fact
-------------------------------------

                                 EXHIBIT INDEX

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    *1.1  Form of Underwriting Agreement
    *3.1  Amended and Restated Certificate of Incorporation
    *3.2  Bylaws, as amended to date
    *4.1  Reference is made to Exhibit 3.1
    *4.2  Reference is made to Exhibit 3.2
    *4.3  Specimen Common Stock Certificate
    *5.1  Opinion of Brobeck, Phleger & Harrison LLP
   *10.1  Form of 1995 Stock Option Plan
   *10.2  Form of 1998 Stock Incentive Plan
   *10.3  Form of 1998 Employee Stock Purchase Plan
   *10.4  Form of Indemnity Agreement for Officers and Directors
   *10.5  Restated Investors Rights Agreement dated May 16, 1997 among the
           Company, the founders and Common Stock Warrantholders, Series D
           Warrantholders and Common Stock holders and Investors.
   *10.6  Stock Purchase Agreement dated March 20, 1998 between the Company and
           Michael Vermillion.
   *10.7  Supply Agreement dated March 20, 1998 between the Company, Michaels
           Concepts in Wood, Inc. and Michael Vermillion.
   *10.8  Lease Agreement dated May 4, 1994 between the Company and Stephen and
           Christine Gordon.
   *10.9  Commercial Lease and Deposit Receipt dated October 18, 1994 and
           Addendums dated October 20, 1994 and November 21, 1994 between the
           Company and H. Koch and Sons.
   *10.10 Office Lease dated February 21, 1997 between the Company and Paradise
           Point Partners.
   *10.11 Standard Industrial/Commercial Multi-Tenant Lease dated May 12, 1997 between the Company and Mortimer B. Zuckerman.
   *10.12 Fourth Amended and Restated Loan and Security Agreement dated April,
           1998
   *21.1  Subsidiaries of the Registrant
    23.1  Consent of Deloitte & Touche LLP
   *23.2  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
   *24.1  Power of Attorney (included on signature page)
   *27.1  Financial Data Schedule

--------
*Previously filed.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.